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As filed with the Securities and Exchange Commission on September 19, 2011

Registration No. 333-173555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUCID, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	3841 (Primary standard industrial classification code number)	16-1406957 (I.R.S. Employer Identification Number)

2320 Brighton Henrietta Town Line Road
Rochester, New York, 14623
(585) 239-9800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jay M. Eastman, Ph.D.
Chief Executive Officer
Lucid, Inc.
2320 Brighton Henrietta Town Line Road
Rochester, New York, 14623
(585) 239-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Willett Harris Beach PLLC 99 Garnsey Road Pittsford, New York 14534 (585) 419-8646 (phone) (585) 419-8818 (facsimile)	Steven Skolnick Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500 (phone) (973) 597-2477 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, par value $0.01 per share	$23,287,500	$3,337.88

(1)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933; includes shares which may be offered and sold by selling shareholders; includes shares which may be offered and sold upon exercise of the underwriters' over-allotment option, which covers 15% of the up to $20.25 million aggregate offering price of shares sold in this offering.

(2)
Registration Fee was previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2011

PROSPECTUS

2,700,000 Shares

Lucid, Inc.

Common Stock

        This is the initial public offering of 2,700,000 shares of common stock of Lucid, Inc.

        We are offering 2,559,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 141,000 shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        We expect the public offering price to be between $5.50 and $7.50 per share. There presently is no public market for our securities. We have applied to list our common stock on the Nasdaq Capital Market under the symbol "LUCD." We plan to effect a 1.5 to 1 reverse stock split prior to the date of this prospectus. All share and per share information relating to our common stock in this prospectus has been adjusted to reflect the planned 1.5 to 1 reverse stock split which will become effective prior to the date of this prospectus.

        Investing in our common stock is highly speculative and involves a high degree of risk. See "Risk Factors" beginning on page 15.

	Per Share		Total
Public offering price	$	•	$	•
Underwriting discounts and commissions(1)	$	•	$	•
Proceeds, before expenses, to Lucid, Inc.	$	•	$	•
Proceeds, before expenses, to the selling stockholders	$	•	$	•

(1)
Does not include a corporate finance fee in the amount of 2.5% of the gross proceeds of the offering or $    •    per share, payable to the representative of the underwriters. See "Underwriting" for a description of the compensation to be received by the underwriters.

        The underwriters have the option to purchase up to an additional 405,000 shares from us at the public offering price less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any.

        The underwriters expect to deliver the shares on or about    •    , 2011.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Ladenburg Thalmann & Co. Inc.	Maxim Group LLC

The date of this prospectus is    •    , 2011

        You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

        For investors outside the U.S.: Neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

        We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable. While we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports in this prospectus.

Prospectus Summary

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before buying shares of our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. Unless otherwise stated or the context otherwise requires, (i) references in this prospectus to "Lucid," "we," "us," "our" and similar references refer to Lucid, Inc., and (ii) the information in this prospectus assumes no exercise of the underwriters' over-allotment option. All share and per share information relating to our common stock in this prospectus has been adjusted to reflect the planned 1.5 to 1 reverse stock split which will become effective prior to the date of this prospectus.

Our Business

        We are a medical device and information technology company that designs, manufactures and sells non-invasive imaging devices, known as the VivaScope® 1500 and VivaScope® 3000 confocal imagers. We designed these imaging devices to assist physicians in the early detection and diagnosis of melanoma, basal cell carcinoma, and squamous cell carcinoma, thereby frequently eliminating biopsies of benign lesions. VivaScopes use a non-invasive technique to produce high-resolution cellular images of a skin lesion (i.e. a "virtual biopsy") for subsequent diagnostic review by pathologists. These devices have received FDA 510(k) clearance as the VivaScope System.

        We have sold over 300 VivaScopes worldwide to academic medical centers and research customers using both direct and international distribution channels. Many of our VivaScopes are now used in academic medical centers in the U.S., Europe and Australia for evaluation of lesions suspicious for skin cancer. We believe these sales have begun to establish the brands "Lucid" and "VivaScope" in the dermatology community.

        VivaNet® is our telepathology server that transfers virtual biopsy images typically from a dermatologist's office to a pathologist for near real-time diagnosis and reporting. In addition, VivaNet stores the virtual biopsy images and the pathology report as a part of the patient's permanent medical record. VivaNet is registered with the FDA as a Class I medical image storage device. Although we have not yet derived revenue from our VivaNet Solution, our sales of VivaScope products and accessories ($2.3 million in 2010) to academic medical centers have provided us with relevant experience in the skin cancer diagnostic market.

        The primary components of our VivaNet Solution™ comprise:

  •
  The VivaScope System—which includes either an arm-mounted VivaScope 1500 imaging head or a hand-held VivaScope 3000 imaging head, or both—that uses a low power laser to clearly visualize thin layers of individual cells in the skin, without the need for an invasive biopsy; and

  •
  The VivaNet server that seamlessly transfers, stores, and retrieves VivaScope virtual biopsy images for use by dermatologists and pathologists; and

  •
  The VivaNet workstation that displays virtual biopsy images for interpretation, diagnosis and reporting by pathologists.

        To date, we have not realized revenue from our VivaNet Solution. We intend to expand our U.S. based sales and technical support teams immediately following this offering in order to support the U.S. launch of our VivaNet Solution. We also intend to continue selling our VivaScopes as stand alone devices to academic medical centers and research customers as we have in the past. We estimate that the aggregate annual U.S. market for skin cancer diagnosis is approximately $2.5 billion, of which we believe $0.85 billion is an addressable market for Lucid.

        The VivaNet Solution is designed to emulate the current clinical practice for the diagnosis of suspicious skin lesions. The primary difference between the current standard of care and the use of our system is that rather than surgically excising a suspicious specimen of skin tissue and shipping it for subsequent microscopic examination by a pathologist, a dermatologist using a VivaScope simply images the lesion and sends a high resolution virtual biopsy through VivaNet to a pathologist for diagnosis. The immediate benefit of this procedure is that it does not require surgical excision of a lesion that is often benign and a pathologist's report can be rendered more quickly than it can in the traditional biopsy model. A VivaNet pathology report can be conveyed to the patient in near real-time, thus eliminating the days to weeks of waiting and patient anxiety often associated with traditional biopsy assessments, and potentially allows for an earlier onset of treatment.

        Following this offering, we plan to begin providing our VivaNet Solution to pathologists on a per procedure fee basis and to begin leasing our VivaScope confocal imagers to dermatology practices that are connected to VivaNet. We believe the strategy of providing our VivaNet Solution on a per procedure fee basis will provide us with a recurring revenue stream directly related to:

  (i)
  the average per procedure fee billed for each virtual biopsy provided to pathologists through VivaNet;

  (ii)
  the total number of VivaScopes leased to dermatology practices connected to VivaNet; and

  (iii)
  the average number of lesions imaged annually in these practices using our VivaScopes.

        We refer to this strategy as our VivaNet Business Model™ and believe it will become our primary source of revenue in the future.

        We believe the VivaNet Business Model will allow us to provide our VivaNet workstations and VivaScope confocal imagers without a significant up front capital investment by the participating physicians, facilitating adoption of our technology by dermatologists and driving the per procedure revenue stream for pathologists and us. Moreover, we believe that since our VivaNet Solution potentially eliminates the need to receive and process tissue specimens on microscope slides for subsequent review, pathologists will be able to interpret more specimens per day, enhancing the revenue of their practices, potentially reducing the cost of their laboratory services, and expanding the geographic reach of their practice.

        Our business model anticipates that both dermatologists and pathologists can expand practice revenue using our VivaNet Solution due to the efficiencies created by avoiding unnecessary biopsies and the shipment of human tissue. We believe that dermatologists should use our VivaScopes to differentiate their practices from those of other dermatologists and to attract new patients due to the non-invasive nature of the VivaScope diagnostic imaging procedure. This, in turn, should drive an increase in the number of VivaScope cases available for interpretation by pathologists on VivaNet. We conducted a 245 respondent market survey that indicated the respondents have a nearly 14:1 preference for non-invasive skin cancer diagnostic procedures such as the VivaScope imaging procedure as compared to surgical biopsy procedures.

        VivaScopes are currently installed at 20 dermatology sites, and VivaNet workstations are currently installed and online at 22 pathology sites. We are in the process of establishing additional imaging and reading sites. Over 1,200 virtual biopsy image sets have been transmitted and stored during the testing phase of our VivaNet Solution in these clinical settings.

        To date, we have not recorded revenue from sales of our VivaNet Solution. We recorded net losses of approximately $4.3 million and $4.1 million for fiscal 2010 and for the six months ended June 30, 2011, respectively. As of June 30, 2011 we had an accumulated deficit of $31.7 million. Moreover, as discussed in greater detail below under "Risk Factors", our independent registered public accounting firm indicated in its report with respect to our financial statements appearing at the end of this prospectus that conditions exist that raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future.

The Market

        Skin cancer is the most common form of cancer in the United States. Based on data from the American Cancer Society and in a 2010 paper by Rogers, et al. published in the Archives of Dermatology, we estimate that skin cancer, which includes melanoma and non-melanoma skin cancers ("NMSCs," that include basal cell carcinoma and squamous cell carcinoma), accounts for approximately 70% of all new cancer cases each year in the U.S., comprised of 3.6 million NMSCs and melanomas diagnosed in the 2006 U.S. population. The three most common skin cancers, in rank order, are: (i) basal cell carcinoma, accounting for approximately 78% of skin cancers; (ii) squamous cell carcinoma, totaling approximately 19% of skin cancers; and (iii) melanoma, which accounts for an estimated 3% of skin cancer cases, but is responsible for the majority of all skin cancer deaths. The American Cancer Society projected that approximately 11,790 deaths occurred from all types of skin cancer in 2010. Melanoma alone accounted for about 8,700 of these deaths, or roughly one death per hour. According to the Skin Cancer Foundation's "Skin Cancer Facts," melanoma is the most deadly skin cancer and is responsible for approximately 75% of skin cancer fatalities. There is no known effective cure for late stage metastatic melanoma, but early detection, diagnosis and excision of an early stage melanoma can lead to nearly a 99% cure rate.

        Limitations of Current Melanoma and Non-Melanoma Cancer Diagnosis.    Melanomas and non-melanoma skin cancers are diagnosed by pathologists based on gross and microscopic examination of biopsy tissue specimens of clinically suspicious lesions generally provided to them by other physicians. In the United States, these physicians rely primarily on visual clinical examination of skin lesions in order to determine which lesions to surgically biopsy for subsequent pathologic examination. Visual clinical examination is limited to the surface appearance of the suspicious skin lesion and has low diagnostic accuracy for melanoma. According to a 2005 paper by Welch, et al. in the British Journal of Dermatology, U.S. physicians typically biopsy more than 40 suspicious lesions to find one melanoma.

        In a similar manner, basal cell and squamous cell carcinoma are also visually examined by a physician. Since most NMSCs cases are considerably less lethal than melanoma, they are subject to a substantially lower over-biopsy rate, which we believe is in the range of approximately 2 biopsies for each NMSC found.

        Our internal market research suggests that while early detection and diagnosis of melanoma is a dominant concern of dermatologists, they are also interested in accurate diagnosis of basal cell and squamous cell carcinomas. Our data suggests dermatologists are significantly more likely to adopt a technology that can assist in the diagnosis of all three of these skin cancers, as opposed to a technology that can only diagnose melanoma.

        The Cost of Skin Cancer Diagnosis in the U.S. Medical System.    We estimate that approximately 4.6 million biopsy specimens per year are examined annually by U.S. pathologists for indications of melanoma and an additional 7 million biopsy specimens per year are examined for NMSC, for a total of approximately 11.6 million skin biopsies of suspicious lesions. Based on the average U.S. Medicare reimbursement rates of $106 for a single surgical biopsy, $73 for pathology laboratory for preparation of a microscope slide and $37 for diagnostic interpretation of the slide by a pathologist, this equates to approximately a $2.5 billion annual market for skin cancer diagnosis of which we believe $0.85 billion is an addressable market for Lucid. To date, we have not recorded revenue for our VivaNet Solution in the U.S.

Our Strategy

        Our business objective is to have virtual biopsies produced by VivaScope confocal imagers replace surgical biopsy in a dermatologist's office, and to have pathologists using VivaNet workstations read our virtual biopsies instead of samples of skin biopsy specimens on glass slides. Our near term priority is to establish our VivaNet Solution as the standard of medical care for the early detection and diagnosis of melanoma and non-melanoma skin cancers. We believe that our solution may ultimately eliminate the need for many routine surgical skin biopsies.

        In order to achieve our near term priority, we intend to pursue the following strategy following this offering:

  1)
  Establish our VivaScope confocal imagers as a leading technology for the early detection and diagnosis of melanoma and non-melanoma skin cancers;

  2)
  Verify third party payer reimbursement for pathologists and for us to support our VivaNet Business Model;

  3)
  Verify third party payer reimbursement for dermatologists using our VivaScope confocal imagers; and

  4)
  Build out our sales, marketing and technical support teams to commercialize our skin cancer application using both direct and distribution sales channels.

        In the long term, we expect to apply our current broad FDA market clearance for our VivaScope System to acquire, store, retrieve, display and transfer in vivo images of tissue in other clinical applications including the early detection and diagnosis of oral and cervical cancers. We believe these applications are indicated under the current FDA 510(k) clearance and can be addressed with straightforward engineering modifications to our VivaScope 3000 confocal imager. Early research and case studies indicate our technology may also be able to address other diseases including early detection of neuropathy and rapid screening of breast biopsy cores for breast cancer diagnosis. These potential long term applications may require significant product development, clinical trials and new FDA clearances, none of which have commenced to date.

        We have protected our products with 53 issued patents, 42 of which are United States patents and the remaining 11 are foreign patents. In addition, we have 27 additional U.S. and foreign patents pending. Our portfolio of issued patents includes both method and apparatus patents.

Outstanding Securities Relating to this Offering

        Several of our outstanding securities contain provisions that relate to this offering, including conversion terms, exercise prices, and penalty provisions.

        In May 2011, our stockholders approved a proposal to amend our Certificate of Incorporation to: (a) provide for the automatic conversion of Series A Preferred Stock and Series B Preferred Stock immediately prior to the closing of an underwritten public offering; (b) provide that registration rights related to the shares of common stock issuable upon conversion of the Series A and Series B Preferred Stock will terminate when such shares can be sold without restriction under the securities laws; and (c) provide for an equitable adjustment to the conversion ratio of Series A Preferred Stock and Series B Preferred Stock in connection with specified recapitalizations of the Company.

        We raised $3.8 million in total through three rounds of a private placement of our convertible debt securities, with two rounds closing in November 2010 and one round closing in January 2011 (the "2010/2011 Convertible Debt Offering"). This offering was completed in contemplation of a public offering. In addition, existing debt holders exchanged principal and accrued interest of $1.0 million and $700,000 in November 2010 and during the first quarter of 2011, respectively, under the terms of their old debt or accounts payable for new notes under the 2010/2011 Convertible Debt Offering. The principal amount (plus any accrued interest) of the convertible notes that were issued pursuant to the 2010/2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $6.17 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. In addition, the holders of these securities are entitled to certain rights and damages in the event that we do not complete an initial public offering, or similar financing event per the terms of the agreement, subject to the modifications described below. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning July 12, 2011 (the "Issuance Cut-Off Date"), the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning six months after the Issuance Cut-Off Date, to a reduction in the exercise price of their warrants which is currently $6.17, at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00. The holders of the requisite principal amount of notes required to effect a blanket amendment to all notes issued pursuant to the 2010/2011 Convertible Debt Offering have agreed to extend the Issuance Cut-Off Date from July 12, 2011 to January 1, 2012. Accordingly, so long as this offering is completed by January 1, 2012, we do not expect the above-described penalties to be triggered.

        On June 28, 2011, our Board of Directors authorized a capital raise through a private placement of our convertible debt securities, of up to $2.0 million (the "July 2011 Convertible Debt Offering"), under which we raised approximately $1.2 million. The principal amount (plus any accrued interest) of the convertible notes issued pursuant to the July 2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $6.92 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning January 1, 2012, the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning July 1, 2012, to a reduction in the exercise price of their warrants at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00.

        In 2009, we completed a convertible debt offering of convertible notes, which notes are convertible into shares of our common stock at the option of the holder (the "2009 Convertible Debt Offering"); unlike the convertible notes issued in the July 2011 Convertible Debt Offering and the 2010/2011 Convertible Debt Offering, the convertible notes issued in the 2009 Convertible Debt Offering (the "2009 Convertible Notes") will not be automatically converted into equity upon the completion of this offering. The 2009 Convertible Notes are currently convertible at the option of the holder. However, because the Company's 2010/2011 Convertible Debt Offering is deemed a "Placement" under the terms of the 2009 Convertible Notes, the conversion ratio became tied to the Company's "pre-money valuation" at the time of the 2010/2011 Convertible Debt Offering. This pre-money valuation cannot be calculated, because the value of the securities issued in the 2010/2011 Convertible Debt Offering could not be determined until a public offering price was established. Assuming an offering price of $6.50 per share, which is the mid-point of the range set forth on the cover of this prospectus, and further assuming issued and outstanding shares following the closing of this offering of approximately 9.1 million after this offering, the 2009 Convertible Debt Notes will, at the option of the holder, convert into 458,047 shares of our common stock. Additional shares may be issuable with respect to any interest accrued after September 15, 2011.

        The following warrants are also outstanding, with values that are dependent on the offering price of our common stock in this offering, calculated using the mid-point of the range set forth on the cover of this prospectus:

  •
  Warrants to purchase 12,221 shares our common stock, at an exercise price of $4.73, which is equal to the lesser of $4.73 or 85% of the public offering price;

  •
  Warrants to purchase 3,077 shares of our common stock, which is equal to 20,000 divided by the offering price, at an exercise price of $6.50, which is equal to the offering price;

  •
  Warrants to purchase 1,154 shares of our common stock, which is equal to 7,500 divided by the offering price, at an exercise of $6.50, which is equal to the offering price;

  •
  Warrants to purchase 39,103 shares of our common stock, which is equal to 3% of the aggregate securities offered pursuant to the 2010/2011 Convertible Debt Offering, at an exercise price of $6.78;

  •
  Warrants to purchase 2,476 shares of our common stock, which is equal to 3% of a certain security issued pursuant to the July 2011 Convertible Debt Offering, at an exercise price of $7.61;

  •
  Warrants to purchase 596,404 shares of our common stock, which is equal to 70% of 5.5 million divided by the offering price, at an exercise price of $6.17

  •
  Warrants to purchase 126,001 shares of our common stock, which is equal to 70% of 1.2 million divided by the offering price, at an exercise price of $6.92; and

  •
  Warrants to purchase 54,000 shares of our common stock, which is equal to 2% of the total number of shares sold in this offering (excluding the over-allotment) at an exercise price of $7.80, which is equal to 120% of the public offering price per share.

        We also have a contractual commitment to issue a warrant, under certain circumstances, to the placement agent for our 2009 Convertible Debt Offering (the "2009 Warrant Commitment"). Upon conversion of all or a portion of the 2009 Convertible Debt Notes, the placement agent will be entitled to a warrant to purchase an amount of our common stock equal to 10% of the shares received by the noteholder upon such conversion, at an exercise price equal to 110% of the noteholder's conversion price. This warrant will be exercisable for a period of five years following the conversion of the 2009 Convertible Debt Note to which it relates.

A description of the dilutive impact of the above-described securities can be found on page 42, under the heading "Dilution."

Interests of Related Parties in this Transaction

        Certain of our directors, officers and holders of more than 5% of our common stock have an interest in this transaction, either because of the nature of the securities they hold in our Company, or because of the increased compensation they will receive if the offering is completed. A more detailed discussion of these interests appears under the heading, "Related Party Transactions" on page 99 hereof; what follows is a brief summary of these interests:

  •
  Jay M. Eastman (Chief Executive Officer and Director), William J. Shea (Executive Chairman and Director), Rocco Maggiotto (Director), and Richard LeFrois (Principal Stockholder) each purchased convertible notes and warrants pursuant to our 2010/2011 Convertible Debt Offering. Upon the completion of this offering, the amounts outstanding under these notes will automatically convert into shares of our common stock at a discount to the offering price of this offering, and their warrants will become exercisable.

  •
  Northeast LCD Capital, LLC Whelan Capital Management, and Robert Sperandio (each a Principal Stockholder) and Mr. Shea have purchased convertible notes and warrants pursuant to the July 2011 Convertible Debt Offering. Upon the completion of this offering, the amounts outstanding under their notes will automatically convert into shares of our common stock at a discount to the offering price of this offering, and their warrants will become exercisable.

  •
  Messrs. Eastman and Shea have personally guaranteed our obligations under our current credit facility (the "2011 Credit Facility"). These guarantees will be released upon the completion of this offering.

  •
  Northeast LCD Capital, LLC (a Principal Stockholder) has pledged cash collateral, in the amount of $500,000, to support our obligations under the 2011 Credit Facility. The amount will be returned to Northeast LCD Capital, LLC upon completion of this offering. As consideration for this pledge we accrue fees at an annual rate of 10%. Upon the closing of this offering, we will be required to pay Northeast LCD Capital, LLC all of these accrued fees.

  •
  Northeast LCD Capital, LLC also pledged cash collateral, in the amount of $2.0 million, to support our obligations under our prior credit facility, which was closed and paid off with the proceeds of the 2011 Credit Facility. As consideration for this pledge and for this entity's limited guarantee, we accrued fees of $413,000, representing fees from July 2010 to July 2011. Upon the closing of this offering, the accrued fees will convert into shares of our common stock at a discount of thirty percent (30%) to the price at which such shares are being sold in this offering.

  •
  We have employment agreements with each of our named executive officers which provide for automatic base salary increases upon the completion of a "qualified financing." We expect that this offering will be deemed a "qualified financing" and, accordingly, will entitle our named executive officers to salary increases in accordance with their respective employment agreements.

Risks Associated with our Business

        Our ability to generate significant revenues and expand our business is subject to a number of risks discussed under the heading "Risk Factors" and elsewhere in this prospectus, including, but not limited to, the following:

  •
  We have a limited operating history, expect future losses, and may be unable to achieve or maintain profitability. Our business and prospects must be considered in light of the significant risks, expenses, and difficulties frequently encountered by medical device companies in their early stage of operations.

  •
  We have not generated significant sales and we may be unable to obtain market acceptance of our products. If our VivaNet Solution does not achieve an adequate level of acceptance by physicians, healthcare payers, and patients, we may not generate meaningful revenue and we may not become profitable.

  •
  Third-party payers may not provide sufficient coverage or reimbursement to healthcare providers for the use of our products. If our customers are unable to obtain adequate reimbursement for our products, market acceptance of our VivaScope confocal imagers and/or our VivaNet Business Model would be adversely affected, and our revenues and prospects for profitability will suffer.

  •
  We have generated limited revenues and have incurred net operating losses since our inception. Our net loss was approximately $4.1 million and $4.3 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. We expect to incur significant sales, research, marketing, and manufacturing expenses, as well as capital expenditures for VivaNet servers, during the early marketing phase of our VivaScope confocal microscope devices and in the launch of our VivaNet Solution. As a result, we expect to continue to incur operating losses for the foreseeable future. In addition, the report of our independent registered public accounting firm with respect to our financial statements appearing at the end of this prospectus contains an explanatory paragraph stating that our financial results and our need to raise additional financing raise substantial doubt about our ability to continue as a going concern.

  •
  We may be unable to protect our intellectual property rights, and claims of infringement or misappropriation of the intellectual property rights of others could prohibit us from commercializing our products.

  •
  We will be dependent upon the proceeds of this offering to fund our operations. Assuming we raise the maximum amount set forth on the cover page of this prospectus, the net proceeds of this offering, plus our existing cash and cash equivalents, is expected to fund our operations only through the first half of 2013. We will need substantial additional capital for the continued development and operation of our business. We may not be able to obtain such additional capital on favorable terms or at all.

  •
  We are a highly leveraged company. Our substantial indebtedness could make it difficult for us to satisfy all of our obligations to our creditors or to obtain additional financing to fund our operations, and imposes significant financial and other restrictions on us.

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  We face intense competition, both nationally and internationally, within the precision optical imaging device market. Many of our competitors enjoy numerous competitive advantages and may be able to discover, develop or commercialize products sooner, or more successfully, than we do, which may affect market acceptance of our product and materially adversely affect our results of operations.

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  Our ability to generate revenue is dependent upon our relationships with key distributors. The termination of any of these relationships, or a decrease in product sales through any of these distributors, could have a material adverse effect on our results of operations.

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  We operate in a highly regulated industry. Compliance with the extensive regulations governing the medical device industry is expensive and time-consuming, and may adversely impact our current and future business operations.

        You should carefully consider these factors, as well as all of the other information set forth in this prospectus, before making an investment decision.

Company Information

        We were organized as a New York corporation on November 27, 1991 under the name Lucid Technologies, Inc. We subsequently amended our Certificate of Incorporation to change our name to Lucid, Inc. Our principal executive offices are located at 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623. Our telephone number is (585) 239-9800. Our web site is www.lucid-tech.com. The information on or accessible through our website does not constitute a part of this prospectus and is not incorporated herein by reference.

        This prospectus contains references to our U.S. registered trademarks, which include: VivaScope®, VivaNet®, VivaBlock®, VivaStack®, VivaCam®, VivaCell®, VivaScopy® and our corporate logo. All other trademarks, tradenames and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	2,559,000 shares
Common stock offered by the selling stockholders	141,000 shares
Common stock outstanding after the offering	9,137,541 shares
Over-allotment option to purchase additional shares from us	405,000 shares
Use of proceeds

We estimate that we will receive net proceeds of approximately $13.8 million from the sale of approximately 2,559,000 million shares of our common stock at an assumed initial public offering price of $6.50 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated expenses of approximately $2.8 million. We expect to use the net cash proceeds of the offering: (i) To launch our VivaNet Solution, including hiring a U.S.-based sales and technical support team; (ii) To support research and development for other clinical applications of our technology beyond the early detection and diagnosis of skin cancer; (iii) To increase VivaNet server capacity; and, (iv) The balance, if any, for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Capital Market Trading Symbol	LUCD

        The number of shares of our common stock to be outstanding after this offering above is based on 3,007,660 shares outstanding as of September 15, 2011, and unless otherwise indicated, excludes:

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  2,935,698 shares of common stock issuable as of the date of this prospectus upon the exercise of outstanding stock options at a weighted average exercise price of $4.34 per share;

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  182,675 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.98 per share;

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  The conversion of the 2009 Convertible Notes into 458,047 shares of our common stock because such conversion is at the option of the holder;

  •
  up to 1,744,000 shares of common stock reserved for future grants under our 2010 Long-Term Equity Incentive Plan;

  •
  Warrants to purchase (i) 12,221 shares our common stock, at an exercise price of $4.73, which is equal to the lesser of $4.73 or 85% of the public offering price; (ii) 3,077 shares of our common stock, which is equal to 20,000 divided by the offering price, at an exercise price of $6.50, which is equal to the offering price; (iii) 1,154 shares of our common stock, which is equal to 7,500 divided by the offering price, at an exercise of $6.50, which is equal to the offering price; (iv) 39,103 shares of our common stock, which is equal to 3% of the aggregate principal amount of the convertible notes offered pursuant to the 2010/2011 Convertible Debt Offering, at an exercise price of $6.78; (v) 2,476 shares of our common stock, which is equal to 3% of certain securities issued pursuant to the July 2011 Convertible Debt Offering, at an exercise price of $7.61; (vi) 596,404 shares of our common stock, which is equal to 70% of 5.5 million divided by the offering price, at an exercise price of $6.17; (vii) 126,001 shares of our common stock, which is equal to 70% of 1.2 million divided by the offering price, at an exercise price of $6.92; and, (viii) 54,000 shares of our common stock, which is equal to 2% of the total number of shares sold in this offering (excluding the over-allotment) at an exercise price of $7.80, which is equal to 120% of the public offering price per share. We also exclude the 2009 Warrant Commitment.

        Except as otherwise indicated herein, all information in this prospectus, including the number of shares outstanding after this offering, assumes or gives effect to:

  •
  The planned 1.5 to 1.0 reverse stock split of our common stock that will become effective prior to the date of this prospectus;

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  The conversion of our outstanding convertible debt notes, which notes were issued pursuant to our 2010/2011 Convertible Debt Offering, into 1,289,500 shares of our common stock; and,

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  The conversion of our outstanding convertible debt notes, which notes were issued pursuant to our July 2011 Convertible Debt Offering, into 259,545 shares of our common stock;

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  The conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering; and,

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  90,778 shares of common stock reserved for the conversion of certain fee entitlements payable to Northeast LCD Capital.

        Throughout this prospectus, when we have calculated the number of common shares into which our convertible securities will convert, we have assumed an offering price of $6.50 per share, which is the mid-point of the range set forth on the cover of this prospectus. Such calculations also reflect accrued interest on the convertible notes as of September 15, 2011, and additional shares of our common stock will be issuable upon conversion of additional accrued interest after such date.

        Unless we specifically state otherwise, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

Summary Financial Data

        The following table sets forth our summary consolidated financial data, which is derived from our consolidated financial statements. The summary consolidated financial statement data as of June 30, 2011, and for the six months ended June 30, 2011 and 2010, are derived from our unaudited condensed consolidated financial statements. The summary consolidated financial statement data for the years ended December 31, 2010 and 2009, are derived from our audited consolidated financial statements also included elsewhere in this prospectus. You should read this summary financial data in conjunction with, and it is qualified in its entirety by, reference to our historical financial information and other information provided in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009
Statement of Operations Data:
Revenue	$1,609,836	$956,170	$2,626,792	$2,302,539
Operating expenses:
Cost of revenue	728,620	422,156	1,143,035	1,064,214
General and administrative	2,682,968	1,772,114	3,799,268	3,232,441
Sales and marketing	757,867	435,576	798,925	879,482
Engineering, research and development	503,050	310,290	685,710	756,199

Total operating expenses	4,672,505	2,940,136	6,426,938	5,932,336

Other operating income			244,479	85,049
Loss from operations	(3,062,669)	(1,983,966)	(3,555,667)	(3,544,748)
Other (expense) income, net	(1,083,000)	(189,847)	(747,250)	(506,603)

Net loss	$(4,145,669)	$(2,173,813)	$(4,302,917)	$(4,051,351)

Net loss attributable to common stockholders	$(11,052,235)	$(2,173,813)	$(4,302,917)	$(4,051,351)

Basic and diluted net loss per common share	$(3.83)	$(1.38)	$(2.42)	$(2.58)

Weighted-average number of common shares outstanding	2,885,129	1,576,141	1,780,832	1,571,245

Basic and diluted net loss per common share—pro forma (unaudited)	$(1.76)		$(0.96)

Basic and diluted shares used in computing pro forma net loss per share (unaudited)	6,171,412		4,439,165

        The pro forma balance sheet data below and income statement above, including pro forma basic and diluted net loss per common share, assumes or gives effect to:

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  The planned 1.5 to 1 reverse stock split of our common stock that will become effective prior to the date of this prospectus;

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  The conversion of the notes issued in connection with our 2010/2011 Convertible Debt Offering into 1,269,226 shares of our common stock, including the reversal of interest expense in the amount of $208,000 and $29,000 for the six months ended June 30, 2011 and for the year ended December 31, 2010, respectively, which has been recorded as a proforma adjustment to income, representing the interest expense recorded on these securities;

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  The conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering; and

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  The conversion of certain fee entitlements payable to Northeast LCD Capital into 86,000 shares of our common stock.

        The pro forma, as adjusted, balance sheet data also gives effect to our issuance and sale by us of 2,559,000 shares of common stock in this offering at the initial public offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)	(unaudited)
Long Term Debt:
2009 Convertible Debt Offering	$700,000	$700,000	$700,000
2010/2011 Convertible Debt Offering(1)	5,538,037
Other debt(2)	658,820	658,820	658,820
Warrant liabilities	2,872,677	2,872,677	2,872,677
Less debt discount and current portion	(2,692,534)	(1,052,599)	(1,052,599)

Total long term debt	7,077,000	3,178,898	3,178,898
Stockholders' Deficit:
Preferred stock	144,833
Common stock	30,076	62,939	88,529
Additional paid-in capital	20,752,575	25,153,951	38,961,861
Accumulated deficit	(31,743,336)	(31,506,395)	(31,506,395)

Total stockholders' (deficit) equity	$(10,815,852)	$(6,289,505)	$7,543,995

Total capitalization	$(3,738,852)	$(3,110,607)	$10,722,893

(1)
Includes related party debt of $151,317.

(2)
Includes related party debt of $40,457

Risk Factors

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

Risks related to Our Financial Position and Capital Requirements

We have a history of losses, and we anticipate that we will incur continued losses for the foreseeable future.

        We reported net losses of approximately $4.3 million and $4.1 million in 2010 and 2009, respectively, and a net loss of approximately $4.1 million for the six months ended June 30, 2011. As of June 30, 2011, we had an accumulated deficit of approximately $31.7 million. We have devoted substantially all of our resources to research and development and sales relating to our VivaScope confocal imagers and VivaNet. Our success will depend upon, among other things, our ability to successfully market and sell our products and to generate revenues. Unanticipated problems, expenses and delays are frequently encountered in developing and commercializing new technology. These include, but are not limited to, competition, the need to gain clinical acceptance of our technology, the need for sales and marketing expertise, regulatory concerns, and setbacks in the continued development of new technology. We expect to incur significant sales, marketing, and manufacturing expenses during the early marketing phase and launch of our VivaNet Solution. As a result, we expect to continue to incur operating losses for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our stockholders' equity. If we are not able to fund our cash needs, we may not be able to continue as a going concern, and it is likely that all of our investors would lose their investment.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

        Our auditors, Deloitte & Touche LLP, have indicated in their report on our financial statements for the fiscal years ended December 31, 2010 and 2009 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, working capital deficiency, deficit in equity, and the need to raise additional capital to fund operations. A "going concern" opinion could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend on our ability to obtain additional financing when necessary, which is not certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

After giving effect to the proceeds of this offering, assuming we raise the maximum amount set forth on the cover of this prospectus, our capital resources will only fund our operations through the third quarter of 2013 and we will need substantial additional capital for the continued development of our products and for our long-term operations.

        We will use the proceeds from this offering to fund our operations. We believe that the net proceeds of this offering, assuming we raise the maximum amount set forth on the cover of this prospectus, plus our existing cash and cash equivalents, should be sufficient to meet our operating and capital requirements for approximately 24 months after the closing of this offering. Because of the numerous risks and uncertainties associated with research, development and commercialization of medical devices, we are unable to estimate the exact amounts of our working capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

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  the cost of commercialization activities of our existing VivaScope products and VivaNet, and of our future product candidates, including marketing, sales and distribution costs;

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  the number and characteristics of any future product candidates we pursue or acquire;

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  the scope, progress, results and costs of researching and developing our future product candidates, and conducting clinical trials;

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  the timing of, and the costs involved in, obtaining regulatory approvals for our future product candidates;

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  the cost of manufacturing our existing VivaScope products and maintaining VivaNet, as well as such costs associated with any future product candidates we successfully commercialize;

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  our ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

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  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

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  the timing, receipt and amount of sales of, or royalties on, our future products, if any.

        In addition to the net proceeds from this offering, we will require significant amounts of additional capital in the future, and such capital may not be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations. Prevailing market conditions may not allow for such a fundraising or new investors may not be prepared to purchase our securities at prices that are greater than the purchase price of shares sold in this offering. In the event that future fundraising is at prices lower than the purchase price of shares sold in this offering, investors participating in this offering could suffer significant ownership dilution and/or a reduction in the market value of their holdings of our common stock.

We currently have a negative net worth, and, if we are unable to pay our accounts payable and other obligations, our business could be adversely affected.

        Our financial statements report us having a negative net worth of $10.8 million. In addition, we have accumulated substantial debt, accounts payable, and accrued expenses to our trade vendors and to certain of our research partners/collaborators. Our inability to pay these accounts payable and accrued expenses could have a material adverse effect on our business, financial condition and results of operations. Our inability to negotiate and meet payment terms on some of these obligations may significantly increase the degree of risk for investors in this offering.

We are a highly leveraged company. Substantial indebtedness imposes significant operating and financial restrictions on us, which may adversely affect our financial condition and prevent us from capitalizing on business opportunities and taking some actions.

        We have substantial indebtedness including, as of September 15, 2011, approximately $5.5 million under our 2010/2011 Convertible Debt Offering, approximately $1.2 million under our July 2011 Convertible Debt Offering, $700,000 under our 2009 Convertible Debt Offering, as well as other debt described in our financial statements included elsewhere in this prospectus, of which approximately $6.7 million will convert into shares of our common stock upon the closing of this offering. This level of indebtedness could have important consequences to investors in our securities. Among other things, it could make it difficult for us to satisfy all of our obligations to our creditors and could limit our ability to obtain additional debt financing to fund our working capital requirements. Our 2011 Credit Facility consists of a 3-year term loan in the amount of $3.0 million and contains financial and other restrictive covenants that may limit our ability to incur additional indebtedness, and it imposes significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

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  transfer or sell assets;

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  engage in business activities unrelated to our business;

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  consolidate, merge or sell all or substantially all of our assets;

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  incur additional indebtedness or liens;

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  pay dividends or make other distributions;

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  make investments;

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  enter into transactions with our affiliates; or,

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  make any unscheduled payments on our subordinated debt.

        In addition, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default. Upon the occurrence of an event of default our lenders could elect to declare all amounts outstanding to be immediately due and payable.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional capital to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be due and payable immediately and proceed against any collateral securing that indebtedness. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

        Subject to the terms of our outstanding debt, we may be able to incur substantial additional indebtedness in the future. Although the agreements governing our outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

        If we cannot make scheduled payments on our indebtedness, we will be in default under one or more of our debt agreements and, as a result, holders of our debt could declare all outstanding principal and interest due and payable, and we could be forced into bankruptcy or liquidation. Our ability to make scheduled payments or to refinance our indebtedness depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operations sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations. Furthermore, these actions may not be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, or refinancings and amendments, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations.

Our future growth is dependent upon the development of new products, which requires significant research and development, clinical trials and regulatory approvals, all of which are very expensive and time-consuming and may not result in commercially viable products.

        In order to develop new products and improve current product offerings, we focus our research and development programs largely on the development of next-generation and novel technology offerings. If we are unable to develop and launch new products, our ability to maintain or expand our market position may be materially adversely impacted. We may not be able to access new technologies on terms favorable to us, and we may not be able to achieve commercial feasibility, obtain regulatory approval or gain market acceptance of any such new technologies. A delay in the development, approval or commercialization of these technologies may adversely impact the contribution of new products to our future growth.

We may suffer damages if there are delays in our completion of this offering.

        Pursuant to the terms and conditions of the securities issued in our July 2011 and 2010/2011 Convertible Debt Offerings, the holders of these securities are entitled to certain rights and damages in the event that we do not complete an initial public offering, or similar financing event per the terms of the agreement, subject to the modifications described below. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning July 12, 2011 (the "Issuance Cut-Off Date"), the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning six months after the Issuance Cut-Off Date, to a reduction in the exercise price of their warrants, at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00. The holders of the requisite principal amount of notes required to effect a blanket amendment to all notes issued pursuant to the 2010/2011 Convertible Debt Offering have agreed to extend the Issuance Cut-Off Date from July 12, 2011 to January 1, 2012.

        As of September 15, 2011, we had approximately $5.5 million of indebtedness outstanding under the 2010/2011 Convertible Debt Offering, and $1.2 million of indebtedness outstanding under the July 2011 Convertible Debt Offering. If we do not complete an initial public offering or similar financing on or prior to January 1, 2012, we will begin accruing liquidated damages, at a rate of approximately $101,000 per month, with a cap of approximately $671,000, to be paid after a financing event occurs; such damages will accrue retroactively to July 12, 2011 in respect of notes issued pursuant to the 2010/2011 Convertible Debt Offering. This offering will qualify as a financing event, and approximately $6.7 million of our indebtedness will convert into shares of our common stock upon the closing of this offering.

Risks Related to Our Intellectual Property Rights

We rely on copyrights, trademarks, trade secrets, and patents to protect our proprietary rights.

        We have registered our Lucid®, VivaNet® and VivaScope® trademarks on the Principal Register of the United States Patent and Trademark Office for uses on and in connection with our medical product and equipment line. Our trademarks and copyrights, whether registered or not, may not provide significant commercial protection or an advantage over our competitors.

        In addition, third parties may claim that our trademarks, copyrights, or patents, or our products or technology, infringe their trademarks, copyrights, patents or other proprietary rights. Any infringement or misappropriation claim could cause us to incur significant costs, could place significant strain on our financial resources, divert management's attention from our business and harm our reputation. If the relevant intellectual property is upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our products unless we could obtain licenses to use the technology covered by the intellectual property or are able to design around the intellectual property. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement.

We could be unsuccessful in obtaining adequate patent protection for one or more of our products.

        We have 53 issued patents and approximately 27 pending patent applications worldwide. Our pending patent applications may not be allowed. In addition, any patent now issued, or obtained in the future, may not provide protection or be of commercial benefit to us, and the validity of our patents could be challenged. Moreover, our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop comparable or superior technologies.

        The medical device market in which we operate is largely technology driven. Physician customers have historically moved quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. Our ability to commercialize our VivaNet Solution will depend, in part, on our ability, both in the U.S. and in other countries, to obtain patents, enforce those patents, preserve trade secrets and operate without infringing the proprietary rights of third parties.

        Patents and other proprietary rights are and will continue to be essential to our business, and our ability to compete effectively with other companies will be dependent upon the proprietary nature of our technologies. We rely upon trade secrets, know-how, continuing technological innovations, strategic alliances and licensing opportunities to develop, maintain and strengthen our competitive position. We pursue a policy of generally obtaining patent protection in both the U.S. and abroad for patentable subject matter in our proprietary devices and attempt to review third-party patents and patent applications to the extent publicly available in order to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. No assurance can be made that any pending or future patent applications will result in the issuance of patents, that any current or future patents issued to, or licensed by, us will not be challenged or circumvented by our competitors, or that our patents will not be found invalid. In addition, we may have to take legal action in the future to protect our patents, trade secrets or know-how or to assert them against claimed infringement by others. Any legal action of that type could be costly and time consuming and no assurances can be made that any lawsuit will be successful.

        In addition, any future patents may not prevent other persons or companies from developing similar or medically equivalent products and other persons or companies may be issued patents that may prevent the sale of our products or that will require us to license or pay significant fees or royalties. Furthermore, issued patents may not be valid or enforceable, or be able to provide our Company with meaningful protection. The invalidation of key patents or proprietary rights that we own, or an unsuccessful outcome in lawsuits to protect our intellectual property, could have a material adverse effect on our business, financial condition or results of operations.

        We are not aware of any third parties infringing our patents. Unauthorized parties may try to copy aspects of our products and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators' intellectual property. In addition, changes in, or different interpretations of, patent laws in the U.S. and other countries may also adversely affect the scope of our patent protection and our competitive situation.

        There is certain subject matter that is patentable in the U.S. but not generally patentable outside of the U.S. Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain outside of the U.S. These and other issues may prevent us from obtaining patent protection outside of the U.S., which would have a material adverse effect on our business, financial condition and results of operations.

Issued patents for one or more of our products could be found invalid or unenforceable if challenged in court.

        If we or one of our collaborators were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. Patent and Trademark Office, or made a misleading statement, during prosecution. Although we believe that we have conducted our patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our products or certain aspects of VivaNet and VivaScope. Such a loss of patent protection could have a material adverse impact on our business.

Claims that our technology, our products or the sale or use of our products infringe the patent rights of third parties could result in costly litigation or could require substantial time and money to resolve even if litigation is avoided.

        The medical device industry in which we operate is susceptible to significant intellectual property litigation and, in recent years, it has been common for companies in the medical device field to aggressively challenge the patent rights of other companies in order to gain a competitive advantage. Patent litigation is costly and time-consuming and there can be no assurance that we will have, or will be able to devote, sufficient resources to pursue such litigation.

        We may become involved as either a plaintiff or a defendant in patent infringement and other intellectual property-related actions. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. Additionally, we may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

Unfavorable outcomes in intellectual property litigation could limit our research and development activities and/or our ability to commercialize our products.

        Potentially unfavorable outcomes in intellectual property proceedings could limit our intellectual property rights and activities and could result in significant royalty or other payments or injunctions that may prevent the sale of products and may significantly divert the attention of our technical and management personnel. Such adverse outcomes could have a material adverse effect on our ability to sell certain products and on our operating margins, financial condition, results of operation or liquidity.

        If third parties successfully assert intellectual property rights against us, we might be barred from using certain aspects of our technology or barred from developing and commercializing certain products. Prohibitions against using certain technologies, or prohibitions against commercializing certain products, could be imposed by a court or by a settlement agreement between us and a plaintiff. In addition, if we are unsuccessful in defending against allegations of patent infringement or misappropriation of trade secrets, we may be forced to pay substantial damage awards to the plaintiff. There is inevitable uncertainty in any litigation, including intellectual property litigation. There can be no assurance that we would prevail in any intellectual property litigation, even if the case against us is weak or flawed. If litigation leads to an outcome unfavorable to us, we may be required to obtain a license from the owner of the intellectual property in order to continue our research and development programs or to market our products. The necessary license may not be available to us on commercially acceptable terms, or at all. This could limit our research and development activities, our ability to commercialize certain products, or both. If we fail to obtain a required license or are unable to design around a patent, our business, financial condition or results of operations could be materially adversely affected.

        Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary for clinical trials, continue our internal research programs, obtain licenses to use needed technology, or enter into strategic partnerships that would help us bring our product candidates to market.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common stock to drop.

        During the course of any patent litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our products, programs, or intellectual property could be diminished. Accordingly, the market price of our common stock may decline.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

        In addition to patents, we rely on trade secrets, technical know-how, and proprietary information concerning our business strategy in order to protect our competitive position. In the course of our research and development activities and our business activities, we often rely on confidentiality agreements to protect our proprietary information. Such confidentiality agreements are used, for example, when we talk to vendors of laboratory or clinical development services or potential strategic partners. In addition, each of our employees is required to sign a confidentiality agreement upon joining our Company. We take steps to protect our proprietary information, and our confidentiality agreements are carefully drafted to protect our proprietary interests. Nevertheless, there can be no guarantee that an employee or an outside party will not make an unauthorized disclosure of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information, and that our competitive position will be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

        Trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific collaborators might intentionally or inadvertently disclose our trade secret information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. sometimes are less willing than U.S.

courts to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

        Our research and development strategic partners may have rights to publish data and other information to which we have rights. In addition, we sometimes engage individuals or entities to conduct research relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. These contractual provisions may be insufficient or inadequate to protect our confidential information. If we do not apply for patent protection prior to such publication, or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Intellectual property rights do not necessarily address all potential threats to our competitive position.

        The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive position. We may face, among others, the following threats or challenges:

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  Others may be able to develop technology or systems that are similar to our products and systems but that are not covered by the claims of the patents that we own or have exclusively licensed.

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  Others may assert an ownership interest in any of our intellectual property rights or raise an inventorship issue with respect to our patent filings.

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  We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

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  We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions.

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  Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

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  Our pending patent applications may not lead to issued patents.

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  Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

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  Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

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  We may not develop additional proprietary technologies that are patentable.

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  The patents of others may have an adverse effect on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

        Obtaining and enforcing medical device patents is costly, time-consuming and inherently uncertain. In addition, Congress may pass patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the

U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. If we are unable to obtain new patents or enforce our existing patents, our business, financial condition, and results of operations would be harmed.

Risks Related to the Development and Commercialization of Our Products

We have limited marketing experience, sales force or distribution capabilities. If we are unable to recruit key personnel to perform these functions, we may not be able to successfully commercialize our products.

        Our ability to produce revenues ultimately depends on our ability to sell our products. We currently have limited experience in marketing or selling our products, and we have a limited marketing and sales staff and distribution capabilities. Developing a marketing and sales force is time-consuming and will involve the investment of significant amounts of financial and management resources, and could delay the launch of new products or expansion of existing product sales. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

        Furthermore, even if we enter into marketing and distributing arrangements with third parties, we may have limited or no control over the sales, marketing and distribution activities of these third parties, and these third parties may not be successful or effective in selling and marketing our VivaNet Solution and VivaScope products. If we fail to create successful and effective marketing and distribution channels, our ability to generate revenue and achieve our anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, sales of our products could be reduced, and our business, financial condition and results of operations could be harmed.

Our commercial success depends upon attaining significant market acceptance of our products by physicians, patients and healthcare payers.

        The medical device industry is highly competitive and subject to rapid technological change. Our success depends, in part, upon physicians continuing to perform a significant number of diagnostic procedures and our ability to achieve and maintain a competitive position in the development of technologies and products in the skin cancer diagnosis field. If physicians, patients, or other healthcare providers opt to use our competitors' products, or healthcare payers do not accept our products, our commercial opportunity will be reduced and our potential revenues will suffer.

        Biopsy of the lesion, followed by pathologic examination of the tissue specimen, is today's widely accepted standard of care with a long history of use. Two alternative diagnostic tools, clinical photography and dermoscopy, are currently gaining acceptance in the U.S. medical community. In addition, technological advances may result in improvements in these alternative diagnostic tools or new technologies may emerge that produce superior diagnostic results as compared to VivaNet and VivaScope.

If we are unable to obtain adequate reimbursement from healthcare payers, or acceptable prices, for our products, our revenues and prospects for profitability will suffer.

        Our future revenues and ability to become profitable will depend heavily upon the availability of adequate and timely reimbursement for the use of our products and services from governmental and other third-party payers. Reimbursement by a third-party payer may depend upon a number of factors, including the third-party payer's determination that use of a product is: (i) a covered benefit under its health plan, (ii) safe, effective and medically necessary, (iii) appropriate for the specific patient, (iv) cost effective, and (v) neither experimental nor investigational. Obtaining reimbursement approval for our products and services from each government or other third-party payer will be a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data to each payer. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement. Even when a payer determines that a product is eligible for reimbursement, the payer may impose coverage limitations that preclude payment for some product uses that are approved by the FDA or similar authorities. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. If we are not able to obtain coverage and profitable reimbursement promptly from government-funded and private third-party payers for our products, our ability to generate revenues and become profitable will be compromised.

The termination of our distribution relationships with any of our key distributors, or a decline in revenue from such distributors, could have a material adverse effect on our business, financial condition, and results of operations.

        Our business is characterized by a high degree of customer concentration. For the year ended December 31, 2010, approximately 74% of our product sales were generated through our top three distributors. Our distribution agreements with these key distributors may be terminated, or our distributors may fail to perform their obligations under such agreements. If either of these events occurs, our marketing and distribution efforts may be impaired and our revenues may be adversely impacted. We may experience greater or lesser customer concentration in the future. However, it is likely that our revenue and profitability will continue to be dependent on a very limited number of large customers and distributors, and we may experience an even higher degree of customer concentration in the future. The loss of, material reduction in sales volume to, or significant adverse change in our relationship with any of our key distributors could have a material adverse effect on our revenue in any given period and may result in significant annual and quarterly revenue variations. Although we may be able to sell directly to customers if our relationships with any or all of our key distributors terminate, the development of our sales and distribution capabilities could involve significant expense and delay.

We rely heavily on a limited number of customers and a loss of or reduction in the amount of business from certain customers could adversely affect our revenues.

        Our sales to date have been to a limited number of customers. For the year ended December 31, 2010, moreover, sales to two customers were in the amounts of approximately $1.3 million and $200,000, representing 49% and 8%, respectively, of our total revenues. This customer concentration creates risk for us, in that a loss of either customer or a significant reduction in sales from these customers could adversely affect our financial condition and results of operations.

We operate in a highly competitive market, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

        Although we possess proprietary technology for our VivaScope confocal imagers and for our VivaNet Solution, we face intense competition, both nationally and internationally, from companies marketing alternative technologies. Certain of such companies have established name recognition, reputation, and market presence, and greater financial, technical, sales, marketing and other resources than us, enabling them to better withstand the impact of risks associated with a highly competitive industry. We compete directly with MELA Sciences, Inc. (NASDAQ: MELA) and, specifically, with its MelaFind® product, which features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. Optiscan Imaging Ltd. (Australia) and Mauna Kea Technologies (France, doing business as Cellvizio in the United States) offer confocal imaging technology. However, their first applications are believed to be primarily targeted for imaging the human gastrointestinal tract. We believe that electro-optical products designed to enhance the visualization and analysis of potential melanomas have been approved or are under development by: Welch Allyn, Inc.; Heine Optotechnik; 3Gen, LLC; Derma Medical Systems, Inc.; Medical High Technologies S.p.A.; ZN Vision Technologies AG; Biocompatibles International (previously Astron Clinica, Ltd.); LL Tech, Inc. (France); and Biomips Engineering. Balter Medical is developing optical transfer diagnosis technology for the purpose of detecting anomalies in human tissue.

        The broader market for precision optical imaging devices used for medical diagnosis is intensely competitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. We may also be subject to competition from major optical imaging companies, such as: General Electric Co.; Siemens AG; Bayer AG; Carestream Health; Welch Allyn, Inc.; Olympus Corporation; Carl Zeiss AG Deutschland; and others, each of which manufactures and markets precision optical imaging products for the medical market, and could decide to develop or acquire a product to compete with our VivaNet Solution. These companies enjoy numerous competitive advantages, including: significantly greater name recognition; established relations with healthcare professionals, customers and third-party payers; established distribution networks; additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage; greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and greater financial and human resources for product development, sales and marketing, and patent litigation. As a result, we may not be able to compete effectively against these companies or their products. The success of our competitors in developing, bringing to market, distributing and selling their products could negatively affect our result of operations and/or general acceptance of our products.

Technological breakthroughs in the diagnosis or treatment of melanoma could render VivaNet and VivaScope obsolete.

        The precision optical imaging field is subject to rapid technological change and product innovation. VivaNet and VivaScope are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies. Companies in the medical device industry with significantly greater financial, technical, research, marketing, sales and distribution and other resources have expertise and interest in the exploitation of computer- aided diagnosis, medical imaging, and other technologies VivaNet and VivaScope utilize. Some of these companies are working on potentially competing products or therapies, including confocal microscopy, various forms of spectroscopy, other imaging modalities, and molecular and genetic screening tests. In addition, the National Institutes of Health, several U.S. and international academic and medical centers, and other supporters of cancer research are presumptively seeking ways to improve the diagnosis or treatment of melanoma by sponsoring corporate and academic research. One or more of these companies could succeed in developing or marketing technologies and products or services that demonstrate better safety or effectiveness, superior clinical results, greater ease of use or lower cost than VivaNet and VivaScope, or such competitors could succeed in obtaining regulatory approval for introducing or commercializing any such products or services prior to us. Approval by the FDA of a commercially viable alternative to VivaScope produced by a competitor could significantly reduce market acceptance of VivaNet and VivaScope. Any of the above competitive developments could have a material adverse effect on our business, financial condition, and results of operations. Products, services, or technologies introduced prior to or subsequent to the commercialization of VivaNet and VivaScope could render these products less marketable or obsolete.

New product development in the medical device industry is both costly and labor intensive with very low success rates for successful commercialization; if we cannot successfully develop or obtain future products, our ability to grow may be impaired.

        Our long-term success is dependent, in large part, on the design, development and commercialization of new products and services in the medical technology industry. The product development process is time-consuming, unpredictable and costly. There can be no assurance that we will be able to develop or acquire new products, successfully complete clinical trials, obtain the necessary regulatory clearances or approvals required from the FDA on a timely basis, or at all, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or that potential products will achieve market acceptance. In addition, changes in regulatory policy for product approval during the period of product development, and regulatory agency review of each submitted new application, may cause delays or rejections. It may be necessary for us to enter into licensing arrangements in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all. Failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition and results of operations.

If our VivaNet Solution is approved for reimbursement, we anticipate experiencing significant pressures on pricing.

        Our products will be purchased principally by hospitals and physicians associated with research centers, and by private practitioners, that typically bill various third-party payers, including governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs, for the healthcare diagnostic services provided to their patients. In some foreign markets, which we may seek to enter in the future, pricing and profitability of medical devices are subject to government control. In the U.S., we expect that there will continue to be federal and state proposals for similar controls. Many private payers look to the Centers for Medicare & Medicaid Services, or CMS, which administer the Medicare program, in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payers.

        The ability of customers to obtain appropriate reimbursement for their products and services from private and governmental third-party payers is critical to the success of medical technology companies. The availability of reimbursement affects which products or services customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products and services. After we develop a new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payers. Further legislative or administrative reforms to reimbursement systems in a manner that significantly reduces reimbursement for procedures using our medical devices or denies coverage for those procedures, including price regulation, competitive pricing, coverage and payment policies, comparative effectiveness of diagnostic tools, technology assessments and managed-care arrangements, could have a material adverse effect on our business, financial condition or results of operations.

        Even if reimbursement programs cover a device for certain uses, that does not mean that the level of reimbursement will be sufficient for commercial success. We expect to experience pricing pressures in connection with the commercialization of our VivaNet Solution and our future products due to efforts by private and government-funded payers to reduce or limit the growth of healthcare costs, the increasing influence of health maintenance organizations, and additional legislative proposals to reduce or limit increase in public funding for healthcare services. Private payers, including managed care payers, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon healthcare providers by private and public payers are expected to continue. Payers frequently review their coverage policies for existing and new diagnostic tools and can, sometimes without advance notice, deny or change their coverage policies. Current trends toward managed healthcare in the U.S. and proposed legislation intended to control the cost of publicly funded healthcare programs could significantly influence the purchase of healthcare services and products, and may force us to reduce prices for our VivaNet Solution or result in the exclusion of our products from reimbursement programs. Significant limits on the scope of services covered or on reimbursement rates and fees on those services that are covered could have a material adverse effect on our ability to commercialize our VivaNet Solution and therefore, on our liquidity and our business, financial condition, and results of operations.

We operate in a heavily regulated sector, and our ability to remain viable will depend on future legislative action and favorable government decisions at various points by various agencies.

        In the United States, the FDA regulates the introduction of medical devices, as well as manufacturing, labeling and record keeping procedures for such products. The process of obtaining marketing clearance or approval for new medical devices from the FDA is costly and time consuming, and there can be no assurance that such approval will be granted for new products on a timely basis, if at all, or that the FDA review will not involve delays that would adversely affect our ability to commercialize new products. Even if regulatory clearance or approval to market a diagnostic product is obtained from the FDA, this clearance or approval may contain limitations on the indicated uses of the product. Marketing clearance or approval can also be withdrawn by the FDA due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance or approval.

        From time to time, legislation is introduced in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacture and marketing of a medical device. Additionally, the medical device industry is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change frequently, thereby increasing the uncertainty and risk associated with any healthcare related venture, including our business and our VivaNet Solution. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

        The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act, or the FD&C Act, as well as other relevant laws; (ii) CMS, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General, or OIG, which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as the Stark Law, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the exclusion of healthcare providers and others from participating in federal healthcare programs for violation of these governmental laws and regulations; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. All of the aforementioned are agencies within the U.S. Department of Health & Human Services, or HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

        In addition to regulation by the FDA as a medical device manufacturer, we are subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to: billing for services; quality of medical equipment and services; confidentiality, maintenance and security issues associated with medical records and individually identifiable health information; false claims; and product labeling.

        These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's time and attention from the operation of our business.

        In addition, recent, widely-publicized events concerning the safety of certain drug, food and medical device products have raised concerns among members of Congress, medical professionals, and the public regarding the FDA's handling of these events and its perceived lack of oversight over regulated products. The increased attention to safety and oversight issues could result in a more cautious approach by the FDA and other agencies with respect to clearances and approvals for products such as ours.

If we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with VivaNet or VivaScope, our product could be subject to restrictions or withdrawal from the market.

        Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Regulatory approval of our products may be subject to limitations on the indicated uses for which the products may be marketed or contain requirements for costly postmarketing testing and surveillance to monitor the safety or effectiveness of the products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Our facilities will be subject to inspection by the FDA and international authorities, and we could face penalties if we are found to be non-compliant with the regulations of the FDA or international authorities.

        The FDA and various other authorities will inspect our facilities from time to time to determine whether we are in compliance with regulations relating to medical device manufacturing, including regulations concerning design, manufacturing, testing, quality control, product labeling, distribution, promotion, and record keeping practices. Our facility was most recently inspected by the FDA in August 2009. A determination that we are in material violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls, product seizures or, in extreme cases, criminal sanctions or a shutdown of our manufacturing facility. Even if regulatory approvals to market a product are obtained from the FDA, such approvals may contain limitations on the indicated uses of the product. The FDA could also limit or prevent the manufacture or distribution of our products and has the power to require the recall of products. FDA regulations depend heavily on administrative interpretation, and future interpretations made by the FDA or other regulatory bodies with possible retroactive effect may adversely affect us.

Our promotional and marketing activities will be subject to regulation by the FDA and international authorities, and we could face severe penalties if we are found to be promoting VivaNet or VivaScope for an unapproved use.

        If the FDA or international authorities determine that our promotional materials or activities constitute promotion of VivaNet or VivaScope for an unapproved use or other claim in violation of applicable law relating to the promotion of our products, it could demand that we cease the use of or modify our promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or other materials to constitute promotion of VivaNet or VivaScope for an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. Our competitors may also assert claims either directly or indirectly with the FDA concerning any alleged illegal or improper marketing promotional activity.

Healthcare policy changes, including legislation to reform the U.S. healthcare system, may have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Political, economic and regulatory influences are subjecting the healthcare industry to potential fundamental changes that could substantially affect our results of operations. In response to perceived increases in health care costs in recent years, there have been and continue to be proposals and enactments by the Obama administration, members of U.S. Congress, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective treatments. Certain of these proposals and enactments or regulations promulgated to enforce them may limit the prices we are able to charge for our VivaNet Solution or the amount of reimbursement that may be available if such products are approved for reimbursement. The adoption of some or all of these enactments and proposals could have a material adverse effect on us. We cannot predict the final form these might take or their effects on our business.

        The Patient Protection and Affordable Care Act and Health Care and Education Affordability Reconciliation Act of 2010 were enacted into law in the U.S. in March 2010. As a U.S. headquartered company with sales in the U.S., this healthcare reform legislation will materially impact us. Certain provisions of the legislation will not be effective for a number of years, there are many programs and requirements for which the details have not yet been fully established or consequences not fully understood, and it is unclear what the full impact of the legislation will be. The legislation imposes on medical device manufacturers such as us a 2.3 percent excise tax on U.S. sales of Class I, II and III medical devices beginning in 2013. Both downward pressure on reimbursement and the excise tax could have a material adverse effect on our business, financial condition and the results of operations. Other provisions of this legislation, including Medicare provisions aimed at improving quality and decreasing costs, comparative effectiveness research, an independent payment advisory board, and pilot programs to evaluate alternative payment methodologies, could meaningfully change the way healthcare is developed and delivered, and may adversely affect our business and results of operations. Further, we cannot predict what healthcare programs and regulations ultimately will be implemented at the federal or state level, or the effect of any future legislation or regulation in the U.S. or internationally. However, any changes that lower reimbursements for our products or reduce medical procedure volumes could adversely affect our business and results of operations.

We must comply with complex statutes prohibiting fraud and abuse, and both we and physicians utilizing VivaNet workstations could be subject to significant penalties for noncompliance.

        There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the Anti-Kickback Law which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients or the purchase, order or recommendation of goods or services for which payment will be made by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the Anti-Inducement Law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; HIPAA, which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security and transmission of individually identifiable health information; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and the Civil Monetary Penalties Law, which authorizes HHS to impose civil penalties administratively for fraudulent or abusive acts. We are also subject to state laws that are analogous to the above federal laws, such as state anti-kickback and false claims laws (some of which may apply to healthcare items or services reimbursed by any third-party payer, including commercial insurers), as well as certain state laws that require pharmaceutical and medical device companies to comply with industry voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

        Sanctions for violating these laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. Our ongoing efforts to comply with these laws may be costly, and a violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. The risk of our being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and damage our reputation. An investigation into the use of VivaNet, VivaNet workstations and VivaScope by physicians may dissuade physicians from either purchasing or using VivaNet, VivaNet workstations and VivaScope and could have a material adverse effect on our ability to commercialize our products.

The application of the privacy provisions of HIPAA is unclear, and we will become subject to other laws and regulations regarding the privacy and security of medical information.

        HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates "covered entities" (insurers, clearinghouses, and most healthcare providers) and indirectly regulates "business associates" with respect to the privacy of patients' medical information. All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information. It is unclear whether we would be deemed to be a covered entity or a business associate under the HIPAA regulations. In either case, we will be required to physically safeguard the integrity and security of the patient information that we, or our physician customers receive, store, create or transmit. If we fail to safeguard patient information, then we or our physician customers may be subject to civil monetary penalties, and this could adversely affect our ability to market our VivaNet Solution and VivaScope. We also may be liable under state laws governing the privacy of health information. As and when we expand our commercialization efforts in the foreign markets that we have targeted, we will also become subject to a variety of international laws, regulations and policies designed to protect the privacy of health information.

Clinical trials associated with future applications of our technology may involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

        In the future, as we explore additional applications of our technology, clinical trials may be required for regulatory approval. We are not currently conducting any clinical trials related to any regulatory approval and we have no current plans to conduct any such clinical trials. However, should we decide to conduct such clinical trials, we cannot predict whether we will encounter problems with any future clinical trials, which would cause us or regulatory authorities to delay or suspend those clinical trials, or delay the analysis of data from those clinical trials. We estimate that clinical trials involving any of the various potential applications of VivaNet and VivaScope which we may choose to pursue could continue for several years and that such trials may also take significantly longer to complete and may cost more money that we expect. Failure can occur at any stage of testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of our VivaScope confocal imager or VivaNet, including but not limited to:

  •
  delays in obtaining regulatory approvals to commence a clinical trial;

  •
  slower than anticipated patient recruitment and enrollment;

  •
  negative or inconclusive results from clinical trials;

  •
  unforeseen safety issues;

  •
  an inability to monitor patients adequately during or after treatment; and

  •
  problems with investigator or patient compliance with the trial protocols.

        A number of companies in the medical device industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Despite the successful results reported in early clinical trials regarding VivaScope, we do not know whether any clinical trials we or our clinical partners may conduct will produce favorable results. The failure of clinical trials to produce favorable results could have a material adverse effect on our business, financial condition and results of operations.

Alternative applications of our technology may not be successful, which will limit our ability to grow the Company and generate revenue.

        Although we believe the early exploratory and pilot studies for other clinical applications of our technology beyond the early detection and diagnosis of skin cancer are encouraging, there can be no assurance any of these research and development activities, engineering efforts, or clinical studies will be successful or that any FDA clearances will be achieved for any of these other clinical applications. If alternative applications of our technology are not successful, our ability to grow the Company and generate revenue will be adversely impacted.

We face the risk of product liability claims and may not be able to obtain or maintain adequate insurance to protect against these claims.

        Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those that may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to product liability claims if VivaNet, VivaNet workstations or VivaScope cause, or merely appears to have caused, an injury or if a patient alleges that VivaNet, VivaNet workstations or VivaScope failed to provide appropriate diagnostic information on a lesion where melanoma, another skin cancer, or another form of disease, was subsequently found to be present. Claims may be made by patients, healthcare providers or others involved with VivaNet, VivaNet workstations or VivaScope. Although we carry product liability insurance that covers our VivaScope products, our anticipated current and anticipated product liability insurance may not be available to us in amounts and on acceptable terms, if at all, and if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage, or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

        We may be subject to claims against us even if the apparent injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to operate VivaScope. If these medical personnel are not properly trained or are negligent, we may be subjected to liability. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers, or result in reduced acceptance of VivaScope in the market.

        Insurance and surety companies have reassessed many aspects of their businesses and, as a result, may take actions that could negatively affect our business. These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, reducing limits, restricting coverage, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.

        Our manufacturing efforts currently rely on various suppliers that supply components and subassemblies required for the final assembly and test of our devices. In some cases we have written agreements with these suppliers, under which the supplier is obligated to perform services or produce components for us. There can be no assurance that these third parties will meet their obligations under the agreements. Some of these suppliers are sole-source suppliers. Contract manufacturers of some of our components, such as completed circuit boards, may also rely on sole-source suppliers to manufacture some of the components used in our products. Our manufacturers and suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including: suppliers may make errors in manufacturing components that could negatively affect the effectiveness or safety of our products, or cause delays in shipment of our products; we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms; we may have difficulty locating and qualifying alternative suppliers for our sole-source suppliers; our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

        Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders.

Risks Related to the Operation of Our Business

We may be adversely affected by breaches of online security.

        To the extent that our activities involve the storage and transmission of confidential information, security breaches could damage our reputation and expose us to a risk of loss, or to litigation and possible liability. A substantial portion of our revenue in future years will rely upon the transmission and storage of medical data through a virtual private network, or VPN, across the Internet. Our business may be materially adversely affected if our security measures do not prevent security breaches. In addition, such information may be subject to HIPAA privacy and security regulations, the potential violation of which may trigger concerns by healthcare providers, which may adversely impact our business, financial condition and results of operations.

All of our operations are conducted at a single location. Any disruption at our facility could increase our expenses.

        All of our operations are conducted at a single location. We take precautions to safeguard our facility, including insurance, health and safety protocols, contracted off-site engineering services, and off-site storage of computer data. However, a natural disaster, such as a fire, flood or earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses. The insurance we maintain against fires, floods, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

Our success will depend on our ability to attract and retain our personnel.

        Our success is particularly dependent upon the continued service of our executive officers and other key employees. We have currently executed employment agreements with Ms. Davis-McHugh and each of Messrs. Eastman, Fox, Hone, and Shea, which are described in more detail under the caption "Employment Agreements." These agreements expire on January 1, 2016, and are renewable for additional one-year terms unless either we or the executive send written notice to the other party of its intention not to renew at least ninety (90) days prior to expiration of the then-current term. We entered into an employment agreement with Mr. Joyce on March 22, 2011. Mr. Joyce's employment agreement is set to expire on March 22, 2016, but is also renewable for additional one-year terms. Each of these executives has agreed, pursuant to his or her respective employment agreement, not to compete with us, nor solicit our customers or employees, for a period of one (1) year following the termination of such executive's employment. All of our employees, including our executive officers, have executed our standard form of Employee Invention, Copyright, Proprietary Information and Conflicts of Interest Agreement. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business and results of operations. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We may not be successful in hiring, retaining or developing sufficient qualified individuals.

Our employees may engage in misconduct or improper activities, including noncompliance with regulatory standards and prohibitions on insider trading.

        We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with applicable manufacturing standards, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We may be liable for contamination or other harm caused by materials that we handle, and changes in environmental regulations could cause us to incur additional expense.

        Our manufacturing, research and development and clinical processes do not generally involve the handling of potentially harmful biological materials or hazardous materials, but they may occasionally do so. We are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

Failure to maintain an effective system of internal control over financial reporting may not allow us to be able to accurately report our financial condition, results of operations or prevent fraud.

        We regularly review and update our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. We maintain controls and procedures to mitigate against risks, such as processing system failures and errors. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable assurances that the objectives of the system are met. Events could occur which are not prevented or detected by our internal controls. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could cause a failure to meet our reporting obligations under applicable federal securities laws, which could have a material adverse affect on our business, results of operations and financial condition.

Risks Relating to this Offering

Following this offering, we will become subject to the reporting requirements of U.S. federal securities laws, which can be time-consuming and expensive.

        We currently have no class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are not a reporting company. In connection with this offering, we are becoming a U.S. public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002, as amended, or SOX. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we did not become a U.S. reporting company. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs, such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly.

Becoming a public company will cause us to incur increased costs and demands on our management and divert management's attention from our core business.

        Although certain members of our Board of Directors and management team have experience in various capacities with publicly-traded companies, we have never operated as a U.S. publicly-traded company subject to the reporting requirements of the federal securities laws and have not been required to comply with SOX. We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by SOX. Although we will likely be exempt from the auditor attestation requirements of Section 404(b) of SOX due to our status as a non-accelerated filer under the SEC rules, we will still be subject to the annual requirements related to management's assessment of internal control over financial reporting, which are costly. We are in the process of instituting changes to our internal procedures to satisfy the requirements of SOX, as well as rules subsequently implemented by the SEC, the Public Company Accounting Oversight Board and the Nasdaq Capital Market. We are evaluating our internal controls systems in order to allow us to report on our internal controls, as required by Section 404 of SOX, and will be required to report on our internal controls beginning with our annual report for the fiscal year ending December 31, 2011. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 of SOX in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations.

        As a small company with limited capital and human resources, we will need to divert management's time and attention away from our core business in order to ensure compliance with these regulatory requirements. Implementing these changes may require new information technologies systems, the auditing of our internal controls, and compliance training for our directors, officers and personnel. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. Such efforts would require a potentially significant expense. In addition, these laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers. Additionally, changes in the laws and regulations affecting public companies, including Section 404 and other provisions of SOX, the rules and regulations adopted by the SEC and the Nasdaq Capital Market, will result in increased costs to us as we respond to such requirements.

An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. Although we are seeking approval for listing of our common stock on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price or below the amount required by the Nasdaq Capital Market to maintain our listing. Should we fail to meet the minimum standards established by the Nasdaq Capital Market, we could be de-listed. If our securities were to be delisted from the Nasdaq Capital Market, our securities could continue to trade on the NASD's over-the-counter bulletin board following any delisting from the Nasdaq Capital Market, or on the Pink Sheets, as the case may be. Any such delisting of our securities could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering and investors may therefore be unable to sell their common stock at or above the initial public offering price.

Our stock price will be volatile, meaning purchasers of our common stock could incur substantial losses.

        Our stock price is likely to be volatile. The stock market in general and the market for medical technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The following factors, in addition to other risk factors described in this section and general market and economic conditions, may have a significant impact on the market price of our common stock:

  •
  the announcement of new products or product enhancements by us or our competitors;

  •
  developments or disputes concerning patents or other intellectual property rights;

  •
  changes in the structure of third-party reimbursement in the U.S.;

  •
  the departure of key personnel;

  •
  results of our research and development efforts and our clinical trials;

  •
  regulatory developments in the U.S. and foreign countries;

  •
  developments concerning our clinical collaborators, suppliers or marketing partners;

  •
  changes in financial estimates or recommendations by securities analysts;

  •
  failure of any new products, if approved, to achieve commercial success;

  •
  product liability claims and litigation against us;

  •
  the strength and variations in our financial results or those of companies that are perceived to be similar to us;

  •
  general economic, industry and market conditions; and

  •
  future sales of our common stock.

        A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly. Whether or not meritorious, litigation brought against us could result in substantial costs and could divert the time and attention of our management. Our insurance to cover claims of this sort may not be adequate.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in "Use of Proceeds." Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management's specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Concentration of ownership among our directors, executive officers, and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon closing of this offering, based upon beneficial ownership as of September 15, 2011, our directors, executive officers, holders of more than 5% of our common stock, and their affiliates will, in the aggregate, beneficially own approximately 53% of our outstanding common stock. As a result, these stockholders, subject to any fiduciary duties owed to our other stockholders under New York law, will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our Board of Directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

If there are substantial sales of our common stock, our stock price could decline.

        If our existing stockholders sell a large number of shares of our common stock or the public market perceives that these sales may occur, the market price of our common stock could decline. Based on shares outstanding on September 15, 2011, upon the closing of this offering, assuming no outstanding options are exercised prior to the closing of this offering, we will have approximately 9.1 million shares of common stock outstanding. All of the shares offered under this prospectus will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by our affiliates. An additional 6.4 million shares outstanding upon the closing of this initial public offering will be available for sale pursuant to Rules 144 and 701, and the volume, manner of sale and other limitations under these rules, as follows:

  •
  1.3 million shares of common stock will be immediately eligible for sale in the public market;

  •
  2.1 million shares of common stock will be eligible for sale in the public market, 90 days after the effective date of this prospectus, unless the lock-up period applicable to these holders is otherwise extended pursuant to its terms;

  •
  6.1 million shares of common stock will be eligible for sale in the public market, 180 days after the effective date of this prospectus, unless the lock-up period applicable to these holders is otherwise extended pursuant to its terms; and

  •
  An additional 0.3 million shares of common stock will become eligible for sale in the public market in 2013.

        Warrant holders holding warrants to purchase 650,404 shares of our common stock, based on the value of their convertible securities as of September 15, 2011 and assuming an offering price of $6.50 per share, which is the mid-point of the range set forth on the cover of this prospectus, have rights with respect to the registration of the common stock underlying their warrants. See "Description of Capital Stock—Registration Rights."

        Promptly following this offering, we intend to register up to 4,679,699 shares of common stock that are authorized for issuance under our equity incentive plans. As of September 15, 2011, 2,935,698 shares were subject to outstanding options, of which 1,479,032 shares were vested. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above and restrictions on our affiliates.

You will incur immediate and substantial dilution as a result of this offering.

        The initial public offering price of this offering is substantially higher than the book value per share of our common stock. As a result, purchasers in this offering will experience immediate and substantial dilution of $2.20 per share in the tangible book value of our common stock from the initial public offering price, based on the number of shares outstanding as of September 15, 2011. This is due in large part to earlier investors in our Company having paid substantially less than the initial public offering price when they purchased their shares. Investors who purchase shares of common stock in this offering will contribute approximately 43.6% of the total amount we have raised to fund our operations but will own only approximately 28.9% of our common stock, based on the number of shares outstanding as of September 15, 2011. In addition, the exercise of currently outstanding options and warrants to purchase common stock and future equity issuances, including future public or private securities offerings and any additional shares issued in connection with acquisitions, will result in further dilution.

Our charter documents and New York law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

        Provisions of our certificate of incorporation and bylaws and applicable provisions of New York law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions:

  •
  limit who may call a special meeting of stockholders; and,

  •
  do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors; and,

        In addition, Section 912 of the New York Business Corporation Law generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Special Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward- looking statements contain these identifying words. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations stated in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Additional risks, uncertainties and factors, other than those discussed under "Risk Factors," could also cause our actual results to differ materially from those projected in any forward-looking statements we make. We operate in a very competitive and rapidly changing environment in which new risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update or revise any forward-looking statements, or to so update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Proceeds

        We estimate that we will receive net proceeds of approximately $13.8 million from the sale by us of 2.6 million shares of our common stock at an assumed initial public offering price of $6.50 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated expenses of approximately $2.8 million, which includes our underwriters' non-accountable expense allowance, legal, accounting, printing costs and expenses, and various fees associated with the registration and listing of our securities payable by us. If the underwriters exercise their over-allotment option in full, we will receive an additional $2.4 million after deducting $237,000 for underwriting discounts and commissions. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We expect to use the net cash proceeds of the offering:

  •
  To launch our VivaNet Solution, including hiring a U.S.-based sales and technical support team;

  •
  To support research and development for other clinical applications of our technology beyond the early detection and diagnosis of skin cancer;

  •
  To increase VivaNet server capacity; and,

  •
  The balance, if any, for working capital and other general corporate purposes.

        We also plan to use approximately $400,000 from the proceeds of this offering to pay certain of our outstanding trade payables, and approximately $193,000 to repay certain outstanding affiliate debt. While we expect to use the net proceeds for the purposes described above, we have not yet determined specific allocations of the proceeds among such purposes. Furthermore, we will have significant discretion with respect to the application of such proceeds. In the event that our plans change, our assumptions change or prove to be inaccurate, or the proceeds of this offering prove to be insufficient, it may be necessary or advisable to reallocate proceeds or to use proceeds for other purposes, or we may be required to seek additional financing or we may be required to curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the proceeds of this offering.

        Pending use of the proceeds from this offering, we may invest the proceeds in a variety of capital preservation investments, including cash, cash equivalents and short-term investments.

Dividend Policy

        We have never declared or paid cash dividends on our common stock. We currently intend to retain our cash for the development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future.

        We are now, and expect in the future, to be subject to covenants in debt arrangements that place restrictions on our ability to pay dividends. Other than those restrictions, and the limitation that applicable law provides that dividends may only be paid out of available surplus, the payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on the payment of dividends present in our current or future debt agreements, and other factors that our Board of Directors may deem relevant.

Capitalization

        You should read this capitalization table together with the sections of this prospectus entitled "Management's Discussions and Analysis of Financial Condition and Results of Operations" and with the financial statements and related notes to those statements included elsewhere in this prospectus.

        The following table sets forth our capitalization as of June 30, 2011:

          (i)  on an actual basis;

         (ii)  on a pro forma basis, which assumes or gives effect to:

    •
    The planned 1.5 to 1 reverse stock split of our common stock that will become effective prior to the date of this prospectus;

    •
    The conversion of the notes issued in connection with our 2010/2011 Convertible Debt Offering into 1,269,226 shares of our common stock;

    •
    The conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering; and,

    •
    The conversion of certain fee entitlements payable to Northeast LCD Capital into 86,000 shares of our common stock.

        (iii)  on a pro forma, as adjusted basis to give effect to the pro forma transactions described above and the receipt of the estimated net proceeds from the sale by us of 2.6 million shares offered hereby at an assumed public offering price of $6.50 per share, after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.

        The pro forma information set out in this table is for illustrative purposes and our capitalization following the completion of the offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)	(unaudited)
Long Term Debt:
2009 Convertible Debt Offering	$700,000	$700,000	$700,000
2010/2011 Convertible Debt Offering(1)	5,538,037
Other debt(2)	658,820	658,820	658,820
Warrant liabilities	2,872,677	2,872,677	2,872,677
Less debt discount and current portion	(2,692,534)	(1,052,599)	(1,052,599)

Total long term debt	7,077,000	3,178,898	3,178,898
Stockholders' Deficit:
Preferred stock	144,833
Common stock	30,076	62,939	88,529
Additional paid-in capital	20,752,575	25,153,951	38,961,861
Accumulated deficit	(31,743,336)	(31,506,395)	(31,506,395)

Total stockholders' (deficit) equity	$(10,815,852)	$(6,289,505)	$7,543,995

Total capitalization	$(3,738,852)	$(3,110,607)	$10,722,893

(1)
Includes related party debt of $151,317.

(2)
Includes related party debt of $40,457.

        The table above excludes, as of June 30, 2011:

  •
  2,909,032 shares of common stock issuable as of the date of this prospectus upon the exercise of outstanding stock options at a weighted average exercise price of $4.32 per share;

  •
  169,660 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.67 per share;

  •
  The conversion of the 2009 Convertible Notes into 448,785 shares of our common stock, because such conversion is at the option of the holder;

  •
  up to 1,770,666 shares of common stock reserved for future grants under our 2010 Long-Term Equity Incentive Plan;

  •
  Warrants to purchase (i) 12,221 shares our common stock, at an exercise price of $4.73, which is equal to the lesser of $4.73 or 85% of the public offering price; (ii) 3,077 shares of our common stock, which is equal to 20,000 divided by the offering price, at an exercise price of $6.50, which is equal to the offering price; (iii) 1,154 shares of our common stock, which is equal to 7,500 divided by the offering price, at an exercise of $6.50, which is equal to the offering price; (iv) 38,683 shares of our common stock, which is equal to 3% of the aggregate principal amount of the convertible notes offered pursuant to the 2010/2011 Convertible Debt Offering, at an exercise price of $6.78; (v) 596,404 shares of our common stock, which is equal to 70% of 5.5 million divided by the offering price, at an exercise price of $6.17; and, (vi) 54,000 shares of our common stock, which is equal to 2% of the total number of shares sold in this offering (excluding the over-allotment) at an exercise price of $7.80, which is equal to 120% of the public offering price per share. We also exclude the 2009 Warrant Commitment.

        In addition, the table above excludes the placement of our 2011 Credit Facility and the issuance of our July 2011 Convertible Debt Offering, which we entered into subsequent to June 30, 2011.

Dilution

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our common stockholders' equity, less intangible assets, divided by the number of shares of our common stock outstanding. As of June 30, 2011, we had a net tangible book value of approximately $(11.2) million or $(3.72) per share of common stock.

        Pro forma net tangible book value as of June 30, 2011 was $(6.7) million or $(1.06) per common share, which includes or gives effect to:

  •
  The planned 1.5 to 1 reverse stock split of our common stock that will become effective prior to the date of this prospectus;

  •
  The conversion of the notes issued in connection with during our 2010/2011 Convertible Debt Offering into 1,269,226 shares of our common stock;

  •
  The conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering; and,

  •
  The conversion of certain fee entitlements payable to Northeast LCD Capital into 86,000 shares of our common stock.

        Assuming the sale by us of 2.6 million shares of common stock offered in this offering at an assumed initial public offering price of $6.50 per share, the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted pro forma net tangible book value as of June 30, 2011, would have been $7.2 million, or $1.14 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.20 per share of common stock to our existing stockholders and an immediate dilution of $5.36 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$6.50
Net tangible book value per share as of June 30, 2011	$(3.72)
Pro forma net tangible book value per share as of June 30, 2011	$(1.06)
Increase in pro forma net tangible book value per share to our existing stockholders	$2.20
Pro forma net tangible book value per share after the offering	$1.14
Dilution per share to new investors	$5.36

        The following table sets forth on a pro forma as adjusted basis, as of June 30, 2011, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors in this initial public offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The data for "Existing Investors" includes or gives effect to (i) the conversion of the notes issued in connection with our 2010/2011 Convertible Debt Offering into 1,269,226 shares of our common stock, (ii) the conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering and, (iii) the conversion of certain fee entitlements payable to Northeast LCD Capital into 86,000 shares of our common stock. These figures also reflect the planned 1.5 to 1 reverse stock split of our common stock that will become effective prior to the effectiveness of this prospectus;

	Shares Purchased		Total Consideration		Average Consideration
	Number	Percent	Amount	Percent	Per Share
Existing Investors	6,293,944	71.1%	$21,529,744	56.4%	$3.42
New Investors	2,559,000	28.9	16,633,500	43.6	6.50

Total	8,852,944	100.0%	$38,163,244	100.0%

        In the preceding tables, the shares of our common stock exclude, as of June 30, 2011:

  •
  2,909,032 shares of common stock issuable as of the date of this prospectus upon the exercise of outstanding stock options at a weighted average exercise price of $4.32 per share;

  •
  169,660 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $2.67 per share;

  •
  The conversion of the 2009 Convertible Notes into 448,785 shares of our common stock, because such conversion is at the option of the holder;

  •
  up to 1,770,666 shares of common stock reserved for future grants under our 2010 Long-Term Equity Incentive Plan;

  •
  Warrants to purchase (i) 12,221 shares our common stock, at an exercise price of $4.73, which is equal to lesser of the 85% of the public offering price; (ii) 3,077 shares of our common stock, which is equal to 20,000 divided by the offering price, at an exercise price of $6.50, which is equal to the offering price; (iii) 1,154 shares of our common stock, which is equal to 7,500 divided by the offering price, at an exercise of $6.50, which is equal to the offering price; (iv) 38,683 shares of our common stock, which is equal to 3% of the aggregate principal amount of the convertible notes offered pursuant to the 2010/2011 Convertible Debt Offering, at an exercise price of $6.78; (v) 596,404 shares of our common stock, which is equal to 70% of 5.5 million divided by the offering price, at an exercise price of $6.17; and, (vi) 54,000 shares of our common stock, which is equal to 2% of the total number of shares sold in this offering (excluding the over-allotment) at an exercise price of $7.80, which is equal to 120% of the public offering price per share. We also exclude the 2009 Warrant Commitment.

        Assuming an offering price of $6.50, which is the mid-point of the range set forth on the cover of this Prospectus, and further assuming (i) the conversion of the notes issued in connection with our 2010/2011 Convertible Debt Offering into 1,269,226 shares of our common stock, (ii) the conversion of the notes issued in connection with our 2009 Convertible Debt Offering into 448,785 shares of our common stock, (iii) the conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering, (iv) the issuance of 2,909,032 shares of common stock issuable as of the date of this prospectus upon the exercise of outstanding stock options at a weighted average exercise price of $4.32 per share, (v) the issuance of 824,095 shares of common stock issuable upon exercise of warrants at an aggregate exercise price of $5.46 share, (vi) 54,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters upon completion of this offering at an exercise price equal to 120% of the public offering price per share, and (vii) 86,000 shares of common stock which may be issued upon the conversion of certain fee entitlements payable to Northeast LCD Capital, the shares purchased by the new investors would constitute 19.6% of all shares purchased from us, and the total consideration paid by new investors would constitute 29.4% of the total consideration paid for all shares purchased from us. In addition, the average price per share paid by new investors would be $6.50, and the average price per share paid by existing stockholders would be $3.79.

        The dilution information above excludes the placement of our 2011 Credit Facility and the issuance of our July 2011 Convertible Debt Offering, which were entered into subsequent to June 30, 2011. Using the same assumptions above, and including the impacts of the warrants issued to our lender in connection with the 2011 Credit Facility and the convertible debt and warrants issued under the July 2011 Convertible Debt Offering, the shares purchased by the new investors would constitute 19.0% of all shares purchased from us, and the total consideration paid by new investors would constitute 28.4% of the total consideration paid for all shares purchased from us. In addition, the average price per share paid by new investors would be $6.50, and the average price per share paid by existing stockholders would be $3.84.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties—see "Special Note Regarding Forward-Looking Statements." You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a medical device and information technology company that designs, manufactures and sells non-invasive imaging devices, known as the VivaScope 1500 and VivaScope 3000 confocal imagers. We designed these imaging devices to assist physicians in the early detection and diagnosis of melanoma, basal cell carcinoma, and squamous cell carcinoma, thus frequently eliminating biopsies of benign lesions. VivaScopes produce noninvasive, high-resolution cellular images of a skin lesion (i.e. a "virtual biopsy") for subsequent diagnostic review by pathologists. These devices have received FDA 510(k) clearance as the VivaScope System. VivaNet is our telepathology server that transfers virtual biopsy images typically from a dermatologist's office to a pathologist for near real-time diagnosis and reporting. In addition, VivaNet stores the virtual biopsy images and the pathology report as a part of the patient's permanent medical record.

        We have sold over 300 VivaScope confocal imagers to date to academic medical centers and other research institutions using both direct and international distribution channels. Following this offering, we plan to begin providing our VivaNet Solution to pathologists on a per procedure fee basis and leasing our VivaScope confocal imagers to dermatology practices that are connected to VivaNet. We believe the strategy of providing VivaNet services on a per procedure fee basis will provide us with a recurring revenue stream directly related to:

  (i)
  the average per procedure fee billed for each virtual biopsy provided to pathologists through VivaNet;

  (ii)
  the total number of VivaScopes leased to dermatology practices connected to VivaNet; and

  (iii)
  the average number of lesions imaged annually in these practices using our VivaScopes.

We refer to this strategy as our VivaNet Business Model and we believe it will become our primary source of revenue in the future. To date, we have not derived revenues from our VivaNet Business Model.

        We have devoted substantially all of our resources to the development of our VivaScope confocal imagers and VivaNet, which expenses have included research and development, conducting clinical investigation for our product candidates, protecting our intellectual property and the general and administrative support of these operations. While we have generated revenue through product sales, we have funded our operations largely through multiple rounds of private debt and equity financings. We believe that our existing cash and cash equivalents, including the net proceeds of this offering, assuming we raise the maximum amount set forth on the cover of this prospectus, will allow us to fund our operating plan through the first half of 2013. We have never been profitable and we reported net losses of approximately $4.3 million and $4.1 million in 2010 and 2009, respectively. As of June 30, 2011, we had an accumulated deficit of approximately $31.7 million. We expect to incur operating losses for the foreseeable future as we invest substantial resources to promote the commercialization, and attempt to achieve widespread adoption, of our products. We may require additional financing to support these and other operating activities. In addition, the report of our independent registered public accounting firm, Deloitte & Touche LLP, with respect to our consolidated financial statements appearing at the end of this prospectus contains an explanatory paragraph stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. Adequate additional funding may not be available to us on acceptable terms, or at all. We expect that research and development expenses and sales and marketing expenses will increase along with general and administrative costs, as we grow and operate as a public company. We will need to generate significant revenues to achieve profitability and we may never do so.

        Our revenues consist of product revenue, non-product revenue and grant revenue. Product revenues consist of revenues derived from the sale of our products and services, primarily VivaScopes, as well as an immaterial amount of revenue from maintenance and support services. We recognize product revenue when evidence of an agreement exists, title has passed (generally upon shipment) or services have been rendered. When product sales do not include installation or training, such as for all distributor sales and many direct sales, revenue is recognized upon shipment. Certain direct sales contracts require installation at the customer's location prior to acceptance. As such, revenue recognition on these contracts is delayed until all aspects of delivery, including installation, are complete. In addition, should the contract include training, revenue recognition is delayed until training is complete. Non-product revenue, which to date has been in the form of a payment from a European distributor for certain rights including a license to use certain technology in defined geographic areas, is recognized as earned. Grant revenue, which has most recently been derived from a small business innovation research grant, is generally recognized as expenses provided for under the grants are incurred.

Results of Operations

  Six Month Periods Ended June 30, 2011 and 2010

        We reported a consolidated net loss of $4.1 million or $(3.83) per share for the six month period ended June 30, 2011 as compared to consolidated net loss of $2.2 million or $(1.38) per share for the six month period ended June 30, 2010. The increase in net loss resulted primarily from increased operating costs as we continue the process of preparing to become a public company.

        The following presents a more detailed discussion of our consolidated operating results:

        Product sales.    For the six month period ended June 30, 2011 and 2010, we had sales of our VivaScope confocal imagers and related products of $1.4 million and $782,000, respectively. The increase was primarily attributed to a continued increase in distributor sales in Europe and China; and direct sales in the United States and Brazil. Increases in revenue of our VivaScope products are primarily a result of sales of our devices to new customers. As of June 30, 2011, we have recorded no revenue related to our VivaNet Solution.

        Cost of revenue.    For the six month period ended June 30, 2011 and 2010, we incurred cost of revenue of $729,000 and $422,000, respectively. As a percentage of product sales, cost of revenue was 52% and 54% for the periods ended June 30, 2011 and 2010, respectively. The decrease in cost of sales as a percentage of product sales reflects our focus on decreasing material costs through strategic purchasing (quantity buys, shipping efficiencies and scheduling purchases in advance to reduce costs from vendors) as well as through vendor negotiation on materials pricing.

        General and administrative expenses.    General and administrative expenses consist primarily of salaries and benefits, professional fees (including legal and accounting fees incurred during the six month period ended June 30, 2011 in connection with our efforts to become a public company), occupancy costs for our office, insurance costs and general corporate expenses. For the six month period ended June 30, 2011, general and administrative expenses totaled $2.7 million and had increased $911,000 from the same period in the prior year primarily as a result of increased professional fees and increased wages and benefits for new employees as we continue the process of preparing to become a publicly traded company.

        Sales and marketing expenses.    Sales and marketing expenses consist primarily of salaries and benefits and general marketing expenses. For the six month period ended June 30, 2011, sales and marketing expenses totaled $758,000, an increase of $322,000 from the same period in the prior year. The increase in sales and marketing expenses primarily resulted from an increase in wages and benefits due to hiring additional employees, combined with stock-based compensation charges.

        Engineering, research and development expenses.    Engineering, research and development expenses consist primarily of salaries and benefits and material costs used in the development of new products and product improvements. For the six month period ended June 30, 2011, engineering, research and development expenses totaled $503,000, an increase of $193,000 from the same period in the prior year. The increase in engineering, research and development expenses primarily resulted from an increase in wages and benefits due to hiring additional employees, combined with stock-based compensation charges.

        Interest expense.    Interest expense increased $665,000 from $324,000 for the six month period ended June 30, 2010 to $989,000 for the six month period ended June 30, 2011. The increase in interest expense was as a result of borrowings under our 2010/2011 Convertible Debt Offering during the fourth quarter of 2010 and the first quarter of 2011.

        Fair value adjustment of warrants expense.    For the six month periods ended June 30, 2011 and 2010, we recognized $95,000 in expense and $137,000 in earnings, respectively, to record changes in the fair value of certain of our outstanding warrants not indexed to our own stock.

  Years Ended December 31, 2010 and 2009

        We reported a consolidated net loss of $4.3 million or $(2.42) per share for the year ended December 31, 2010 as compared to consolidated net loss of $4.1 million or $(2.58) per share for the year ended December 31, 2009. The increase in net loss resulted primarily from increased operating costs as we began the preparations to become a public company. The following presents a more detailed discussion of our consolidated operating results:

        Product sales.    For the years ended December 31, 2010 and 2009, we had sales of our VivaScope confocal imagers and related products of $2.3 million and $1.9 million, respectively. The increase was primarily attributable to increased distributor sales in Europe, and direct sales to Australia during 2010. Increases in revenue of our VivaScope products are primarily a result of sales of our devices to new customers. As of December 31, 2010, we have recorded no revenue related to our VivaNet Solution.

        Non-Product Revenue.    For the years ended December 31, 2010 and 2009, we recognized non-product revenue resulting from fee payments from our European distributor of approximately $350,000 in each year. We received a one-time licensing fee of $1.75 million in 2006, which is being amortized over a five-year period in increments of $350,000 per year. This licensing fee gives our European distributor the right to use and sell our technology in certain geographic areas, pursuant to a distribution agreement which expires on December 31, 2011, with automatic one-year renewals thereafter.

        Grant revenue, net.    For the years ended December 31, 2010 and 2009, we recognized grant revenue of $0 and $95,000, respectively, under a National Cancer Institute, Small Business Innovation Research grant, which grant was awarded on a competitive basis. Grant revenue is recognized as it is earned, as determined by the terms of the grant, and is presented net of expenses directly related to the project being funded by the grant.

        Cost of revenue.    For the years ended December 31, 2010 and 2009, we incurred cost of revenue of $1.1 million in each year. As a percentage of product sales, cost of revenue was 50% and 57% for the years ended December 31, 2010 and 2009, respectively. The decrease in cost of sales as a percentage of product sales reflects our focus on decreasing material costs through strategic purchasing (quantity buys, shipping efficiencies and scheduling purchases in advance to reduce costs from vendors) as well as through vendor negotiation on materials pricing.

        General and administrative expenses.    General and administrative expenses consist primarily of salaries and benefits, professional fees (including legal and accounting fees incurred in connection with our efforts to become a public company), occupancy costs for our office, insurance costs and general corporate expenses. For the year ended December 31, 2010, general and administrative expenses totaled $3.8 million and had increased $567,000 from the prior year primarily as a result of increased professional fees and increased wages and benefits due to hiring additional employees as we began the process of preparing to become a public company.

        Sales and marketing expenses.    Sales and marketing expenses consist primarily of salaries and benefits, costs of holding reader training courses, and general marketing expenses. For the year ended December 31, 2010, sales and marketing expenses totaled $799,000, a decrease of $81,000 due to cost efficiencies related to our sponsorship of reader education courses and our sales staffing.

        Engineering, research and development expenses.    Engineering, research and development expenses consist primarily of salaries and benefits and material costs used in the development of new products and product improvements. For the year ended December 31, 2010, engineering, research and development expenses totaled $686,000, a decrease of $70,000 from the prior year related to decreased stock based compensation charges resulting from the vesting of certain awards in 2009.

        Other operating income.    During the year ended December 31, 2010, we were awarded $244,000 under the federal government's Qualified Therapeutic Discovery Program. These funds were awarded based on amounts we spent on qualified research and development during 2009. During the year ended December 31, 2009, we transferred two diagnostic instruments in settlement of all past due obligations under a terminated research agreement. We recognized a gain on this settlement of $85,000.

        Interest expense.    Interest expense increased $260,000 from $335,000 in December 31, 2009 to $595,000 for the year ended December 31, 2010, as a result of increased borrowings during 2010.

        Loss on extinguishment of debt.    During the year ended December 31, 2010, we successfully negotiated with multiple debt holders, including certain of those who participated in our 2009 Convertible Debt Offering, holders of convertible debentures, holders of convertible notes and others, to convert their outstanding principal and accrued interest into shares of our common stock. In connection with these conversions, we recognized a loss of $76,000.

        Fair value adjustment of warrants expense.    For the years ended December 31, 2010 and 2009, we recognized $73,000 and $183,000, respectively, of expense to record changes in the fair value of certain of our outstanding warrants not indexed to our own stock.

        Other expenses.    For the year ended December 31, 2010, we incurred other expenses of $3,000, primarily related to taxes not based on income. For the year ended December 31, 2009, we incurred other income of $11,000 primarily related to miscellaneous income partially offset by taxes not based on income.

Liquidity and Capital Resources.

        As of June 30, 2011, we had $1.5 million in current assets and $5.7 million in current liabilities, resulting in a working capital deficit of $4.2 million. As of December 31, 2010, we had $1.7 million in current assets and $5.6 million in current liabilities, resulting in a working capital deficit of $3.9 million. Our working capital deficit increased during the six months ended June 30, 2011 as a result of placing an additional $1.8 million of new long-term indebtedness under the 2010/2011 Convertible Debt Offering. Current assets decreased by $56,000 during the six months ended June 30, 2011 as a result of increased spending to reduce current liabilities and to increase inventory to meet the requirements of increasing sales partially offset by issuances of long-term convertible debt. Our current assets consist of cash, accounts receivable, inventories, prepaid expenses and other. Our current liabilities consist of the current portion of long-term debt, deferred revenue (customer deposits), accounts payable, and accrued expenses. Subsequent to June 30, 2011, we recognized cash proceeds from the placement of our 2011 Credit Facility as well as our July 2011 Convertible Debt Offering to provide for working capital needs.

        We anticipate that we will continue to generate losses for the next several years as we commercialize our VivaNet Solution and expand our corporate infrastructure. We believe that our existing cash and cash equivalents, including the net proceeds of this offering, will allow us to fund our operating plan through the first half of 2013.

        In addition to the net proceeds from this offering, we will require significant amounts of additional capital in the future, and such capital may not be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations. Prevailing market conditions may not allow for such a fundraising or new investors may not be prepared to purchase our securities at prices that are greater than the purchase price of shares sold in this offering.

        Because of the numerous risks and uncertainties associated with research, development and commercialization of medical devices, we are unable to estimate the exact amounts of our working capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

  •
  the cost of commercialization activities of our VivaNet Solution, and of our future product candidates, including marketing, sales and distribution costs;

  •
  the number and characteristics of any future product candidates we pursue or acquire;

  •
  the scope, progress, results and costs of researching and developing our future product candidates, and conducting clinical trials;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals for our future product candidates;

  •
  the cost of manufacturing our existing VivaScope products and maintaining our VivaNet, as well as such costs associated with any future product candidates we successfully commercialize;

  •
  our ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

  •
  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

  •
  the timing, receipt and amount of sales of, or royalties on, our future products, if any.

In May 2011, the Company's stockholders approved a proposal to amend Lucid's Certificate of Incorporation to: (a) provide for the automatic conversion of Series A Preferred Stock and Series B Preferred Stock immediately prior to the closing of an underwritten public offering; (b) provide that registration rights related to the shares of Common Stock issuable upon conversion of the Series A and Series B Preferred Stock will terminate when such shares can be sold without restriction under the securities laws; and (c) provide for an equitable adjustment to the conversion ratio of Series A Preferred Stock and Series B Preferred Stock in connection with specified recapitalizations of our Company.

        As discussed above, the amendment to the Certificate of Incorporation modified the rights and features of our outstanding preferred stock. We evaluated the facts surrounding the modification and concluded that the modifications constituted a significant change to the rights and features of the preferred stock and followed redemption accounting. Therefore, the transaction was accounted for as if we had issued new preferred shares in exchange for the original preferred shares outstanding at the time of the amendment. The Company removed the carrying value (i.e. liquidation value) of the original preferred shares of approximately $6.3 million and recorded the new preferred shares at fair value of approximately $13.2 million. This resulted in a loss on the deemed redemption of approximately $6.9 million recorded as a non-cash charge to equity with no net effects on our balance sheet, stockholder's deficit, or cash flows.

Summary of Cash Flows

	For the Six Months Ended June 30,
	2011	2010
Operating activities	$(2,600,000)	$(2,085,636)
Investing activities	(78,730)	(4,216)
Financing activities	1,943,130	2,064,068
Net decrease in cash and cash equivalents	(735,600)	(25,784)

        Net cash used in operating activities.    Cash used in operating activities was $2.6 million and $2.1 million for the six month period ended June 30, 2011 and 2010, respectively. The increase in cash used in operating activities largely related to the increase in net loss for the period, combined with additional payments made to decrease trade payables and accrued interest.

        Net cash used in investing activities.    Cash used in investing activities was $79,000 and $4,000 for the six month periods ended June 30, 2011 and 2010, respectively, and represents the purchases of property and equipment during these periods.

        Net cash provided by financing activities.    Cash provided by financing activities was $1.9 million and $2.1 million for the six month periods ended June 30, 2011 and 2010, respectively. The decrease resulted from additional debt repayments partially offset by cash received for warrant exercises in the six month period ended June 30, 2011 as compared to the six month period ended June 30, 2010.

	For the Year Ended December 31,
	2010	2009
Operating activities	$(4,014,728)	$(1,439,915)
Investing activities	(15,377)	(15,540)
Financing activities	4,839,849	1,481,502
Net increase in cash and cash equivalents	809,744	26,047

        Net cash used in operating activities.    Cash used in operating activities was $4.0 million and $1.4 million for the years ended December 31, 2010 and 2009, respectively. The increase in cash used in operating activities largely related to the increase in net loss for the period, combined with additional payments made to decrease trade payables, accrued interest and other accrued expenses.

        Net cash used in investing activities.    Cash used in investing activities was $15,000 and $16,000 for the years ended December 31, 2010 and 2009, respectively, and represents the purchases of fixed assets during these periods.

        Net cash provided by financing activities.    Cash provided by financing activities was $4.8 million and $1.5 million for the years ended December 31, 2010 and 2009, respectively. The increase during 2010 was a result of the proceeds from the sale of our convertible notes and warrants issued during this period, as well as warrants exercised during this period.

        Credit Facilities.    In July 2010, we entered into a revolving line of credit facility. As of June 30, 2011 and December 31, 2010, there was $2.0 million outstanding under this line of credit, which amount represents the only borrowings to date under this credit facility. In July 2011, we repaid all amounts outstanding under the credit facility with proceeds from our 2011 Credit Facility. See "Subsequent Events," below.

        2009 Convertible Debt Offering.    As of June 30, 2011 and December 31, 2010, we had $700,000 and $900,000, respectively, outstanding under remaining convertible notes which were originally issued between March and October of 2009 at an interest rate of 12%. These notes are referred to earlier as the "2009 Convertible Notes." The 2009 Convertible Notes are currently convertible at the option of the holder. However, because our 2010/2011 Convertible Debt Offering was deemed a "Placement" under the terms of the 2009 Convertible Notes, the conversion ratio became tied to our "pre-money valuation" at the time of the 2010/2011 Convertible Debt Offering. This pre-money valuation cannot be calculated, because the value of the securities issued in the 2010/2011 Convertible Debt Offering could not be determined until a public offering price was established. Assuming an offering price of $6.50 per share, which is the mid-point of the range set forth on the cover of this prospectus, and further assuming issued and outstanding shares of approximately 9.1 million after this offering, the Convertible Debt Notes will, at the option of the holder, convert into 458,047 shares of our common stock. Additional shares may be issuable with respect to any interest accrued after September 15, 2011. In March 2011, the holders of $200,000 of this debt exchanged the amounts due under the 2009 offering for notes and warrants issued under the 2010/2011 Convertible Debt Offering. The two remaining convertible notes mature December 31, 2011.

        2010/2011 Convertible Debt Offering.    We issued senior convertible promissory notes to new investors during November 2010 totaling $2,075,000 and in January 2011 totaling $1,750,000. In addition, existing debt holders exchanged principal and accrued interest of $1.0 million and $700,000 in November 2010 and during the first quarter of 2011, respectively, under the terms of their old debt or accounts payable for new notes under this offering. The notes bear interest at 8% and mature on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. The notes are automatically convertible into common stock upon the consummation of an underwritten initial public offering of at least $10 million (inclusive of the principal and interest of the convertible securities) at a conversion price equal to 70% of the price per share in an initial public offering, as defined in the agreement, and will therefore convert into 1,289,500 shares of common stock, calculated using $6.50 as the midpoint of the range set forth on the cover of this prospectus. Additional shares may be issuable with respect to any interest accrued after September 15, 2011. As of June 30, 2011, we had accrued interest expenses of $237,000 and principal of $5.5 million recorded for the 2010/2011 Convertible Debt Offering.

        We also issued to all 2010/2011 Convertible Debt Offering participants warrants to purchase shares of common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. These warrants expire on November 15, 2015. Pursuant to the terms and conditions of the securities issued in our 2010/2011 Convertible Debt Offering, the holders of these securities are entitled to certain rights and damages in the event that we do not complete an initial public offering, or similar financing event per the terms of the agreement, subject to the modifications described below. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning July 12, 2011 (the "Issuance Cut-Off Date"), the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning six months after the Issuance Cut-Off Date, to a reduction in the exercise price of their warrants which is currently $6.17, at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00. The holders of the requisite principal amount of notes required to effect a blanket amendment to all notes issued pursuant to the 2010/2011 Convertible Debt Offering have agreed to extend the Issuance Cut-Off Date from July 12, 2011 to January 1, 2012. If we do not complete an initial public offering or similar financing on or prior to January 1, 2012, we will begin accruing liquidated damages retroactively from July 12, 2011, at a rate of approximately $83,000 per month, with a cap of approximately $554,000, to be paid after a financing event occurs. This offering will qualify as a financing event.

        Promissory Notes.    As of June 30, 2011 and December 31, 2010, we had $600,000 and $1.2 million outstanding under outstanding promissory notes. As of June 30, 2011, two notes that do not accrue interest remained outstanding with a combined principal of $600,000.

        Trade Payables and Receivables.    As of June 30, 2011 and December 31, 2010, we had approximately $315,000 and $809,000, respectively, of accounts payable which was aged over 180 days. Management has reached agreements with many of these vendors to pay overdue amounts over time and plans to use a portion of the proceeds from this offering to pay certain of our outstanding trade payables. Generally, the terms for our trade payables are 30 days from the date of receipt. Certain vendors require partial or full prepayment, especially for parts unique to Lucid orders.

        As of June 30, 2011 and December 31, 2010, we had accounts receivable of approximately $400,000 and $328,000, respectively. We generally request 50% prepayment from all direct sales customers, with the balance due 30 days after shipment, although in certain circumstances we require the full balance prior to shipment. Amounts collected prior to the recognition of revenue are recognized as customer deposits and are included in "accrued expenses and other current liabilities." We characterize our relationships with our distributors as excellent and we generally require full payment within 30 days of shipment to our distributors.

Subsequent Events

        Credit Facility.    In July 2011, we entered into a Loan and Security Agreement with an institutional lender (previously defined as the "2011 Credit Facility"), under which we may borrow up to $3.0 million in term loans for general working capital purposes and to refinance our preexisting line of credit. These term loans have an interest rate equal to the greater of (a) 4.00% above the prime rate, or (b) 7.25%, and are due in payments of principal and all accrued interest over thirty-six months. If we prepay any amount outstanding under this facility, we will be charged prepayment fees on a sliding scale: 3% of the aggregate principal amount prepaid, if such prepayment occurs before the first anniversary of the Loan and Security Agreement; 2% of the aggregate principal amount prepaid, if such prepayment occurs after the first anniversary but on or before the second anniversary; and 1% of the aggregate principal amount prepaid, if such prepayment occurs after the second anniversary of the Loan and Security Agreement. Our obligations under this facility are secured by (i) a lien on all of our assets, including our intellectual property assets, (ii) the personal guarantees of Messrs. Eastman and Shea, and (iii) cash collateral, in the amount of $500,000, which has been pledged by Northeast LCD Capital, LLC, which holds greater than 10% of our common stock. In consideration for its pledge of cash collateral, Northeast LCD Capital, LLC is entitled to fees at an annual rate of 10%. These fees accrue on a quarterly basis, and become payable upon completion of this offering. If a "Release Event," as defined in the Loan and Security Agreement, occurs, the lender will release (i) that portion of the blanket lien which pertains to our intellectual property assets, (ii) the personal guarantees of Messrs. Eastman and Shea, and (iii) the cash collateral pledged by Northeast LCD Capital, LLC. This offering will qualify as a "Release Event." We borrowed $3.0 million in July 2011 under this facility. We used a portion of the proceeds to repay our preexisting line of credit in full, and we are using the balance of the proceeds for general working capital purposes.

        Our credit facility imposes significant operating and financial restrictions which limit our ability to, among other things:

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  transfer or sell assets;

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  engage in business activities unrelated to our business;

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  consolidate, merge or sell all or substantially all of our assets;

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  incur additional indebtedness or liens;

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  pay dividends or make other distributions;

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  make investments;

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  enter into transactions with our affiliates; or,

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  make any unscheduled payments on our subordinated debt.

        In addition, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default. Upon the occurrence of an event of default our lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit.

        July 2011 Convertible Debt Offering.    On June 28, 2011, our Board of Directors authorized a capital raise of up to $2.0 million (the "July 2011 Convertible Debt Offering"), under which we raised approximately $1.2 million. The net proceeds of this offering were used for general working capital and operating expenses. The principal amount (plus any accrued interest) of the convertible notes issued pursuant to the July 2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $6.92 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning January 1, 2012, the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning July 1, 2012, to a reduction in the exercise price of their warrants at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00.

        Beneficial Conversion.    The 2010/2011 Convertible Debt Offering, July 2011 Convertible Debt Offering, 2009 Convertible Debt Offering and the fee arrangement with Northeast LCD Capital each contain beneficial conversion features. We have preliminarily calculated the amount of the beneficial conversion features at approximately $5.1 million, considering the value of the conversion options following the initial public offering using the midpoint of the range disclosed in this registration statement. Since the options are contingent upon the occurrence of a future event, the conversion features will not be recognized until the contingency has occurred or will be resolved which we expect will be on the effective date of the registration statement.

        Reverse Stock Split.    At a special meeting of shareholders on March 29, 2011, our shareholders authorized our Board of Directors to select and file one of several possible amendments to our certificate of incorporation which would effect a reverse stock split, pursuant to which any whole number of shares of our common stock between and including 1.1 and 2.5 would be combined into one share of stock. The Board of Directors has approved a 1.5 to 1 reverse stock split of our common stock, which will become effective prior to the date of this prospectus. All shares, stock options, warrants to purchase common stock and per share information presented in this prospectus, including the consolidated financial statements, have been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented. We will make a cash payment to shareholders for all fractional shares which would otherwise be required to be issued as a result of the stock split. There was no change in the par value of our common stock. The ratio by which shares of preferred stock are convertible into shares of common stock has also been adjusted to reflect the effects of the reverse stock split.

Off-Balance Sheet Arrangements

        We had no off-balance sheet arrangements as of December 31, 2010, June 30, 2011 and as of the date of this prospectus.

Recently Issued Accounting Pronouncements

        In the normal course of business, management evaluates all new accounting pronouncements issued by the Financial Accounting Standards Board, SEC, Emerging Issues Task Force, American Institute of Certified Public Accountants and other authoritative accounting bodies to determine the potential impact they may have on our Consolidated Financial Statements. Based upon this review, we do not expect any of the recently issued accounting pronouncements to have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition, liquidity and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect amounts reported therein. The following lists our current accounting policies involving significant management judgment and provides a brief description of these policies:

        Fair Value.    Certain elements of our financial statements require us to make estimates regarding the fair market value of our common stock. Our management determines this value from time to time utilizing a variety of factors, including the report of a third party valuation consultant, the general performance of the Nasdaq composite, and our financial results and condition. The Company uses Black-Scholes for financial option modeling. We believe that the results we have calculated using the Black-Scholes option pricing model approximate the results of the Binomial Options Pricing Model and has yielded a reasonable estimate of fair value for all assessed dates. However, it is likely that these results may have been different than our fair market value if our stock had been listed and traded on an exchange.

        Historically, we have used estimates of the fair value of our common stock at various dates for the purpose of:

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  Determining the fair value of our common stock on the date of grant of a stock-based compensation award to our employees and non-employees as one of the inputs into determining the grant date fair value of the award.

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  Determining the fair value of our common stock on the date of grant of a restricted stock award to determine the amount of compensation expense to be recorded over the requisite service period.

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  Determining the fair value of our common stock to be issued at the date of conversion of convertible debt instruments into our common stock.

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  Determining the intrinsic value of certain debt features, such as beneficial conversion features, on the date of issuance of convertible instruments.

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  Determining the fair value of our common stock at each reporting period as an input into our model to value warrants classified as liabilities.

        Management has estimated the fair value of our common stock during 2010 and 2011 as follows:

Date of Valuation	Estimate of Fair Value	Purpose
April 27, 2010	$4.82	Grants of stock-based awards
May 27, 2010	$4.94	Grants of stock-based awards
November 15, 2010	$5.93	Issuance of common stock related to extinguishment of convertible debt
December 30, 2010	$6.24	Grants of stock-based awards
April 1, 2011	$6.45	Grants of stock-based awards
April 8, 2011	$6.47	Grants of stock-based awards
June 28, 2011	$6.66	Grants of stock-based awards

        In order to determine the fair value of our common stock at each measurement date, we relied in part on a valuation report retrospectively prepared by an independent valuation consultant based on data we provided. The valuation report provided us with guidelines in determining the fair value, but the determination was made by our management. We obtained a retrospective valuation by a third- party valuation specialist because, as an emerging company, we have not had the resources at our disposal to gather all of the necessary inputs including information regarding comparable companies. We applied the income approach/ discounted cash flow analysis based on our projected cash flow using management's best estimate as of the valuation date. The determination of the fair value of our common stock requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, complex features of our outstanding debt and equity instruments, the liquidity of our shares and our operating history and prospects at the time of valuation.

        In determining the fair value of our common stock we made estimates surrounding our weighted average cost of capital of 21.90% based on a number of inputs, including the risk-free rate, an equity risk premium based on forward looking equity risk premium studies multiplied by a Beta derived from Bloomberg of firms in a comparable line of business, a small stock premium from a Duff &Phelps study that reflects expectations of equity holders, a company-specific risk premium based on revenue projections relative to comparable firms, plus the Company's cost of debt. We used an option-pricing method to allocate enterprise value to preferred and common shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid, "Valuation of Privately-Held Company Equity Securities Issued as Compensation." The method treats common stock and preferred stock as call options on the enterprise's value, with exercise prices based on the liquidation preference of the preferred stock. We also used an option-pricing method which involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our Company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our Board of Directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares at 70% based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between preferred and ordinary shares may have been different.

        We believe the fair value of our shares has increased due to broader acceptance at leading cancer centers of Lucid's VivaScope confocal imagers and VivaNet. The Company closed an institutional financing organized by an investment bank which broke escrow in November 2010, and a related conversion of debt to equity, which were key events reinforcing our future prospects. An increase in VivaNet installations and testing phase utilization during the last half of the year was also was an important milestone for the Company.

        Stock-Based Compensation.    We measure compensation cost for stock-based compensation at fair value and recognize compensation over the service period for awards expected to vest. The fair value of each restricted stock award is based on management's estimate of the fair value of our common stock on the date of grant and is recognized as compensation expense using straight-line amortization over the requisite service period. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes pricing model and is recognized as compensation expense using straight-line amortization over the requisite service period.

        Management has estimated the fair value of our stock option awards during 2010 and 2011 as follows:

Date of Valuation	Type of Stock-Based Award Granted	Estimate of Fair Value	Valuation Method
May 27, 2010	Stock option	$3.15	Black-Scholes pricing model
December 30, 2010	Stock option	$4.11	Black-Scholes pricing model
April 1, 2011	Stock option	$3.21	Black-Scholes pricing model
April 8, 2011	Stock option	$3.20	Black-Scholes pricing model
June 28, 2011	Stock option	$3.48	Black-Scholes pricing model

        The determination of fair value using the Black-Scholes model requires a number of complex and subjective variables. Key assumptions in the Black-Scholes pricing model include the fair value of common stock, the expected term, expected volatility of the common stock, the risk-free interest rate, and estimated forfeitures. We determined the fair value of our common stock using a variety of factors, including the report of a third party valuation consultant, the general performance of the Nasdaq composite, and our financial results and condition. The expected term is estimated by using the actual contractual term of the awards and the length of time for the recipient to exercise the awards. Management determined that, as a private company, it was not practicable to estimate the volatility of our stock price, based on our low frequency of price observations. Therefore, expected volatilities were based on a volatility factor computed based on the historical equity volatilities of the common stock of publicly traded comparable firms. The risk-free interest rate was based on the implied yield available at the time the options were granted on U.S. Treasury zero coupon issues with a remaining term equal to the expected term of the option. Estimated forfeitures are based on historical data, as well as management's current expectations.

        Warrant Liabilities.    We have issued warrants with complex provisions which require estimates of fair value to appropriately record our potential liabilities. We account for warrants that are indexed to our own stock as a component of equity and record these amounts at estimated fair value computed at the date of grant. Warrants issued that are not indexed to our own stock are treated as a liability and are initially recorded at estimated fair value computed at the date of grant. This liability is adjusted to fair value at each period presented. We also review each warrant with complex provisions for triggering events at each reporting period. For example, during 2010, we reclassified certain warrants from liabilities to stockholders' equity to reflect the recognition of certain provisions which indexed the warrant to our own stock when the warrant had not previously been indexed to our stock.

        The fair value of warrants is derived using the Black-Scholes pricing model. The Company believes that the Black-Scholes pricing model results in a value that is not materially different from the value determined using a binomial pricing model. Effective January 1, 2009, new accounting guidance related to determination of warrants indexed to our own stock resulted in certain of the outstanding warrants to be classified as liabilities. We recorded a cumulative effect of a change in accounting principle to the 2009 opening accumulated deficit as a result of the new accounting guidance. Where warrants are issued in connection with debt, the proceeds from the debt issuance are allocated between the debt and warrants based on their relative fair values.

        Convertible Debt.    We have certain debt instruments that contain conversion features. When the debt agreement allows for conversion at a stated price that is lower than the fair value of the underlying common stock at the date the agreement is consummated, the difference between the common stock price and the conversion price multiplied by the number of convertible shares is recorded as a discount on the debt. When the debt agreement allows for conversion at a value that is contingent upon the occurrence of future events, the difference between the common stock price and the conversion price multiplied by the number of convertible shares is recorded as a discount on the debt at the time the contingency no longer exists.

        We also examine each of the conversion features as a potential embedded derivative, though we have determined that none of our existing conversion features represent embedded derivatives. We continue this assessment at each reporting period. Certain of our convertible debt instruments have been issued with detachable warrants. In these instances, the value of the warrants is recorded as a debt discount, which is accreted to interest expense over the life of the debt.

        Income Taxes.    We recognize income taxes under the asset and liability method. As such, deferred taxes are based on temporary differences, if any, between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred taxes are determined using the enacted tax rates that are expected to apply when the temporary differences reverse. Income tax expense is based on taxes payable for the period plus the change during the period in deferred income taxes. Valuation allowances are established when it is more likely than not that the deferred tax assets will not be realized and the deferred tax assets are reduced to the amount expected to be realized.

        Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%) that the position would be sustained upon examination based solely on the technical merits of the position. Tax positions that meet the more likely than not threshold are measured using a probability- weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. We recognize accrued interest and penalties, if any, related to income tax liabilities as a component of income tax expense.

        Revenue Recognition.    We recognize revenue when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectability is reasonable assured. When transactions include multiple deliverables, we apply the accounting guidance for multiple element arrangements to determine if those deliverables constitute separate units of accounting. Revenue on arrangements that include multiple elements is allocated to each element based on the relative fair value of each element. Each element's allocated revenue is recognized when the revenue recognition criteria for that element have been met, although multiple element arrangements have not been material through June 30, 2011. Fair value is generally determined by objective evidence, which is based on the price charged when each element is sold separately. All costs related to product shipment are recognized at time of shipment and included in cost of revenue. We do not provide for rights of return to customers on product sales.

Quantitative and Qualitative Disclosures about Market Risk

        Foreign Currency Exchange Risk—As of June 30, 2011 and through the date of this prospectus, we did not have significant exposure to foreign currency exchange rates as substantially all of our transactions are denominated in U.S. dollars.

        Interest Rate Risk—We have $3.0 million in outstanding borrowings under our 2011 Credit Facility which has a variable interest rate with a floor of 7.25%. Should interest rates rise above 7.25%, a 1% change in interest rates will change our annual interest expense by $30,000. The remainder of our long-term debt has fixed rates and is not subject to interest rate fluctuations.

Our Business

Overview

        We are a medical device and information technology company that designs, manufactures and sells non-invasive imaging devices, known as the VivaScope 1500 and VivaScope 3000 confocal imagers. We designed these imaging devices to assist physicians in the early detection and diagnosis of melanoma, basal cell carcinoma, and squamous cell carcinoma, thereby frequently eliminating biopsies of benign lesions. VivaScopes produce noninvasive, high-resolution cellular images of a skin lesion (i.e. a "virtual biopsy") for subsequent diagnostic review by pathologists. These devices have received FDA 510(k) clearance as the VivaScope System. VivaNet is our telepathology server that transfers virtual biopsy images typically from a dermatologist's office to a pathologist for near real-time diagnosis and reporting. In addition, VivaNet stores the virtual biopsy images and the pathology report as a part of the patient's permanent medical record.

        The primary components of VivaNet Solution comprise:

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  The VivaScope System—which includes either an arm-mounted VivaScope 1500 imaging head or a hand-held VivaScope 3000 imaging head, or both—that uses a low power laser to clearly visualize thin layers of individual cells in the skin, without the need for an invasive biopsy; and

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  The VivaNet server that seamlessly transfers, stores, and retrieves VivaScope virtual biopsy images for use by dermatologists and pathologists; and

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  The VivaNet workstation that displays virtual biopsy images for interpretation, diagnosis and reporting by pathologists.

        The VivaNet Solution is designed to emulate the current clinical practice for the diagnosis of suspicious skin lesions. The primary difference between the current standard of care and the use of our system is that rather than surgically excising a suspicious specimen of skin tissue and shipping it for subsequent microscopic examination by a pathologist, a dermatologist using a VivaScope simply images the lesion and sends a high resolution virtual biopsy through VivaNet to a pathologist for diagnosis. This results in a procedure that does not require surgical excision of a lesion that is often benign and a pathologist's report can be rendered more quickly than it can in the traditional biopsy model. A VivaNet pathology report can be conveyed to the patient in near real-time, thus eliminating the days to weeks of waiting and the associated patient anxiety often associated with traditional biopsy assessments, and potentially allows for an earlier onset of treatment.

        We have sold over 300 VivaScope confocal imagers to date to academic medical centers and other research institutions using both direct and international distribution channels. Physicians using our confocal imagers have published their research results in peer reviewed papers in medical journals. We believe these publications have established the brands "Lucid" and "VivaScope" in the dermatology community. As a consequence many of our VivaScopes are now used regularly in the U.S., Europe and Australia in clinical and research settings for the evaluation of lesions suspicious for skin cancer.

        In addition to FDA clearance, our VivaScope 1500 and VivaScope 3000 are also CE marked as medical devices for sale and clinical use in the European Union, and the VivaScope 1500 is cleared by the Australian Therapeutic Goods Administration and the Chinese State Food and Drug Administration. We have protected our products with 53 patents, 42 of which are United States patents and the remaining 11 are foreign patents. In addition, we have 27 additional U.S. and foreign patents pending. Our portfolio of issued patents includes both method and apparatus patents.

        We currently sell our VivaScopes to academic medical centers and research institutions (our institutional customers) through direct distribution channels in the United States, the rest of the Western Hemisphere and Australia. We rely primarily on third party distributors in other parts of the world. In the future we intend to continue selling our VivaScopes to our institutional customers in this manner.

        Following this offering, we plan to begin providing our VivaNet Solution to pathologists on a per procedure fee basis and leasing our VivaScope confocal imagers to dermatology practices that are connected to VivaNet. We believe the strategy of providing our VivaNet Solution on a per procedure fee basis will provide us with a recurring revenue stream directly related to:

            (i)  the average per procedure fee billed for each virtual biopsy provided to pathologists through VivaNet;

           (ii)  the total number of VivaScopes leased to dermatology practices connected to VivaNet; and

          (iii)  the average number of lesions imaged annually in these practices using our VivaScopes.

We refer to this strategy as our VivaNet Business Model and we believe it will become our primary source of revenue in the future. To date, we have not derived revenues from our VivaNet business model.

        We believe this VivaNet Business Model will allow us to provide access to our VivaScope confocal imagers and VivaNet workstations without requiring significant up front capital investments by the participating physicians. We believe this model will help facilitate adoption of our technology by dermatologists and will drive the recurring revenue stream (i.e., per procedure fees) received from pathologists evaluating the images.

Industry

        Limitations of Current Melanoma and Non-Melanoma Cancer Diagnosis.    Melanomas and non-melanoma skin cancers ("NMSCs") are diagnosed by pathologists based on gross and microscopic examination of biopsy tissue specimens generally provided to them by dermatologists, plastic surgeons or primary care physicians, or PCPs. In the United States, these physicians rely primarily on visual clinical evaluation of skin lesions in order to determine which lesions to biopsy and send to the pathologist for evaluation. Consequently, these clinical examinations are limited to the surface appearance of the suspicious skin lesion and are heavily dependent on the physician's experience and skill. According to a 2005 paper by Welch, et al. published in the British Journal of Dermatology, U.S. physicians typically biopsy more than 40 suspicious lesions to find one melanoma. Dermatologists who specialize in the management of skin lesions may also use dermoscopy, a method of viewing a lesion's gross superficial subsurface structure under magnification.

        Basal cell and squamous cell carcinomas are also clinically assessed by a physician using visual examination. As is the case for melanoma, lesions suspicious for NMSC are biopsied and the tissue is sent to the pathologist for definitive diagnosis. Since most NMSCs are considerably less lethal than melanoma, they are subject to a lower over-biopsy rate. We believe that the NMSC over-biopsy rate is in the range of approximately 2:1.

        Our internal market research suggests that, while melanoma is the dominant concern of dermatologists, these physicians are also interested in better technology for identifying and clinically diagnosing both basal cell carcinoma and squamous cell carcinoma. Our data also suggests these physicians are significantly more likely to adopt a technology that can assist in the diagnosis of all three of these skin cancers, as opposed to a technology that can only assist in the diagnosis of melanoma. We have also learned from our market research that physicians and patients have a strong preference for a technology that places the final decision regarding the diagnosis of skin cancer in the hands of a pathologist, in contrast to a technology that makes a diagnosis using computer automated diagnosis based on software algorithms.

        According to the American Cancer Society, and data in a 2010 paper by Rogers, et al., published in the Archives of Dermatology, skin cancer, including melanoma and non-melanoma skin cancers, or NMSCs, is the most common of all cancers in the United States and accounts for approximately 70% of all new U.S. cancer cases each year. According to Rogers, there were an estimated 3.5 million NMSCs and the ACS reports an estimated 62,190 melanomas in the U.S. population in 2006. This compares to approximately 1.4 million cases of other types of cancer, according to Cancer Facts and Figures 2006. The three most common skin cancers, in rank order are: (i) basal cell carcinoma, accounting for approximately 78% of skin cancers; (ii) squamous cell, totaling approximately 19% of skin cancers; and (iii) melanoma, which accounts for an estimated 3% of skin cancer cases, but is responsible for the majority of all skin cancer deaths. The American Cancer Society projected that approximately 11,740 deaths from all types of skin cancer occurred in 2010.

        Melanoma is currently receiving significant attention from the medical community and the public. The American Academy of Dermatology estimated that in 2010, 68,130 new cases of invasive melanoma would occur and 8,700 deaths would result. It is the most common cancer in young adults between the ages of 25 to 29, and is the primary cause of cancer death in women between the ages of 25 to 30, according to the Melanoma Research Foundation. In addition, according to Medscape, approximately 46,770 additional new cases of melanoma in situ also occurred in 2010, resulting in a total of roughly 114,900 new cases of melanoma in that year.

        A survey of dermatologists by Dr. Seema P. Kini of Emory University, as reported in Skin and Allergy News (2011), revealed that 58% of these dermatologists did not report new cases of malignant melanoma to their state cancer registry. Consequently, the number of melanoma cases reported in Cancer Facts & Figures 2010 may substantially under report the incidence of melanoma in the United States.

        According to the Skin Cancer Foundation's "Skin Cancer Facts", melanoma is the most deadly skin cancer and is responsible for approximately 75% of skin cancer fatalities and while there is no known effective cure for metastatic melanoma, early detection and excision of melanoma can lead to nearly a 99% cure rate. Early diagnosis allows cure by simple excision at a cost typically in the range of $2,500 for a melanoma in situ. Advanced Stage IV melanoma is costly to treat resulting in medical expenses that are often in the range of $160,000 per patient, as reported in the Dermatology Online Journal (2009).

        The Prevalence of Skin Cancer Diagnosis in the U.S. Medical System.    We estimate that approximately 4.6 million specimens are examined annually by U.S. pathologists for indications of melanoma (based on a 40:1 biopsy ratio and an estimated 114,900 new cases of melanoma per year) and that another 7 million are examined for NMSC (based on our estimate of a 2:1 biopsy ratio and an estimated 3.5 million new cases of NMSC per year), for a total of approximately 11.6 million skin biopsies of suspicious lesions.

Strategy

        Our objective is for our VivaNet Solution to become the standard of medical care for the early detection and diagnosis of melanoma and non-melanoma skin cancers. We believe that this solution may ultimately eliminate the need for most routine surgical skin biopsies. In order to achieve this objective, we intend to pursue the following strategy:

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  Establish our VivaScope confocal imagers as a leading technology for the early detection and diagnosis of melanoma and non-melanoma skin cancers. Our core VivaScope confocal imaging technology, which is protected by 42 U.S. patents, has been used as an FDA Class I medical device in medical research for melanoma and skin cancer detection and diagnosis, as well as the identification of dermatologic diseases, since 1997. Since then, VivaScopes have become routinely used for the diagnosis of melanoma and other skin cancers in leading melanoma and skin cancer clinics around the world. In 2007, leading melanoma and skin cancer physicians who use our technology for melanoma diagnosis established the International Confocal Microscopy Working Group, or the ICMWG, to promote use of VivaScope confocal imaging technology in melanoma and skin cancer clinics around the world. We have supported and will continue to support the needs of these physicians and will sponsor the ICMWG as one means of expanding the number of clinical applications in dermatology and other fields of diagnostic medicine.

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  Verify third party payer reimbursement for pathologists and for us to support our VivaNet Business Model. We intend to offer our VivaNet Solution to pathologists on a per procedure basis in order to create a recurring revenue stream. This strategy is predicated on the availability of third party reimbursement for pathologists using VivaNet, and for our technical VivaNet services, under existing Current Procedural Terminology ("CPT") codes for pathology procedures. We have retained the services of two medical reimbursement firms. One has commenced discussions with the medical directors of third party private payers and the second will be initiating similar discussions with corresponding federal regional reimbursement carriers in an effort to obtain positive coverage decisions and routine reimbursement for the pathologists reading our VivaScope confocal images using our VivaNet workstations.

    Our medical reimbursement consulting firm has advised us that the medical directors of several private payers, together representing over 72 million covered U.S. lives, have indicated their firms may reimburse pathologists using our VivaNet Solution, and us, for our respective services under existing CPT reimbursement codes for pathology procedures. Consequently, we are initiating the reimbursement contracting process with these payers so that we can obtain direct reimbursement from them, as we continue to pursue reimbursement from other private and federal payers.

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  Verify third party payer reimbursement for dermatologists using our VivaScope confocal imagers. We intend to lease our VivaScopes to dermatologists in order to eliminate up-front costs and encourage broad adoption of the technology. Currently, there is an existing CPT reimbursement code available to these dermatologists that covers either the clinical photography or dermoscopy portion of the imaging procedures performed using our VivaScope System. We have also been advised that the medical directors of several private payers discussed immediately above have indicated their firms may reimburse dermatologists for either the clinical photography or dermoscopy portions of the imaging procedures they perform with our VivaScope System under an existing CPT reimbursement code. We believe that dermatologists who already have reimbursement contracts with these private payers should be able to immediately begin billing for these portions of the imaging procedure. To date, we are not aware of any physicians who have actually received reimbursements under these existing CPT codes.

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  Build out our sales, marketing and technical support teams to commercialize our skin cancer application using both direct and distribution sales channels. We are currently directly distributing our products in the United States, the rest of the Western Hemisphere and Australia, and we rely primarily on third party distributors in other parts of the world. We plan to continue this strategy as we move our products into routine clinical practice. Our initial sales and marketing to U.S. and Australian based private practice physicians will focus on dermatologists with specialties in the diagnosis and treatment of melanoma and non-melanoma skin cancers. Our market research indicates that we must demonstrate acceptance by these skin cancer specialists before it is possible to enter the broader markets that include general practice dermatologists, plastic surgeons, and primary care physicians. We intend to begin expanding our U.S. sales, marketing and product support team during 2011. Internationally we have distribution agreements in place with active partners in Europe, the Mediterranean region, Japan, South Korea, Thailand and China. We intend to extend our reach further into the Asia Pacific region with additional distribution partners. Expansion into Central and South America is initially being directed from our headquarters in Rochester, New York until sales volumes in these regions are sufficient to justify sales offices or third party distributors in the regions.

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  Broaden application of our technology into additional fields. If we are successful in achieving penetration of our technology into dermatology practices for melanoma and non-melanoma skin cancer diagnosis, our long term strategy is to broaden the application of our technology: (i) into the primary care market for skin cancer diagnosis; and (ii) into other medical specialties that require pathologic examination of tissue. These include neuropathy screening, oral and cervical cancer detection and diagnosis and rapid screening of breast biopsy cores. We will also consider expansion though potential acquisition of complementary products and technologies in the diagnostic devices and medical information services arenas as opportunities arise.

Our Products

        Our VivaScopes are non-invasive confocal imagers for assisting in the early detection of melanoma and other skin cancer, as well as non-malignant skin diseases. VivaScopes are comprised of an imaging head that, in clinical use, performs cellular resolution imaging of the skin at the point of care. The resolution of images produced by our VivaScopes is similar to that viewed by a pathologist when observing thin slices of biopsy tissue on a glass microscope slide with the aid of a medical grade microscope. Consequently, the images produced by a VivaScope are of sufficiently high quality for a pathologist to perform a diagnosis from the images, thereby eliminating the need to perform a biopsy in order to obtain tissue specimens of the patient's lesion for diagnosis.

        VivaScopes employ low power laser diodes and high precision optics to image the skin below its surface with high resolution, producing images that depict the cellular and sub-cellular structure of the skin. VivaScopes are available with either an arm mounted imaging head (the VivaScope 1500), similar in size to a dental x-ray head, or a convenient handheld imaging head (the VivaScope 3000). Both imaging heads are supplied on a medical grade cart that, in addition to the imaging head, carries the image acquisition computer, the operator keyboard and the LCD display. A typical VivaScope 1500 is shown in an illustration on page 64 of this prospectus and the VivaScope 3000 handheld imaging head is shown in the insert photo on that same page. Also shown is the VivaCam dermatoscopic imager that is included with all clinical VivaScope Systems. The VivaCam is a full color five megapixel imager that provides an image of the suspicious lesion similar to the visual image seen by the attending physician on visual examination of the lesion, and can assist the pathologist in forming an accurate evaluation of a suspicious lesion.

        VivaScopes and VivaCams are designed by our engineering team and assembled and tested by our manufacturing staff from piece parts purchased from local and, in limited cases, specialized suppliers. System software for the VivaScope Systems is designed and written in-house under the rigid requirements of our quality system.

        VivaNet provides a rapid link between the dermatologist and the pathologist. VivaNet is a DICOM (Digital Imaging and Communications in Medicine) compatible medical image server and proprietary software that stores, retrieves and transfers VivaScope images between physicians and pathologists. Images of suspicious lesions from a VivaScope can be transferred to a pathologist in near real-time for evaluation and reporting. The report can be rapidly returned to the attending physician for discussion with the patient, thereby enabling timely patient management.

        The DICOM standard was set by radiologists nearly 25 years ago, and supplier interoperability requirements were mandated about 15 years ago. DICOM is accepted worldwide for the secure and reliable transfer and storage of medical images. We selected this standard to minimize our development efforts and to assure ease of interface and acceptance in hospitals, the United States Veterans Administration, and the U.S. Department of Defense.

        In operation, images of a patient's lesion acquired in an attending physician's office are transferred to and stored on our VivaNet servers located in Rochester, New York. These servers are located in a HIPAA compliant facility and all communications are encrypted and secure. A digital copy of the images is immediately transferred to an online pathologist for evaluation and reporting. As soon as the evaluation is complete and the pathologist has filed an electronic report, the report is saved with the original images on the VivaNet server as a medical record. The report is then returned to the attending physician for discussion with the patient.

        Since we adopted the DICOM standard for VivaNet, we can readily use industry standard equipment and software development kits for its implementation. As an example, our servers are Hewlett Packard MAS (Medical Archive Storage) level devices running HP's MAS software. Our VivaScope application is based on Medicore's SDK (software development kit) of DICOM software routines. System software for VivaNet is proprietary and has been designed and written in-house, based on DICOM principles and standards and the requirements of our quality system.

        We are also developing the VivaScope 2500, a confocal imager designed to image excised surgical tissue for the purpose of determining the margin between malignant and benign tissue during surgical procedures. The initial application for this device is in Mohs surgery, a dermatological procedure for the precise surgical excision of skin cancers. We believe this device will be ready for initial market launch in late 2012.

        All of our FDA cleared VivaScope confocal imaging products are designed, manufactured, sold and serviced under the requirements of our quality system. The quality system is designed to jointly meet the requirements of the FDA's current Good Manufacturing Practices, or "GMP", and Quality System Regulation, or "QSR", the European Medical Device Directive (93/42/EEC) , the International Organization for Standardization's ("ISO") general requirements for quality management systems (ISO 9001), and ISO's medical device requirements for regulatory purposes for quality management systems (ISO 13485).

        Our quality system has been audited annually since 2003 by G-MED North America for compliance with applicable international regulatory and quality standards. G-MED North America is a subsidiary of LNE/G-MED, a quality, standards and training organization headquartered in Paris, France. Each year, we have successfully maintained our CE mark and ISO 9001 and ISO 13485 certifications. The CE mark allows us to sell our VivaScope confocal imagers into the European Union, or EU. We have also achieved regulatory clearance for some or all of our VivaScope products in Australian, China and several other countries. As a consequence, we believe that our domestic and international regulatory clearances are sufficient to support our business for the foreseeable future.

        In-vivo Confocal Imagers.    Our first in-vivo confocal imaging product was the VivaScope 1000. Thirty of these devices, were sold to early adopters in medical and commercial research applications. This legacy product is no longer in production. Our in-vivo confocal imagers, including the legacy VivaScope 1000, the VivaScope 1500 and the VivaScope 3000 confocal imagers, all were initially sold as FDA Class I exempt devices. In September 2008, we received FDA 510(k) clearance for the VivaScope System. As used in the 510(k) intended use statement, the term VivaScope System covers both our VivaScope 1500 imaging head and the VivaScope 3000 handheld imaging head, either together or as separate imaging systems. The term VivaScope System also includes our VivaCam dermatoscopic imager, a full color five megapixel macroscopic imager.

        We believe the 510(k) level of clearance that we have achieved for the VivaScope System, comprised of the VivaScope 1500, the VivaScope 3000 and the VivaCam, is sufficient to proceed with sale of our in-vivo confocal imagers for routine use in U.S. private dermatology practices for clinical assessment of various forms skin disease, including skin cancers. This, combined with our CE mark for the EU and our Therapeutic Goods Administration, or TGA clearance in Australia for the VivaScope 1500 provide similar clearance in three key world markets for skin cancer detection and diagnosis.

        We have designed our VivaScope System to support the capture of: (i) clinical images of the patient; (ii) dermascopic images of the patient's lesions; and (iii) confocal images of the patient's lesions. Medicare, Medicaid and some private payers provide reimbursement for clinical imaging and/or dermascopic imaging under an existing CPT code. We believe the amount of reimbursement available under this existing CPT code is adequate to support the VivaScope procedure when performed by a medical assistant or technician in the office of a private practice dermatologist.

        The FDA approved "Indication for Use" of the VivaScope System is, "The VivaScope System is intended to acquire, store, retrieve, display and transfer in vivo images of tissue, including blood,

collagen and pigment, in exposed unstained epithelium and the supporting stroma for review by physicians to assist in forming a clinical judgment."

        We recognize that a favorable reimbursement environment can have a significant impact on the adoption of our VivaScope confocal imagers and VivaNet Solution and our commercial success. We believe this is especially true for adoption by general dermatologists and pathologists. Although we expect that the level of reimbursement available under existing CPT codes will be sufficient to support initial adoption by physicians, the level of reimbursement initially available may not be adequate for physicians to adopt the technology in their practices at the rate we expect.

        Ex-Vivo Confocal Imagers.    We also have developed VivaScope confocal imagers for rapidly imaging tissue that has been surgically excised from the body. These devices, which are intended to require little or no tissue preparation to render images similar to those obtained using traditional histology techniques, may have the potential to streamline the practice of conventional laboratory pathology procedures for excised tissue analysis. Our ex-vivo confocal imagers are registered as FDA Class I exempt devices. They are categorized in the same FDA Class as conventional medical microscopes used by pathologists to view microscope slides of human tissue. We believe that such status is sufficient for us to sell the VivaScope 2500 for medical research applications, which is the current market for the device, and for the Mohs surgery application, which we expect will be the first clinical application for device.

        The FDA registered "Indication for Use" of the VivaScope 2500 is, "The VivaScope 2500 is intended to produce electro-optically enlarged images of unstained and unsectioned excised surgical tissue for medical purposes. The VivaScope 2500 is exempt from FDA 510K."

        VivaNet Server.    Our VivaNet server is a DICOM compliant medical grade server that stores, retrieves and transfers images between attending physicians, typically dermatologists, and diagnostic readers, typically pathologists. It is registered with the FDA as a Class I medical image storage device, which categorizes it as a radiology diagnostic device. The FDA registered "Indication for Use" for VivaNet is, "VivaNet® is a DICOM compliant server for the storage, retrieval, and transfer of medical images. VivaNet® does not digitize, print, display, process, or irreversibly compress the medical images."

Intellectual Property

        General.    Our policy is to protect our intellectual property by obtaining U.S. and foreign patents to protect the technology, inventions, and improvements important to the development of our business, U.S. and international trademarks to protect our company name, logo, brands and trade secrets which we enforce through confidentiality agreements with our employees, members of our board of directors and Scientific Advisory Board, and through non-disclosure agreements with certain others outside the Company. Our employees and consultants are required to execute patent assignment agreements.

        Patents.    To date we have been awarded 42 U.S. patents, four Australian patents, three Japanese patents, two European patents, one Chinese patent and one Canadian patent. All of these patents are owned by the Company. In addition, we have 27 additional U.S. and foreign patents pending. Our portfolio of issued patents includes both method and apparatus patents. Generally, we file foreign counterparts of our most fundamental U.S. patents and we have been successful in obtaining issuance of these fundamental foreign patents in Europe, Australia, Japan, China and Canada while other foreign patent applications remain pending. Our pending patents include pending foreign counterparts of our U.S. patents and patent applications as well as pending U.S. patents on new technology. We have granted limited licenses to our European intellectual property to our distribution partner in Europe.

        For organizational purposes we categorize our patent portfolio into 7 distinct groups. These are:

  •
  handheld imaging;

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  digital pathology;

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  tissue navigation;

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  tissue stabilization;

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  image quality;

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  see and treat; and,

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  surgical pathology

        We currently hold seven (7) issued U.S. patents in the handheld imaging category, two (2) issued patents in the digital pathology category, two (2) issued patents in the tissue navigation category, seven (7) issued patents in the tissue stabilization category, eight (9) issued patents in the image quality category, six (6) issued patents in the see and treat category and nine (9) issued patents in the surgical pathology category. These patent categories, and the corresponding patent numbers, are illustrated in the patent tree diagram below:

        The earliest U.S. patent in our portfolio was issued on August 5, 1997 and the latest U.S. patent in our portfolio was issued on June 14, 2011. Our patents expire between 2014 and 2026.

        In building our patent portfolio we have performed significant patent searches of the prior patent art in our field and we believe we are free to practice our technology in the United States and elsewhere throughout the world. Nevertheless, we cannot be certain that our patent searches have identified all of the relevant prior art, or that we will be free to practice our technology throughout the world, or that our patents will not be challenged or circumvented by competitors. Whether a patent application should be granted or whether an issued patent is valid or is infringed by another party are all matters of law. Therefore we cannot be certain that, if challenged, our patents, patent applications or other intellectual property rights will be upheld. If one or more of our patents, patent applications or other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we may have.

        Trademarks and Domain Names.    We have obtained United States trademark registrations for the following marks: "VivaScope", "Lucid", VivaBlock", "VivaStack", "VivaCam", "VivaNet", "VivaCell", VivaScopy" as well as our corporate logo. We have applied for U.S. trademark protection for "VivaScan," which application has been approved and is pending for the next phase of examination before the United States Patent and Trademark Office.

        Foreign trademarks have been obtained corresponding to some of our U.S. trademarks and others are pending foreign trademark approval.

        We have registered the Internet domain name of our Company's web site, www.lucid-tech.com. In addition, we have obtained the following registered domain names: vivascope.com; vivascopy.com; vivascopy.net; telepathnet.com; and confocalalert.com.

        Trade Secrets.    We also rely on trade secrets and technical know-how in the manufacture and marketing of our VivaScopes, VivaNet servers and proprietary software, and VivaNet Solution. We require our employees, directors, consultants, contractors, visitors to our Company and certain others (including members of our Scientific Advisory Board, which is still in formation) to execute non-disclosure agreements with respect to our proprietary information. Although these agreements provide us a degree of protection, we cannot be sure that the agreements will be upheld in a court of law or that a court of law will enforce an injunction against unauthorized disclosure by a party to our confidentiality agreements.

        We believe that our apparatus and method patents, together with patents pending and unpatented trade-secrets and technical know-how, provide us a significant competitive advantage in the marketplace; however, we cannot be certain that, if challenged, our patented methods and apparatus or trade-secrets would be upheld. If any of our patented methods, patented apparatus or trade-secrets rights is invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

Clinical Studies of the Efficacy of VivaScope Confocal Imaging

        Studies of the confocal images produced by our VivaScopes have been reported by numerous independent medical researchers in peer reviewed publications in scientific and medical journals. These papers cover a variety of malignant and non-malignant skin diseases as well as diseases of other human tissues and range from research observations and case reports to large clinical studies.

        Due to the prevalence of melanoma as a disease and its potentially life-threatening nature, a number of studies have been performed to assess the accuracy of confocal imaging in its diagnosis. The published melanoma studies evaluating our VivaScope confocal imagers have been conducted by dermatologists specializing in melanoma from around the world.

        The efficacy of any diagnostic test is commonly measured by its:

            1)  sensitivity (the ability to detect disease when present);

            2)  specificity (the ability to exclude disease when not present); and

            3)  test accuracy (the number of correct diagnoses—either benign or malignant—versus the total number of diagnoses).

        The following table presents a comparison of the diagnostic accuracy for melanoma of: 1) visual clinical diagnoses: 2) biopsy followed by examination of the excised tissue by a pathologist (today's standard of care), and 3) our confocal imaging technology. The findings represent management's good faith determinations based on its review of all available published studies, including the data presented in eight independent studies published in peer-reviewed medical journals between 2005 and 2008 and discussed below. These eight studies were performed without significant financial support from Lucid and thus, we believe, represent independent scientific studies. Although earlier peer reviewed journal papers using our VivaScopes pointed the way for future research, none included a large enough population of melanocytic lesions to have statistical significance. The first paper to do so was published in 2005, and is included with seven subsequent studies summarized in the table below.

        The first row of the above table presents the accuracy of clinical examination of lesions as reported by Monheit and his co-authors (Monheit, et al., "The Performance of MelaFind" Arch Dermatol. 2011 Feb;147(2):188-94.). Sensitivity in determining whether a suspicious lesion is melanoma for the dermatologists participating in the reader arm of the study was reported to be 78%, meaning that, on average, those dermatologists will miss 22% of all melanomas when using visual examination of the lesion. Specificity of the dermatologists participating in the MelaFind arm of the study was reported to be 3.7%, meaning that those dermatologists will, on average, biopsy 27 benign lesions to find one melanoma. Accordingly, the accuracy of visual clinical examination of suspicious lesions by dermatologists appears inadequate and we believe better tools are needed for the clinical diagnosis of suspicious lesions.

        The accuracy of today's standard of care, biopsy followed by pathologic examination of the tissue specimen, which is not well documented in the medical literature, is presented on the second row of the table. The data presented was derived from a paper "Discordance in the Histopathologic Diagnosis of Melanoma and Melanocytic Nevi Between Expert Pathologists," published by Evan Farmer and his colleagues in the journal Human Pathology (Volume 27, No. 6, pp 528-531, June 1996) (referred to herein as the "Farmer study"). This paper provides concordance data for eight dermatopathologists in melanoma diagnosis. We analyzed these data to estimate the sensitivity, specificity and test accuracy for melanoma diagnosis of the eight dermatopathologists, based on the assumption that the majority diagnosis would be the final (i.e. consensus) diagnosis. Those estimates are summarized in the second row of the table and correspond to sensitivity of 90.4%, specificity of 86.5% and test accuracy of 88.2% for the diagnosis of melanoma.

        Although the Farmer study was published 15 years ago, we believe that it remains representative of routine clinical practice for melanoma diagnosis in commercial pathology laboratories. Other publications in peer reviewed journals such as Histopathology (1996), the American Journal of Dermatopathology (1998) and Journal of Pathology (2002) indicate there is considerable discordance in the diagnosis of melanoma. More recent papers have studied the use of advanced immunohistochemical staining techniques. For example, JF Gibbs, et al. (1999), and RA Scolyer, et al. (2004), demonstrated that immunohistochemical stains were no more sensitive for the detection of melanoma than the traditional haematoxylin and eosin (H&E) stains routinely employed for melanoma diagnosis in commercial labs.

        The third row of the table presents the arithmetic average of the sensitivity, specificity and test accuracy of diagnostic readers familiar with the interpretation of confocal images produced by our VivaScopes for the diagnosis of melanoma, based on the results of the eight clinical studies. Each of these studies reported the sensitivity and specificity of confocal imaging as compared to the diagnosis via pathologic examination of biopsy tissue. These studies represent an aggregate of 1,407 equivocal melanocytic lesions, of which 443 were melanomas. All eight studies followed similar clinical protocols and each study included lesion populations generally comprised of melanoma in situ, superficial spreading melanoma and invasive melanoma, as well as clinical and dermoscopic "mimics" of these malignant melanocytic lesions. Generally the lesion populations included in each study were equivocal for melanoma under visual clinical evaluation and/or dermoscopy. In addition, the diagnostic readers of the confocal images were blinded to the ultimate pathologic diagnosis.

        The average indicated sensitivity of the eight studies was 95.5%, specificity was 80.8% and test accuracy was 85.4%. The sensitivities reported in the papers ranged from 90.7% to 100% and the specificities ranged from 57.1% to 99.0%. As would be normally expected, the study with the highest sensitivity (100%) also had the lowest specificity (57%) reflecting the typical trade-off of sensitivity versus specificity in a diagnostic test. One paper reported 98.2% sensitivity and 98.9% specificity based on the presence or absence of monomorphic melanocytes as a single diagnostic criterion. These results, either in the aggregate or taken individually, are similar to the corresponding results achieved by pathologic examination of tissue samples as reported in the Farmer study and significantly exceed the results of visual clinical diagnosis reported in the Monheit paper.

        We believe that the positive clinical results demonstrated in these published melanoma studies, as well as similar positive results published in peer reviewed medical journals for non-melanoma skin cancers (NMSCs) and other non-malignant skin disease, have contributed to our VivaScopes being adopted for routine patient diagnosis and management in some of the leading melanoma and NMSC skin cancer clinics around the world.

        In 2007, confocal imaging investigators in the field of confocal imaging, all of whom were at the time unaffiliated with us, formed the International Confocal Microscopy Working Group. The stated purpose of this working group is to: (i) promote use of the confocal imaging technology worldwide; (ii) provide training in the use of confocal imaging technology and interpretation of confocal microscopy images; and (iii) coordinate collaborative research activities among its members. We view this as a strong testament to the clinical utility of our VivaScope confocal imaging technology for the early detection of melanoma and NMSC. We routinely provide modest support for the meetings of the ICMWG held in the U.S. in the form of funding for the meeting room and refreshments for the participants, generally amounting to less than $3,000 for each meeting. Our European distributor provides a similar level of support for meetings held in Europe.

        Based on the clinical data available to date, we believe that dermatologists who image lesions using our VivaScope confocal imagers and collaborate with pathologists using our VivaNet Solution should be able to more accurately identify melanomas and NMSC than is possible with visual clinical observation of the suspicious lesion alone. This may lead to diagnosis of skin cancers when they are in their earliest, most curable stage. Early detection of these skin cancers can reduce cost of treatment and minimize the number of unnecessary biopsies, thus improving the care for and quality of life of these patients.

Our Sales Process

        We are currently directly selling our products in the United States, the rest of the Western Hemisphere, and Australia; in other parts of the world, we rely primarily on third party distributors. We plan to continue this strategy as we attempt to move our products into routine clinical practice. Initial sales and marketing to U.S. based private practice physicians will focus on dermatologists with specialties in the diagnosis and treatment of melanoma and non-melanoma skin cancers. Our market research indicates that we must demonstrate acceptance by these skin cancer specialists before it is possible to enter the broader markets that include general practice dermatologists, plastic surgeons, and primary care physicians. We intend to expand our U.S. sales, marketing and product support team following the offering.

        For the year ended December 31, 2010, the Company had sales of approximately $1.3 million and $200,000 to two customers. These two customers accounted for 67% and 4%, respectively, of the Company's accounts receivable balance at June 30, 2011.

        Following this offering, we plan to begin providing our VivaNet Solution to pathologists on a per procedure fee basis and leasing our VivaScope confocal imagers to dermatology practices that are connected to VivaNet. We believe this strategy will provide us with a recurring revenue stream directly related to:

            (i)  the average per procedure fee billed for each set of images of a lesion provided through VivaNet for pathologic diagnosis;

           (ii)  the total number of VivaScopes leased to dermatology practices providing images of lesions across VivaNet; and

          (iii)  the average number of lesions imaged annually by our VivaScopes in these practices.

        We structured our VivaNet Business Model to allow physicians access to our VivaScope confocal imagers and VivaNet workstations without significant up front capital investments. We believe this will facilitate adoption of our technology by dermatologists and will drive the recurring revenue stream

(i.e., per procedure fees) we receive for providing virtual biopsy images to pathologists for diagnosis. We also expect to continue deriving non-recurring revenue from customers in academic medical centers and other research institutions. These customers have purchased VivaScopes either directly from us or through our distributors in the past and we expect they will continue to do so in the future. Although the Company anticipates a similar model in all markets, it has not yet finalized a roll-out plan nor established a pricing model for markets outside the U.S.

        Internationally, we have established distribution relationships with active partners in Europe and the Mediterranean region, Japan, South Korea, Thailand and China. In these regions, we have agreements with exclusive distributors pursuant to which the distributor sells our products within its specified territory on a best efforts basis, and is responsible for actively promoting and selling our products within its assigned territory. In 2006, we entered into exclusive distribution and supply agreements with Mavig VmbH, an Austrian limited liability company ("Mavig"), covering territory including Europe and the Mediterranean region. The supply agreement has an initial term expiring on December 31, 2011, but renews automatically on an annual basis unless terminated for cause by either party. We have granted this distributor an exclusive, irrevocable, fully paid and royalty-free license to use our dermatologic imaging systems and software, including telemedic software used in the dermatologic and other medical fields, in defined geographic areas for a one-time fee of $1,750,000.

        Our next two largest distributors, after Mavig, are Integral Corporation ("Integral") and ConBio (China) Co., Ltd. ("ConBio"). Our agreement with Integral is for an initial two-year period, which renews automatically for periods of one year unless terminated by either party upon three-months' notice prior to the end of the then-current term. Integral's assigned territory is Japan, and there is no minimum sales requirement. Integral is entitled to purchase products from us at a 30% discount to the published price list. Our agreement with ConBio provides for an initial term of three years, and renews automatically for periods of one year unless terminated by either party upon three months' notice prior to the end of the then-current term. ConBio's assigned territory is the Peoples Republic of China, including Hong Kong and Macau, and there is no minimum sales requirement. ConBio is entitled to purchase products from us at a 40% discount to the published price list. Payments from ConBio must be made in accordance with our standard payment terms, which require 100% of order value by sixty (60) day irrevocable letter of credit when the order is placed.

        Except as noted above, all of the terms of our agreements with Integral, and ConBio are the same as those contained in our standard form of distribution agreement, which we require of all other distributors. These standard agreements have an initial term of three years but renew automatically on an annual basis unless terminated for cause or upon 90 days' written notice by either party. Each of our distribution agreements contains certain non-competition agreements on behalf of the distributor. Our products are purchased by the distributor and resold by the distributor to the end-user. We maintain an International Distributor Price List, which is amended in our discretion from time to time, and each distributor is entitled to purchase products from us at a 30% discount to the published price list. Our standard payment terms require 100% of order value by sixty (60) day irrevocable letter of credit when the order is placed with Lucid. For Integral, we permit a 50% payment at the time the order is placed, and the balance is billed on a net-30 basis upon shipping of the product, due to our long-standing relationships with this distributor.

        These distribution relationships have enabled us to sell over 300 VivaScopes worldwide, of which over 200 are current generation products. We rely heavily on our distributors to generate sales revenue, and we have a high degree of customer concentration. Approximately 74% of our product sales were generated through Mavig, ConBio, and Integral, our top three distributors, during 2010. There is no guarantee that our distribution agreements with these key distributors will be renewed, and we may experience greater or lesser customer concentration in the future. Although we also sell directly to customers, if our relationships with any or all of our key distributors terminate, the development of our sales and distribution capabilities in their territories could involve significant expense and delay.

        Our clinical support staff provides direct training in the operation of our VivaScopes to physicians and their staff. The first step in the training occurs on installation of the VivaScope imager in the physician's office, which generally takes a few hours. This initial training session is typically followed by one or two additional days of training as required by the staff in the physician's practice. We routinely provide additional training over VivaNet from our headquarters in Rochester, New York, which reduces our expenses and the amount of on-site training required in the physician's office.

        We have sponsored training courses for pathologists interested in providing image evaluation services over VivaNet. These courses are taught by physicians experienced in the interpretation of images acquired by our VivaScope confocal imagers. To date, we have held six of these two-day intensive courses. Pathologists attending these courses who choose to continue training are given access to our training database of confocal imaging cases, which currently consists of a variety of melanoma and non-melanoma skin cancer image sets. During this online training each participating pathologist typically reads 400 or more confocal imaging cases at his or her own pace over VivaNet to gain proficiency and confidence in his or her diagnostic ability using confocal images.

        Medical schools are beginning to offer confocal reading courses bearing continuing medical education, or CME, credit. The first was held at the Robert Wood Johnson Medical School in New Jersey on May 14th and 15th of this year and attracted over 50 participants. We believe the availability of CME credit bearing courses for the interpretation of VivaScope confocal images at credible medical institutions will significantly increase the motivation of pathologists to learn interpretation of confocal images. Consequently, we plan to encourage other medical institutions to offer similar CME credit bearing courses. A second CME course at another medical school is in the initial planning stage.

        We have relevant sales experience derived from our sales of over 300 VivaScope confocal imagers to academic medical centers and other research customers using both direct and international distribution channels. Physicians using our confocal imagers have published their research results in peer reviewed papers in medical journals. We believe these publications have established the brands "Lucid" and "VivaScope" in the dermatology community. We intend to leverage our reputation, and these established brands, as we move forward with our VivaNet Solution.

        The sale of products into large and small medical practices has provided us the opportunity to learn and improve the products based on actual field experience. As a practical consequence, our current products are neither research prototypes nor early production units; rather, many of our products are used routinely in clinical and research settings in academic medical centers around the world. The experience we have gained in working with these institutions and practices has also provided valuable insight into the operations, procedures and workflow of "real world" medical practices.

        We manage our sales process using a formal sales pipeline approach implemented using Salesforce.com customer relationship management, or CRM, web based application. Our traditional VivaScope sales pipeline is based on an eight stage process, beginning with a cold lead and progressing through a closed (i.e. fully paid) order. As we move forward with the launch of our VivaNet Solution we are adapting this proven pipeline approach to meet the specific requirements of the more service based VivaNet sales process.

        The VivaNet sales process is a two pronged approach with efforts currently underway to establish adoption at some of the leading academic medical and cancer centers in the United States concurrently with early adopter pathologists and dermatologists in private practices. Certain medical institutions have expressed interest in reading cases submitted by dermatologists using VivaScopes as a means of extending their reach into the private dermatology practices in the surrounding region. If academic medical and cancer centers that adopt our technology become recognized as centers of excellence in the interpretation and diagnosis of melanoma and skin cancers, we believe this will facilitate the adoption of our technology by private practice physicians in the region.

        In order to introduce our products to academic medical and cancer centers as well as private practice physicians, we exhibit at appropriate medical conventions, including the American Academy of Dermatology annual and summer meetings and various regional dermatology and pathology meetings. We have exhibited at the American Academy of Dermatology Annual Meeting for several years and at the American Society of Dermatopathology, or "ASDP" Meeting for the past two years. At each of the ASDP meetings, we sponsored receptions that were attended by certain of the key opinion leaders and early adopters in the field of dermatopathology.

        Our VivaNet Business Model is a typical "razor and razor blade" business wherein the VivaScopes are the "razors" and the recurring VivaNet fees are the "razor blades." Over the next several fiscal quarters pathologists will become a key element of our VivaNet sales process, because they have established professional relationships with their dermatologist clients. Today pathologists routinely process and diagnose biopsies provided by their dermatology clients. Typically, the relationship between a pathologist and his or her dermatologist client is one based on the highest level of professional trust, since it is the pathologist who provides the actual diagnosis of the dermatologist's patient's skin condition.

        Based on our understanding of this relationship between pathologists and dermatologists, we believe that dermatologists are more likely to adopt VivaScope confocal imaging in their practice if their pathologist is trained and competent to read the confocal images and provide diagnostic interpretation and reporting based on those images. Therefore, our VivaNet sales process logically begins by training pathologists in VivaScope confocal image interpretation using the training process outlined above. Once a pathologist is trained, we request that they provide references for a few dermatologists for whom he or she would like to provide diagnostic reading services. Our sales staff then follows-up with these dermatology practices regarding the lease of a VivaScope for use in their practice. Once the dermatologist is connected to VivaNet, VivaScope confocal imaging cases can begin routine transfer to the pathologist for diagnosis. The pathologist is free to recommend additional imaging sites, until he or she has a full time workload of VivaScope confocal cases.

        We believe our VivaScope "virtual biopsy" technology will differentiate a dermatology practice, bring in new patients and thereby increase practice revenue. Since our VivaScope imaging is completely non-invasive, we believe patients will ultimately switch from those dermatology practices that perform only traditional biopsies and seek dermatologists offering VivaScope imaging, which we believe will increase patient volume in VivaScope dermatology practices. Patients being screened for skin cancer with our VivaScope technology do not experience pain, skin punctures, scarring, infections and other complications caused by traditional biopsies.

        We have been advised that several private payers may reimburse dermatologists, assuming Manhattan district CMS reimbursement rates, for a VivaScope image at approximately $86 per patient under CPT code 96904. A traditional biopsy under CPT code 11100 is reimbursed at approximately $123. A biopsy is typically performed by a dermatologist. For dermatology practices adopting VivaScope, we believe the level of skill, intensity and effort is equivalent to whole body photography or dermoscopy under CPT code 96904. Based on our general understanding of the industry, and on our experience with dermatologists who currently use our technology in private practice, we believe VivaScope procedures will be performed by physician extenders (physician assistants, nurses and medical technicians) who already work in the dermatologist's office. Over time we believe our VivaScope will make dermatology practices more productive by shifting physician procedures from surgical biopsies to excising lesions known to be cancerous as determined by VivaScope virtual biopsies. This is advantageous to the dermatologist because excision of a lesion diagnosed to be cancerous is reimbursed under CPT code 11600 at approximately $218. By shifting the dermatologist's workload from surgical biopsies to excisions of known cancerous lesions, we believe valuable physician time will be devoted to procedures which should result in higher practice revenue.

        Our planned selling strategy for the VivaScope 1500 is to offer a capital lease, through a third party, amortized over 60 months, which shifts ownership to the physician with an expected lease rate of approximately $1,500 per month. In a capital lease, ownership and related tax benefits flow to the lessee (the physician) including the tax deduction for the full cost of the equipment in the year of acquisition. Taking into account the combined effect of the expected increased dermatology practice efficiencies through the use of physician extenders and the year one tax benefits from the capital lease of a VivaScope, we believe acquisition of a VivaScope will be cash flow neutral to the medical practice in the first year of adoption.

        For the traditional dermapathologist who receives tissue specimens from a dermatologist, the process to evaluate the sample for cancer is cumbersome. The tissue specimen when received at the pathology laboratory has to be carefully catalogued, prepared through an overnight or longer multistep process, and ultimately sliced into thin, transparent slices that are placed on a glass microscope slides that are sent to the pathologist for interpretation under a microscope to render a diagnosis of the disease. The CPT reimbursement for the technical component for preparation of the slides, in the Manhattan region, is $88. The technical component covers the cost of material, labor and overhead for placing the tissue on the slides and subsequently storing the slides and any remaining tissue as components of the patient's medical record. The storage time for these slides and tissue varies from state to state but is often in the range of 7 to 20 years. The pathologist receives a $41 professional fee for the diagnosis of the slides associated with a single lesion. We believe the VivaNet Business Model provides a compelling value proposition to pathologists and will facilitate a meaningful increase in the number of specimens that a pathologist can review, virtually, thereby affording the pathologist an opportunity to increase his or her income. In addition, the system affords such pathologists much greater flexibility, since a traditional laboratory setting is not necessarily required and overhead expenses can be substantially reduced. Since the system is available at all times, moreover, and not geographically dependent, the services can be rendered from such places and at such times as the pathologist may select.

        Our revenue model assumes that Lucid will receive the technical component of $88 either as a pass through from the physician or as a direct payment from an insurance company. As we have recently initiated the reimbursement contracting process, we have not yet received any such reimbursement under existing CPT codes.

Other Potential Clinical Applications of Our VivaScope and VivaNet Technologies

        We believe that our VivaScope confocal imaging technology and our VivaNet server are platform technologies that potentially have applicability in clinical applications beyond the early detection and diagnosis of skin cancer. These may include the early detection of oral and cervical cancer as well as the rapid screening of breast cancer. Publications describing case studies and smaller single-site pilot studies related to VivaScope imaging of oral tissue and breast tissue have appeared in peer reviewed medical literature and indicate the potential application of our technology in these clinical applications. A manuscript describing exploratory studies of imaging of gynecological tissue using our VivaScopes is pending publication and may point the way toward clinical applications of our imaging technology for gynecological cancers.

        Peer reviewed papers evaluating use of the VivaScope 1500 for the early detection of neuropathy have also been published in peer-reviewed medical journals. Neuropathy is a common side effect of diseases such as diabetes and HIV infection, and may occur during the treatment of cancers with chemotherapy. Peripheral neuropathy in diabetics may lead to blisters and sores on numb areas of the foot, because pressure or injury go unnoticed on these areas. If foot injuries are not treated promptly, infection may potentially spread to the bone, and the foot may then have to be amputated. Some publications estimate that half of all such amputations are preventable if minor problems are caught and treated in time. A small single-site, pilot clinical study at the University of Rochester Medical Center indicated that our VivaScope confocal imaging technology may be used in the early detection of neuropathy prior to the onset of clinically detectable symptoms. We expect that a clinical trial in support of regulatory clearances may be required for any of these neuropathy applications.

        Our VivaScope 2500 is designed to use our confocal imaging technology to image excised tissue samples without the laborious tissue preparation procedures required to prepare the microscope slides used in conventional pathologic examination of tissue. We are initially targeting the dermatological Mohs surgery procedure as the first application of this device in clinical practice. Publications describing early clinical studies of this application of confocal imaging have appeared in peer reviewed medical journals. We believe these early clinical studies may point the way toward potentially broad applications of VivaScope confocal imaging in place of the traditional tissue preparation procedures associated with conventional pathological diagnosis.

        We believe that oral and cervical cancer applications and the neuropathy application can be accomplished through straightforward engineering modifications to our existing VivaScope 3000. We believe that our current regulatory clearance is sufficiently broad to cover the imaging of oral and cervical tissue. Clinical studies would be required, however, to establish the efficacy of confocal imaging for the detection of oral and cervical cancers.

        Other applications, such as breast cancer and surgical pathology specimen testing, may require more substantial modifications and enhancements to our VivaScope 2500 ex-vivo confocal imager. Since the VivaScope is classified as a "microscope," we do not believe that additional regulatory approvals should be required for either the rapid screening of breast biopsy cores or surgical specimens, provided, however, that clinical studies would be required to demonstrate efficacy.

        These development activities will require the commitment of future resources to these tasks before we may be able to achieve any degree of commercial success in these new clinical applications, and there is no assurance we will be successful should we decide to devote resources to any or all of these applications.

        VivaNet, in addition to being a telepathology server, is also a HIPAA compliant medical records system that provides a method to organize digital clinical, dermoscopy and VivaScope images in a searchable medical database. In our initial markets of dermatology and pathology, which have traditionally relied on paper charts, discrete photographs, microscope slides and paper diagnostic reports as documentation, we believe that these practices would benefit from a switch to a digital record system, coupled with an ability to quickly retrieve a complete patient history over VivaNet. The benefits of electronic medical records are not unique to dermatology and pathology, however, and could translate to the other clinical applications described in this section.

Scientific Advisory Board

        We are in the process of forming a Scientific Advisory Board (SAB) to: assist us in the medical education programs; advise us in the design of future products; help us design Company initiated clinical studies; and assist us in evaluation of external investigator proposed studies. We anticipate the committee will initially be comprised of five to six key opinion leaders from the fields of dermatopathology, dermatology, and statistical design of clinical studies. We may ask key opinion leaders from fields other than dermatopathology and dermatology to participate in the activities of the SAB on an ad hoc basis, if and when we expand the scope our activities into other clinical specialties.

        A leading scholar in the field of dermatopathology, Dr. Martin C. Mihm, Jr., who specializes in melanoma, pigmented lesions, lymphoma, and cutaneous inflammatory diseases, has agreed to Chair the SAB. Dr. Mihm is an author or co-author of over 300 peer reviewed medical journal publications of which 175 are related to the topic of melanoma. He co-heads two prestigious programs of the World Health Organization (WHO), its Melanoma Pathology Program and its recently founded Rare Tumor Institute. Dr. Mihm has authored or co-authored several books concerning skin pathology.

        We are working with the Chairman of the SAB to draft its charter and invite four other appropriate candidates to this board. We intend to have consulting agreements with each SAB member that will include customary compensation and confidentiality clauses. We expect the SAB will meet two to four times per year, with at least one meeting per year on a face-to-face basis at a convenient time and location for the SAB members.

Competition

        Biopsy of a suspicious skin lesion, followed by pathologic examination of the tissue specimen, is today's widely accepted standard of care with a long history of use. Two alternative diagnostic tools, clinical photography and dermoscopy, are currently gaining acceptance in the U.S. medical community. In addition, technological advances may result in improvements in these alternative diagnostic tools or new technologies may emerge that produce superior diagnostic results as compared to our VivaScopes and VivaNet Solution.

        We are aware that a significant number of systems for visualization and assessment of skin lesions are either in development or in use, and may pose significant competition with our VivaScope confocal imagers and VivaNet server technologies. These other skin imaging systems generally fall into one of four basic categories: (i) Adjuncts to current dermatologic examination; (ii) FDA cleared devices; (iii) Pre-FDA clearance devices; and (iv) Nascent technologies. We do not believe that these systems have the ability of our VivaScope confocal imagers to achieve the cellular resolution of the skin required to achieve definitive pathologic diagnosis of tissue.

        Adjuncts to Current Dermatologic Examination.    In the United States, the current standard of care for melanoma and other skin cancer detection and clinical diagnosis relies on the skill and vision of physicians to decide, based on unaided visual clinical examination, whether a particular skin lesion is suspicious enough to warrant an invasive biopsy. For melanoma, a majority of physicians in the U.S. use a variant of the "ABCDE" criteria to make this critical clinical decision. Data from a recent clinical study indicates that the sensitivity and specificity of a physician relying on visual examination of a lesion to determine whether it is malignant is in the range of 78.0% sensitivity and 3.7% specificity (Monheit, et al., "The Performance of MelaFind" Arch Dermatol. 2011 Feb;147(2):188-94.). The data presented in this paper indicates that, on average, a dermatologist will miss 22 out of 100 melanomas and will biopsy approximately 27 benign lesions for each melanoma found.

        In order to improve their clinical diagnostic accuracy, dermatologists may use either clinical photography or dermoscopy, both of which are gaining wider acceptance in the U.S., to supplement unaided visual examination of lesions. Clinical photography provides a means to identify those lesions that have changed from one examination to the next, i.e., the "E" (Evolution) of the ABCDE criteria. Clinical photography may be performed in the dermatologist's office or using services provided by companies such as Canfield Scientific Imaging and DigitalDerm, Inc. Dermoscopy is a non-invasive technique that provides a magnified image of the skin's surface using a device known as a dermatoscope. A basic dermatoscope may be little more than an illuminated magnifying glass, or may be a digital camera that provides magnified electronic images of the skin that can be viewed on a LCD display and stored for future reference. Basic dermatoscopes are sold by numerous companies, including, among others, 3Gen, LLC (U.S.), Welch Allyn, Inc. (U.S.), and Heine Optotechnik (Germany), to name a few. Digital dermatoscopes have been designed and sold by numerous companies, including, among others, Derma Medical Systems, Inc. (Australia), Biomips Engineering (Italy). VisioMed AG (Germany), FotoFinder Systems GmbH (Germany) and BIOCAM GmbH (Germany).

        We consider clinical photography and dermoscopy to be complementary to our VivaScope confocal imaging technology. As a consequence, we have integrated both clinical photography and dermoscopy into the workflow of our VivaScope System. We believe the clinical photography and dermoscopy components of the VivaScope System are competitive to the products currently on the market and may have enhanced clinical utility due to the close integration with our confocal imaging technology and the accessibility of the resulting clinical data and images provided by VivaNet.

        FDA Cleared Devices.    We are aware of two FDA cleared devices that may potentially compete with our technology. One is the SIAscope developed by Astron Clinica of the UK, now operating as a business unit of Biocompatibles International. The SIAscope has 510(k) clearance from the FDA, but the FDA cleared "Indications for Use" for the SIAscope do not state that it is intended to be used by physicians for diagnosis or determination of any clinical condition.

        Michelson Diagnostics is headquartered in England and manufactures the VivoSight, an optical coherence tomography device that achieved FDA 510(k) clearance in late 2009. The VivoSight is currently not capable of resolving individual cells or visualizing intercellular details, both of which are necessary for the device to be useful for the diagnosis of melanoma and NMSCs. The FDA 510(k) Indications for Use cover the "two-dimensional, cross-sectional, real-time imaging of external tissues of the human body." The Indications for Use do not indicate use in diagnosis.

        Pre-FDA Clearance Devices.    SciBase AB is a Swedish medical technology company that is developing a device known as the SciBase Electrical Impedance Spectrometer, or "SEIS". The company contends that the SEIS screening device can determine whether a mole is malignant. The SEIS is documented in seven published smaller clinical studies and over 1000 patients are currently being enrolled in a large ongoing clinical study of the technology. The SEIS product does not have FDA clearance for sale in the United States.

        MELA Sciences is a U.S. public company (Nasdaq: MELA, previously Electro- Optical Sciences) headquartered in Irvington, New York and developing MelaFind®, which uses multispectral dermoscopy and computerized diagnostic algorithms for the detection of melanoma. MELA Sciences has conducted a large pivotal clinical study of its MelaFind® device and the FDA held a panel meeting on November 18, 2010 to review its assessment of the device and to hear the comments of a panel of independent physicians (primarily dermatologists) regarding the pivotal clinical study results and the device itself. The panel voted narrowly in favor of the device (8 for, 7 opposed) on the critical question of safety and efficacy, and indicated that dermatologists need better tools for the evaluation of lesions suspicious of melanoma. As of this date the FDA has yet to make its final determination of whether MelaFind® will gain market clearance from the agency.

        Nascent Technologies.    Verisante Technology, Inc. is a Canadian public company traded on the Toronto Venture Exchange (V.VRS, previously T-Ray Science, Inc.—V.THZ), and is headquartered in Vancouver, British Columbia. The company is developing Raman Spectroscopy for the early detection of melanoma and other skin cancers under license from the British Columbia Cancer Agency. The company is currently developing the initial prototype of its device "Aura" which they expect to introduce first in Canada, Europe, and Australia and eventually in the U.S. once it achieves the required regulatory approvals in those regions and countries.

        Other nascent imaging modalities and diagnostic techniques for the early detection of skin cancers either exist or are under development. These include various molecular, genetic and proteomic screening tests. For example, Dermtech is exploring tape stripping of the stratum corneum of the skin as a means to gather RNA for analysis of melanoma cells that have migrated to the surface of the skin. Molecular imaging techniques that use fluorescent or other tags on antibodies to identify cancerous cells are also under investigation. Balter Medical is developing optical transfer diagnosis as a means of assessing tissue for malignancy. Information on Balter's web site indicates that this technology is in an early stage of development. LL Tech, Inc. is an early stage French company that develops cellular imaging scanners for research and clinical applications based on optical coherence tomography (OCT) technology.

        Other Potential Competitors.    The market for optical imaging devices used for medical diagnosis is intensely competitive and subject to rapid change. It is significantly affected by new product introductions, the market activities of existing industry participants and acquisitions of smaller medical device companies by larger players in the medical diagnostics marketplace. As we launch our VivaNet Solution into the U.S. clinical dermatology market, we can expect competition from major medical imaging companies, such as General Electric Co., Siemens, Phillips Healthcare, Bayer Diagnostics, Olympus Corporation, Carl Zeiss AG and others, each of which manufactures and markets precision medical diagnostic products and could decide to develop or acquire a product or products to compete with our VivaScope confocal imagers. In addition, the telepathology market is intensely competitive and any of the numerous companies are in the teleradiology and telepathology markets and may decide to offer products and services that are competitive to our VivaNet Solution. Companies active in this space include, among others, General Electric Co., Siemens AG, Philips Healthcare, Virtual Radiologic Corporation, and Apollo Telemedicine.

Manufacturing

        Our in-house manufacturing process is largely an assembly-and-test process that operates under the standardized procedures of our quality system. Piece parts such as mechanically machined components, populated circuit boards, precision optical components and electro-mechanical optical scanning devices are purchased from suppliers to either our custom specifications or the standard specifications of the supplier. We also purchase computers, LCD displays and medical grade equipment carts which are integrated into our completed VivaScope Systems. The application software for our VivaScopes is written by our in-house software staff and runs under the Windows XP operating system. We have manufactured all generations of our VivaScope products since their inception, corresponding to over 300 devices shipped.

        Generally we single source our component purchases to suppliers with which we have had a long term relationship. In the event these suppliers are unable to deliver parts we generally have back-up suppliers established. A few of our VivaScope components are from sole source suppliers, which means we are purchasing a unique component from them that is not available from other suppliers. As we design future generations of VivaScopes, it our intention to eliminate these specialized sole sourced components designs whenever possible.

Research and Development

        Our current technical research and development efforts are primarily focused on: (i) the product enhancements of our VivaNet proprietary software, as requested by the physicians using the system; (ii) the ongoing simplification of our VivaScope products for use in clinical practice; and (iii) the ongoing continuous improvements of the products to enhance manufacturability and product quality. To date, physician requests for VivaNet software enhancements have included the addition of clinical photography to the imaging procedure and enhanced database search capability for locating records based on parameters such as lesion diagnosis, diagnostic criteria in the various images, and other parameters over and above those routinely used to recall an individual patient's medical history. We also improve the software by implementing changes requested by physicians to improve their efficiency in use of the system. Throughout 2011 and following the completion of this offering, our software and hardware development activities will be primarily focused in support of the roll-out of our VivaNet Solution into commercial private and academic medical center clinical practice.

        We recently completed development and began manufacturing and selling a smaller, more functional version of our handheld VivaScope 3000. The initial version of the VivaScope 3000, the world's first commercial handheld confocal microscope, resulted in substantial feedback from customers and clinical investigators regarding its features and operation. Based on this feedback we designed and built the second generation VivaScope 3000 that is smaller, lighter and more functional than the original device, while retaining the same image quality in a more clinically acceptable configuration. Shipments of this product began in the fourth quarter of 2010. We believe that the basic configuration of this second generation will be a platform from which other medical applications beyond skin cancer may be addressed.

        Our technical R&D plan also includes routine hardware product improvements and further software development that are generally driven by customer feedback. These items include activities such as the development of more clinically and environmentally acceptable disposables, enhanced VivaScope application software with features honed for use by private practice dermatologists and VivaNet workstation features that will enhance the efficiency of pathologists for analyzing images and reporting their interpretations.

        We have applied for and received six Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) research grants from the United States National Cancer Institute (NCI). The funds from these grants have been used to augment our own internal product development and clinical studies funds. A summary of these NCI-funded SBIR and STTR research activities is detailed below:

          1.     A completed Phase I/Phase II project 5R44CA58954-03 "Confocal Imaging Through Thick Dermal Tissue."

          2.     A completed Phase I project 1R43CA60342-01 "Computer Based Video Imaging of Pigmented Skin Lesions."

          3.     A completed Phase I project 1R43CA093106-01 "Hand-held confocal microscope for clinical/surgical use."

          4.     A completed Phase II project 2R44CA93106-02 "Hand-held confocal line-scanner for intrasurgical use."

          5.     A funded SBIR Phase II competing continuation STTR project 1R42-CA110226-01 "In-vivo clinical coherence confocal microscope." *This project remains in process

          6.     A funded SBIR Phase II competing continuation project 2R44CA059054-04 "Accuracy of confocal imaging for pigmented lesion diagnosis." *This project remains in process

        Our engineering, research, and development expenses for the years ended December 31, 2010 and 2009 were $685,710 and $756,199, respectively.

Regulation

        FDA Regulation of Medical Devices.    Our VivaScope and VivaNet products are considered medical devices and thus are subject to regulation by the FDA. The Food, Drug, and Cosmetic Act, or "FD&C Act", and other federal and state statutes and regulations govern the research, design, development, preclinical and clinical testing, manufacturing, safety, approval or clearance, labeling, packaging, storage, record keeping, servicing, promotion, import and export, and distribution of medical devices. Generally, each medical device we currently distribute in the U.S., or plan to distribute in the future, requires either: (i) formal exemption; (ii) prior premarket notification; (iii) 510(k) clearance; or (iv) PMA (premarket approval) from the FDA. The FDA classifies medical devices into one of three classes. Devices that are deemed to pose low risk are placed in Class I or II and as such, require fewer controls. Some Class I and certain Class II devices are exempted by regulation from the premarket notification, or 510(k), clearance requirement or the requirement of compliance with certain provisions of the FDA's Quality System Regulation, or "QSR".

        The FDA cleared our 510(k) application for our VivaScope System (i.e., either our VivaScope 1500 or VivaScope 3000) as a Class II device on September 17, 2008. Our VivaNet server is registered with the FDA as a Class I device. We believe these FDA clearances for our VivaScope Systems and VivaNet are sufficient for us to pursue our business strategy for the foreseeable future. Future products or applications may require additional FDA clearances and may also involve clinical trials to demonstrate whether they are safe and effective for their indicated medical applications.

        Our ex-vivo imager, the VivaScope 2500 is registered with the FDA as a Class I device and is in the same FDA Class and category as conventional medical microscopes used by pathologists to view microscope slides of human tissue. We believe this FDA classification is sufficient for our current development, marketing and sales programs for the VivaScope 2500.

        FDA Regulations of Clinical Trials.    Clinical trials may be required for a 510(k) clearance and are nearly always required to support a PMA application. We currently have no plans to conduct clinical trials of our current products for the purpose of additional FDA regulatory clearances or for changes in the indications for use of our existing products, however clinical trials may be required should we decide to pursue new clinical applications of our existing devices or decide to develop new devices for either existing or new clinical applications.

        In the event we are required to conduct clinical trials for the purpose of supporting a 510(k) clearance or a PMA application, those trials must comply with the FDA's regulations governing the performance of clinical research, and these regulations may pose considerable hurdles in the clearance process. For example, the clinical research must comply with the requirements for IRB (Institutional Review Board) approval and for informed consent of patients enrolled in clinical trials. Records and reports for the clinical trial are subject to inspection by the FDA. The results of clinical testing may be unfavorable, in which case market clearance will be denied. Even if the intended safety and effectiveness success criteria are achieved, the FDA may not consider the data to be adequate and the approval or clearance of a product may be denied. The commencement or completion of a clinical trial may be delayed or halted, or be inadequate to support approval of a 510(k) clearance or PMA application, for numerous reasons, including (but not limited to): 1) the clinical trial protocol is not approved by the FDA or an IRB or is delayed by these bodies; 2) patients do not enroll in sufficient numbers or do not follow-up; 3) patients experience adverse events; 4) physicians decline to participate in the trial or do not comply with trial protocols or experience delays in performing the protocol; 5) third-party organizations do not perform data collection and analysis in a timely or accurate manner; 6) regulatory inspections of our clinical trial sites or our manufacturing facilities may require corrective actions or may suspend, terminate or invalidate our clinical trials; and 7) the results of the clinical trial may be unfavorable or inconclusive with respect to safety or effectiveness.

        A clinical trial may not generate data that supports the 510(k) or PMA application, and approval may be delayed, if obtained at all. Delays in receipt of approvals for future products or the failure to receive such approvals, the withdrawal of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, results of operations and financial condition. Approvals, if granted, may include significant limitations on the intended use and indications for use for which a product may be marketed.

        Devices that are approved or cleared and placed in commercial distribution are subject to numerous regulatory requirements, including: 1) establishment registration and device listing; 2) QSR, a FDA requirement that manufacturers follow design, testing, control, documentation and other quality assurance procedures; 3) labeling regulations that impose labeling restrictions and prohibit the promotion of products for unapproved or "off-label" uses; 4) medical device reporting regulations that require reporting to the FDA if a device caused or contributed to a death or serious injury or malfunctioned so as to cause or contribute to a death or serious injury if the malfunction were to recur; and 5) corrections and removal reporting regulations that require manufacturers to report field corrections and product recalls or removals undertaken to reduce risk to health by the device or to correct a FD&C violation that presents a risk to health. Also, the FDA may require postmarket surveillance studies or establishment and maintenance of a system for tracking products through the distribution channel to the patient level.

        Failure to comply with applicable regulatory requirements, including those applicable to the conduct of clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions: 1) warning letters; 2) fines and civil penalties resulting in unanticipated expenditures; 3) approval delays or refusal to approve our applications, including supplements; 4) withdrawal of FDA approval; 5) product recall or seizure; 6) interruption of production; 7) operating restrictions; 8) injunctions; and 9) criminal prosecution.

        We, and some of the suppliers of components used in our products, are also required to manufacture in compliance with current Good Manufacturing Practices (GMP) requirements set forth in the QSR. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping.

        The FDA enforces the QSR through periodic unannounced surveillance inspections. Our manufacturing facility has been and will continue to be subject to domestic and international regulatory inspection and review. If the FDA determines in its sole discretion that we or any of our regulated suppliers are non-compliant with these requirements, it can shut down our manufacturing operations, require recall of our devices, refuse to approve new marketing applications, institute legal proceedings to detain or seize products, or assess civil and criminal penalties against our Company or our officers, or other employees. Any such action by the FDA would have a material adverse effect on our business. We cannot assure you that we will be able to comply with all applicable FDA regulations.

        International Medical Device Regulation.    International sales of medical devices are subject to foreign government regulations that vary substantially from country to country. Some countries have little to no regulation whereas other countries have a premarket notice or premarket acceptance similar to the FDA. The time required to obtain approval in a foreign country may be either shorter or longer than that required for FDA approval, and the requirements for approval may differ. There is a trend towards harmonization of quality system standards among the European Union, U.S., Canada and various other industrialized countries.

        The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. Our VivaScope 1500 and VivaScope 3000 are entitled to bear the CE mark for distribution as medical devices in the EU.

        One aspect of CE compliance is that manufacturers are required to comply with the ISO 9000 series of standards for quality operations (an international standard for quality management requirements maintained by the International Organization for Standardization (ISO)). The method of assessing conformity to EU regulations varies depending on the class of the product. Generally conformance involves self-assessment by the manufacturer and third party assessment by a "Notified Body." This third party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. In order to meet this requirement, our quality system, device designs and manufacturing facilities are assessed annually by GMED North America, a certified EU Notified Body.

        Several other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Outside of the European Union, regulatory approval needs to be sought on a country-by-country basis in order for us to market our products. In this regard, we have obtained regulatory approval to market our VivaScope 1500 in Canada through its Health Canada Administration, in Australia through its Therapeutic Goods Administration and in China through its State Food and Drug Administration

        Other Government Regulation.    The advertising of our medical devices is, and will continue to be subject to both FDA and Federal Trade Commission regulations. In addition, the sale and marketing of our medical devices is subject to complex federal and state laws and regulations generally intended to deter, detect, and respond to fraud and abuse in the healthcare system. These laws and regulations often restrict or prohibit pricing, discounting, commissions and other commercial practices that are typical outside of the healthcare market.

        In particular, anti-kickback and self-referral laws and regulations limit our promotional programs and financial arrangements related to the sale of our products and related services to physicians seeking reimbursement from Medicare, Medicaid, private insurers or patients.

        The Civil False Claims Act and the Civil Monetary Penalties Law are similar in nature in that they both address fraud in the healthcare system. The Civil False Claims Act prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs.

        Sanctions for violating the above federal laws include criminal and civil penalties ranging from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both.

        Many states have adopted laws or have pending legislative proposals similar to the federal fraud and abuse laws, some of which prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted laws or are considering legislation to increase patient protections, such as limiting the use and disclosure of patient-specific health information. These state laws typically impose criminal and civil penalties similar to the federal laws.

        In the ordinary course of business, medical device manufacturers and suppliers are subject to routine inquiries, investigations and audits by federal and state agencies overseeing these laws and regulations. Recent federal and state legislation has increased funding for investigations and enforcement actions, causing these actions to increase over the past several years, a trend that is expected to continue.

        Private enforcement of healthcare fraud is also increasing, due in part to amendments to the Civil False Claims Act in 1986. These amendments encourage private persons to sue on behalf of the government. The Health Insurance Portability and Accountability Act of 1996 (HIPAA), in addition to its privacy provisions, created a series of new healthcare-related crimes.

        Environmental Regulation.    Our research and development and clinical processes may involve the handling of potentially harmful biological materials as well as hazardous materials. We and our investigators and vendors are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials and we incur expenses relating to compliance with these laws and regulations. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our financial condition. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation.

Reimbursement

        We have analyzed the applicability of existing American Medical Association reimbursement codes (i.e. Current Procedural Terminology codes or "CPT codes") to our VivaNet Business Model. Based on advice from our reimbursement consulting firm, we believe that third party reimbursement for our VivaNet Solution may be available, initially, from several private health insurance companies covering approximately 72 million lives under existing CPT codes for:

          1)    The VivaScope imaging procedure performed in a dermatology office under CPT code 96904. We expect this reimbursement to be paid to the dermatologist.

          2)    The pathologist reading VivaScope images on VivaNet workstations under the professional component of CPT code 88305-26. We expect this reimbursement to be paid to the pathologist.

          3)    The technical services or virtual specimen slide we provide to the pathologist via our VivaNet server under the technical component of CPT code 88305 TC. We expect this reimbursement to be paid to Lucid.

        We have retained the services of a medical reimbursement firm which has commenced discussions with the medical directors of third party private payers, in an effort to verify positive coverage decisions and routine reimbursement for dermatologists and pathologists using our VivaNet Solution.

        We have been advised that the medical directors of several private payers, together representing over 72 million covered U.S. lives, have indicated their firms may reimburse dermatologists, pathologists using our VivaNet Solution, and Lucid, for our respective services under the aforementioned existing CPT reimbursement codes. Consequently, we are initiating the reimbursement contracting process with these payers so that we can obtain direct reimbursement from them, as we continue to pursue reimbursement from other private and federal payers. As we have only recently begun the reimbursement contracting process, we have not to date received any such reimbursement, nor are we aware of any physicians who have received any such reimbursement to date, under existing CPT codes for use of the VivaNet Solution.

Product Liability and Insurance

        Our business exposes us to the risks of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from design flaws or the misuse or malfunction of our products. We may be subject to product liability claims if any one of our products causes or appears to have caused an injury. Claims may be made by patients, healthcare providers or others using our medical devices.

        We do not maintain domestic or international clinical trial liability insurance because we do not directly run clinical trials, nor are they performed at our facility. Although we have general and product liability insurance that we believe is appropriate, this insurance is and will be subject to deductibles and coverage limitations. Our anticipated product liability insurance may not be available to us in sufficient amounts and on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business.

Employees

        As of September 15, 2011, we had 31 full-time employees and two part-time technical consultants. Eight of our employees were engaged in product and software research, development and IP, four in clinical and regulatory affairs, six in production, five in marketing and sales and eight in administrative activities. We believe that our relationship with our employees is good.

Facility

        We lease approximately 12,450 square feet of office, laboratory, and assembly space in the same building as our principal executive offices. The lease expires in February 2012 and we plan to relocate to a new space also located in Rochester, NY under a lease effective February 1, 2012. In addition, we are negotiating a lease for office space in Boston, MA. We believe these new facilities will be adequate to meet our current and reasonably foreseeable requirements. We believe that we will be able to obtain additional space, if required, on commercially reasonable terms.

Litigation

        We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings, incidental to the normal course of our business. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Management

Directors and Executive Officers

        The following tables set forth the names, ages as of September 15, 2011 and a brief account of the business experience of each person who is a current executive officer or director of our Company. Each director of our Company will hold office until the next annual meeting of shareholders of our Company or until his or her successor has been elected and qualified.

        The directors of Lucid are as follows:

Name	Age	Position
William J. Shea	63	Executive Chairman of the Board(4)
Jay M. Eastman, Ph.D.	63	Director and Chief Executive Officer
Brian Carty*(1),(3)	61	Director
Nancy E. Catarisano*(3)	49	Director
Matthew Cox*(2)	41	Director
L. Michael Hone	61	Director and Executive Vice President—VivaNet Operations
David Lovenheim	68	Director
Rocco Maggiotto*(1),(3)	60	Director
Ruben King-Shaw, Jr.*(2)	49	Director
Ramey W. Tomson*(1),(2)	65	Director

        Lucid's executive officers (in addition to those directors who also are executive officers as noted above) and other key personnel are as follows:

Name	Age	Position
Marcy K. Davis-McHugh	48	Chief Operating Officer and Corporate Vice President
William J. Fox	45	Vice President of Technical Operations and Chief Technical Officer
Martin J. Joyce	57	Chief Financial Officer
Karen A. Long	35	Controller

*
Independent Director, as determined by the Board of Directors in accordance with Nasdaq marketplace rules

(1)
Member of Executive Compensation Committee

(2)
Member of Governance and Nominating Committee

(3)
Member of Audit Committee

(4)
Until March 15, 2011, Mr. Shea also served as our Acting Chief Financial Officer.

Directors, Executive Officers and Other Key Personnel

        William J. Shea, Executive Chairman, Board of Directors.    Mr. Shea was elected to the Board in 2001, and in December 2010, he was appointed our Executive Chairman. He served as our Acting Chief Financial Officer from February 1, 2010 through March 15, 2011. He has more than 35 years of experience in the financial services industry. Mr. Shea co-founded DLB Capital in October of 2006, a private equity firm, which he left in October of 2007. From 2005 to 2006, he served as Chairman of Royal & Sun Alliance, USA, and oversaw its divestiture from RSA, an insurance company headquartered in the United Kingdom which trades on the London Stock Exchange. From 2001 to 2004, he was Chief Executive Officer of Conseco, Inc. a public financial services firm which he guided through the bankruptcy and restructuring process, and which was subsequently relisted on the New

York Stock Exchange. From 1997 to 2001, he oversaw the turnaround of Centennial Technologies, Inc., a public manufacturing company. Mr. Shea formerly served as vice chair and chief financial officer of BankBoston, a public financial services company, from 1993 to 1998, and he was the vice chairman of Coopers & Lybrand, a national public accounting firm which has since merged with another entity, from 1990 to 1992. Mr. Shea is currently on the boards of Nasdaq OMX BX, Inc., a securities exchange, AIG SunAmerica, a financial services company, Boston Private Financial Holdings, a public financial services holding company, and he is Chairman of the Board of DemoulasSuperMarkets. Mr. Shea also previously served on the boards of the Boston Children's Hospital and Northeastern University. Mr. Shea's significant experience in leadership roles with companies in the financial services industry and his extensive contacts in that industry make him well qualified to serve on our Board. In addition, Mr. Shea brings to our Board useful expertise and knowledge from his past and present service in leadership positions with publicly-held companies.

        Jay M. Eastman, Ph.D., Director and Chief Executive Officer.    Dr. Eastman has served as a director and our chief executive officer since Lucid's founding in 1991. Since 1993, Dr. Eastman has served on the board of Arotech Corp., a public company which manufactures defense and security products, and since 1994, he has been a member of the board of directors Dimension Technologies, Inc., a manufacturer of three-dimensional displays. Dr. Eastman has been a member of the board of Chapman Instruments, Inc., a manufacturer of precision surface metrology instruments, since 2009. From 1986 to 1997, Dr. Eastman was an executive vice president and senior vice president of strategic planning for PSC, Inc., a public barcode laser scanner manufacturer. Dr. Eastman served on PSC's board of directors from April 1996 through November 2002, during which time the company filed for bankruptcy protection. He holds, as inventor or co-inventor, 44 patents. Dr. Eastman has been a fellow of the Optical Society of America, or OSA, and the Society of Photo-Optical Instrumentation Engineers, or SPIE, as well as an honorary member of the Rochester Engineering Society. Dr. Eastman brings to our Board a 20-year history with Lucid. As our Chief Executive Officer, Dr. Eastman is specially qualified to serve on the Board because of his detailed knowledge of our products, business strategy and operations. Our Board also benefits from Dr. Eastman's past and present experience serving on other boards of directors and his prior leadership position with a publicly-held company.

        Brian Carty, Director.    Mr. Carty was elected to the Board in 2008, and has served as the Chief Marketing Officer of Caritas Christi Health Care since 2008. From 2006 to 2008, he headed his marketing consulting firm, MLM Ventures. Mr. Carty has been President of three advertising agencies, including Wheelhouse in Boston and Hill Holiday in New York, positions that spanned the period from 1995 to 2006. During this period, he oversaw all global merger and post-merger marketing and communications activities for the combination of Price Waterhouse and Coopers & Lybrand which formed the world's largest professional services firm. Prior to that Mr. Carty served as partner and Chief of Staff to the Chairman of Coopers & Lybrand, and also served as head of world-wide marketing for the firm. We believe that Mr. Carty's substantial marketing experience enables him to make valuable contributions to our Board, particularly at this stage as we focus on expanding and developing the markets for our products.

        Nancy E. Catarisano, Director.    Ms. Catarisano was elected to the Board in March 2011. She currently is Partner and Chief Operating Officer of Insero and Company, a certified public accounting firm in Rochester, New York, and also heads the Outsource Accounting Services Group for Insero which provides accounting and advisory services to early stage, developing high tech, and established businesses. Prior to joining Insero and Company as a Partner in 1999, Ms. Catarisano founded Ciaccia & Catarisano LLP, a public accounting firm that focused on high technology and growing privately held businesses. Ms. Catarisano is a Certified Public Accountant. She is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants. Ms. Catarisano has served as Chair of the Board, Finance/Audit and Consumer Service Committees of CP Rochester and as Chair of the Finance/Audit Committee of the Rochester Area

Community Foundation. She has also been on various committees for National Center for Missing and Exploited Children and a member of the Board of Directors for Marrow Drive Rochester. Ms. Catarisano's significant financial and accounting expertise, with a focus on high-tech companies, makes her an asset to our Board and to our Audit Committee. In addition, her prior years of experience of working with Lucid as a consultant on tax and accounting matters enable her to make valuable contributions to our Board.

        Matthew Cox, Director.    Mr. Cox was elected to the Board in October 2010. Since 2007, he has served as Vice President of Product Management at Virtual Radiologics and, since 2009, he has also served as Vice President of vRad Alliance at Virtual Radiologics, with the responsibility for company strategy and business development initiatives. From 1999 to 2000, he was an administrator for Duke University Health System and a practice management/accounting consultant, assisting physicians and practices with maximizing performance in operations, revenue growth and billing/compliance related issues. Mr. Cox's experience in building and operating a business in the teleradiology field make him well qualified to serve on our Board as he brings both business and technical expertise. His entrepreneurial skills, strategic vision and leadership abilities enable him to make valuable contributions to our deliberations process.

        L. Michael Hone, Director and Executive Vice President, VivaNet Operations.    Mr. Hone was elected to the Board in 2002. He joined Lucid as Executive Vice President in 2011 and is charged with corporate strategic planning to support the adoption of Lucid's technology into private dermatology and dermatopathology practices. From June 2008 through August 2010, Mr. Hone served as President, Chief Executive Officer and as a director of American Aerogel. From 2006 through 2008, he was a consultant for Tempus Partners, a business consulting firm of which he was the sole owner. From 2001 to 2005, Mr. Hone served as President and Chief Operating Officer of Conseco, Inc. during which time he helped guide this financial services firm through the bankruptcy and restructuring process, resulting in its relisting on the New York Stock Exchange. He also served as President and CEO of Centennial Technologies, a manufacturer of digital memory that has since been acquired by another entity, and President, Chief Executive Officer, and Chairman of PSC, Inc., an Auto ID manufacturer of digital memory; both were public companies traded on Nasdaq. Mr. Hone is a named inventor or co-inventor on seven patents. Mr. Hone also serves as director for Chairman's View, Inc., in Boston, Massachusetts, and as Chairman of the Board of Trustees at the Killington Mountain School, Killington, Vermont. Mr. Hone's qualifications to serve on our Board include his significant leadership experience with both private and publicly-held companies, his sales and marketing skills, and his technical background.

        David A. Lovenheim, Director.    Mr. Lovenheim was elected to the Board in 1993, and he has been the managing director of Keystones Global, LLC, a national consulting firm based in Virginia that works with entrepreneurial businesses, including the Company, since 2007. He also serves as the managing director of Esplanade Ventures and has served in executive capacities when called upon for Esplanade's portfolio companies. One of these assignments was as a turn-around executive of Waste Reduction by Waste Reduction, Inc., a manufacturer-marketer of bio-hazardous waste remediation equipment in Indianapolis, Indiana, from 2002-2006. Mr. Lovenheim served as an executive officer and director of that company when it filed its petition in bankruptcy. Mr. Lovenheim was a partner of the law firm Harris Beach PLLC from 1979-2002 where he concentrated on corporate legal issues of entrepreneurial technology firms. From 1967-1978 he served as chief of staff for U.S. Congressman Frank J. Horton. Since 1982, Mr. Lovenheim has served on the boards of directors of more than 40 technology companies in North America and Europe, including some in the imaging and medical device industries. Because of Mr. Lovenheim's many years of experience working in various capacities with high-tech companies he contributes significant legal and business expertise to the Board. In addition, his extensive knowledge of our historical operations and business strategy position him well to serve on our Board.

        Rocco Maggiotto, Director.    Mr. Maggiotto was elected to the Board in February 2011. In December 2010, he retired as Executive Vice President and Global Head of Customer and Distribution Management for Zurich Financial's General Insurance Business, a position he held since 2006. Prior to joining Zurich, Mr. Maggiotto was a Senior Executive Advisor at Booz Allen Hamilton, Chairman of Client Development for the Parent Company of Marsh & McLennan Companies, Inc., a Senior Partner for PricewaterhouseCoopers and Vice Chairman for the former Coopers & Lybrand, a Managing Partner of their New York region, and Chairman of their worldwide financial services industry practice. He is on the Boards of the Ronald McDonald House of New York, The Weston Playhouse Theatre Company, and the Spenser Foundation. We believe that Mr. Maggiotto's years of experience in the financial services industry, including his experience in auditing publicly-traded companies, enable him to be a valuable contributor to our Board.

        Ruben King-Shaw, Jr., Director.    Mr. King-Shaw was elected to the Board in December 2010. Since 2004, he has served as the chief executive officer of Mansa Equity Partners, Inc., a private equity and investment advisory firm specializing in supporting the growth of healthcare companies. He currently serves on the Obama administration's Medicare's Program Advisory and Oversight Commission, and he has been a member of the Executive Committee of the Board of Steward Health, LLC since November 2010, and the Lead Director of athenahealth, Inc., a public health services company, since 2004. From 2001 to 2003, Mr. King-Shaw served as Chief Operating Officer and Deputy Administrator of the Centers for Medicare and Medicaid Service and prior to public service, had 20 years of operating and executive experience in various health care service organizations. Mr. King-Shaw's knowledge and experience in the healthcare field, specifically in navigating the reimbursement system, make him a significant asset to our Board.

        Ramey W. Tomson, Director.    Ms. Tomson was elected to the Board in 1994. She is the wife of the late Dr. Steven H. Tomson, co-founder of Lucid. Ms. Tomson maintains an active interest in Lucid to support her husband's vision for the Company. She is an early childhood education specialist, having worked in that field for the past 35 years. She is also an Orton-Gillingham certified tutor for children with dyslexia. Ms. Tomson has been associated with Lucid since our inception, and her historical background with us enables her to bring a unique perspective to the Board.

        Marcy K. Davis-McHugh, Corporate Vice President and Chief Operating Officer.    Ms. Davis-McHugh is responsible for the business operations at Lucid and also serves as our Corporate Secretary and as a director of Lucid's U.K. subsidiary, Lucid International Limited. With Lucid since 1995, she has also held positions in marketing and sales.

        William J. Fox, Vice President of Technology Operations and Chief Technology Officer.    Mr. Fox is responsible for Lucid's engineering and manufacturing operations. He joined our Company in 1999, serving as engineering manager until his promotion to his current position in 2005. Prior to joining our Company in 1999, Mr. Fox previously held product engineering positions at Mitsui- Pathtek, Burron Medical, and Fisher Price. He currently manages teams that specialize in technologies such as video-rate confocal scanning laser microscopy and design/development of optics and electronic instrumentation. He holds inventor or coinventor patents in confocal imaging head design and optical examination of tissue, plus instrumentation design and methodology.

        Martin J. Joyce, Chief Financial Officer.    Mr. Joyce joined Lucid as Chief Financial Officer in March 2011. Previously he was Chief Financial Officer of BioSphere Medical, Inc., a publicly traded manufacturer and marketer of products for women's health and oncology, from 2004 through its acquisition by Merit Medical Systems, Inc. in 2010. From 2000 to 2004, Mr. Joyce served as Managing Partner of Stratex Group LLC, a provider of biopharmaceutical executive services to early stage companies and venture investors. From 1987 to 2000 he held a variety of senior-level positions in finance, sales, marketing and manufacturing at the biotechnology company Serono, Inc., ultimately serving as North American Chief Financial Officer. At Millipore Corporation, a bioscience company, and Bose Corporation, an audio equipment manufacturer, Mr. Joyce focused on strategic planning, product rationalization and return on investment analysis.

        Karen A. Long, Controller.    Ms. Long joined Lucid as Controller in June 2010, and primarily is responsible for all accounting functions, including ensuring compliance with financial and future SEC reporting requirements. Prior to joining Lucid, Ms. Long served as the Accounting Manager for Harbinger Group, Inc. (formerly Zapata Corporation) a publicly traded financial holding company, a position she held since 2000. Prior to Harbinger Group, she served as a senior accountant at Arthur Andersen LLP. Ms. Long is a Certified Public Accountant. Ms. Long is a member of the Finance Committee of a local nonprofit organization, the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Board of Directors Composition

        Our Board of Directors must consist of no less than three directors, provided that if all the shares are owned by fewer than three shareholders, the number of directors may be less than three, but not less than the number of shareholders. The number of directors is determined from time to time by resolution of a majority of the entire Board of Directors then in office, and the Board is currently composed of ten directors. At each annual meeting of stockholders, directors are elected to hold office until the next annual meeting. Directors are elected by a plurality of votes cast by shareholders. Holders of our series B preferred stock are entitled to elect one (1) director to our Board of Directors, and Mr. Hone is currently serving as the representative of the series B preferred stockholders on our Board of Directors. Because all shares of our series B preferred stock will automatically convert into shares of our common stock upon completion of the offering, this arrangement will terminate following the offering.

Board Committees

        Our Board of Directors has established three standing committees: the Audit Committee, the Governance and Nominating Committee, and the Executive Compensation Committee. The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board. The names of the members of each committee, together with a brief description of each committee's function, are set forth below.

        Audit Committee.    The members of our audit committee are Nancy Catarisano (Chair), Brian Carty, and Rocco Maggiotto. The audit committee's primary duties and responsibilities are to:

  •
  Oversee our accounting and financial reporting processes and the audit of our financial statements and to monitor the integrity our financial statements;

  •
  Monitor the independence and qualifications of our independent auditor;

  •
  Monitor the performance of our independent auditor and internal auditing department; and,

  •
  Provide an avenue of communication among our independent auditor, management, the internal auditing department, and the Board of Directors.

        The Board of Directors has determined that Nancy Catarisano, Brian Carty, and Rocco Maggiotto each qualify as an "audit committee financial expert" as defined in Item 407(d) of Regulation S-K. Brian Carty and Rocco Maggiotto are currently "independent directors" as defined in the marketplace rules of the Nasdaq Stock Market, as well as applicable rules promulgated by the SEC related to the independence of audit committee members. Ms. Catarisano is an equity owner of an accounting firm which provides tax accounting services to us. We expect that this tax work will be completed within ninety days following the completion of the offering, at which time we will terminate our agreement with this accounting firm. Until this agreement is terminated, Ms. Catarisano will not satisfy the elevated SEC independence requirements for audit committee membership; however, the Nasdaq and SEC Rules, taken together, permit Ms. Catarisano a phase-in period following the effectiveness of the registration statement relating to this offering to satisfy the applicable independence criteria, and it is currently expected that she will do so on or prior to such date. The Board of Directors has adopted an Audit Committee Charter, which is available in the "Corporate Governance" section of the "Investor Relations" page included in our website at www.lucid-tech.com.

        Executive Compensation Committee.    The members of our Executive Compensation Committee are Brian Carty (Chair), Ramey Tomson, and Rocco Maggiotto. The primary function of the Executive Compensation Committee is to assist our Board of Directors in fulfilling its responsibilities in connection with the compensation our directors, officers and employees. It performs this function by:

  •
  establishing and overseeing compensation programs, including both long term and short term incentive compensation plans for our employees;

  •
  recommending to the Board the compensation of directors who are not officers;

  •
  administering our equity award plans, both those in existence at the time of adoption of the Charter and those created thereafter, including the granting of equity awards thereunder;

  •
  furnishing an annual Executive Compensation Committee Report on executive compensation and approving any disclosures related to compensation included in our proxy statement; and

  •
  performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated herein or set forth in future resolutions of the Board.

        The authority of the Executive Compensation Committee with respect to any future equity incentive plan may be limited by the provisions of such plans as adopted by the Board and/or approved by our stockholders. The Committee may form and delegate authority to subcommittees when appropriate. The Board of Directors has determined that each of the members of the Executive Compensation Committee is an "independent director," as defined in the marketplace rules of the Nasdaq Stock Market. The Board of Directors has adopted an Executive Compensation Committee Charter.

        Governance and Nominating Committee.    The members of our governance and nominating committee are Ramey Tomson (chair), Ruben King-Shaw, Jr., and Matthew Cox. The committee is appointed by the Board of Directors to oversee, review and make periodic recommendations concerning our corporate governance policies, and shall recommend candidates for election to our Board of Directors. To this end, the committee is responsible for:

  •
  Identifying and reviewing candidates for the Board and approving director nominations to be presented for shareholder approval at the annual meeting and to fill any vacancies. The Committee will from time to time review the process for identifying and evaluating candidates for election to the Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

  •
  Reviewing from time to time the appropriate skills and characteristics required of Board members;

  •
  Periodically reviewing our corporate governance policies and recommending to the Board modifications to the policies as appropriate;

  •
  Having full access to our executives as necessary to carry out its responsibilities;

  •
  Performing any other activities consistent with this Charter, our Bylaws and governing law as the Committee or the Board deems necessary or appropriate;

  •
  Reviewing the Committee Charter from time to time for adequacy and recommending any changes to the Board; and,

  •
  Reporting to the Board on the major items addressed at each Committee meeting.

        The Board of Directors has determined that each of the members of the committee is an "independent director," as defined in the marketplace rules of the Nasdaq Stock Market. The Board of Directors has adopted a Governance and Nominating Committee Charter.

Compensation Committee Interlocks and Insider Participation

        We did not have an Executive Compensation Committee until December 14, 2010. Prior to the formation of that Committee, Dr. Eastman, our Chief Executive Officer, participated in the deliberations regarding executive compensation. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Executive Compensation Committee.

Compensation Discussion and Analysis

Overview and Objectives

        Our approach to executive compensation reflects our view that compensation of our executive officers should focus our executive team on the accomplishment of our short-term objectives, as well as implementation of our long-term strategies. In December 2010, we established an Executive Compensation Committee composed of independent directors, which has the responsibility to oversee our executive compensation programs and practices to ensure they are competitive and include incentives for the creation of value for our shareholders, by aligning their interests with those of our executive officers.

        Historically, and as is discussed in greater detail below, our executive compensation has consisted of three principal components:

        Base Salary.    Base salary for our executive officers is determined at the commencement of employment and is re-evaluated periodically. In determining whether to adjust an executive's base salary, our Board of Directors takes into account factors such as Company performance, individual performance, general economic factors and the resources available to us.

        Stock Option Grants.    Our executive officers receive stock option grants as long-term incentives to ensure a portion of compensation is linked to our long-term success.

        Benefits.    Our executive officers are eligible for health insurance and other benefits made generally available to other employees.

        As is indicated below, we expect that annual incentive compensation in the form of cash bonuses will be another component of executive compensation in future years.

        As is also indicated in greater detail below, the Executive Compensation Committee, working with outside consultants, has developed a compensation program for our executive officers that has been designed to achieve the following objectives as we move forward:

  •
  Attract and retain talented executives;

  •
  Motivate and reward executives based on annual performance;

  •
  Reward the achievement of particular objectives and individual contributions;

  •
  Incentivize management to enhance long-term shareholder value; and

  •
  Provide compensation that is competitive within our industry.

Role of the Board of Directors

        We have an Executive Compensation Committee of the Board which is responsible for determining the compensation of our executive officers. That Committee is now composed of directors who qualify as independent directors within the meaning of Nasdaq's marketplace rules. Our Chief Executive Officer makes recommendations regarding executive compensation, but, since the formation of our Executive Compensation Committee in December 2010, has not participated in discussions regarding his own compensation. None of our executive officers participate in discussions of the Executive Compensation Committee or the Board regarding executive compensation.

        During 2010, the Executive Compensation Committee retained the services of First Niagara Benefits Consulting to assist it in making determinations regarding executive compensation, including: base salaries to be paid to our executive officers; annual incentive compensation to be paid to our executive officers; equity awards to be made to our executive officers in 2010; compensation to be paid to our outside directors; and the terms and conditions to be included in our executive employment agreements. The Committee adopted the recommendations of the compensation consultant with two exceptions. First, Mr. Hone received his entire equity grant in the form of stock options, rather than the proposed 200,000 stock options plus 100,000 shares of restricted stock. The restricted stock had originally been proposed in an offer letter to Mr. Hone but, following discussions with the Committee, it was decided that, in accordance with the Company's past practices, equity incentives would be entirely in the form of options. In addition, the Committee increased the fees payable to committee chairs to $7,500 for the Executive Compensation Committee and Governance and Nominating Committees, and $10,000 for the Audit Committee. The Committee believes that these increases were justified by the higher level of responsibility and workload attendant to serving as a Committee chair for a public company, and also are necessary to attract and retain the highest quality persons to serve in these roles. Our Board of Directors ratified the recommendations of the Executive Compensation Committee with respect to executive compensation.

        We do not believe that our compensation policies and practices, for either our executive officers or our non-executive employees, are reasonably likely to give rise to risks that would have a material adverse affect on us.

        Taking into account the advice and input received from our benefits consultant, we have designed an executive employment program for our future operations that will include the elements discussed below.

Compensation Program

        Base Salary.    In December 2010, we executed employment agreements with Ms. Davis-McHugh and each of Messrs. Eastman, Fox, Hone, and Shea. These agreements provide for an increase in their respective base salaries upon the completion of a "qualified financing," which is deemed to have occurred in the discretion of our Executive Compensation Committee, and it is expected that this offering shall be deemed a "qualified financing." The increases provided for in these agreements reflect the individual roles and responsibilities of these executives, and take into account data related to salaries paid to similarly situated executives in the medical instrument and supplies industry. This data was provided by First Niagara Benefits Consulting, based on compensation for executives in the medical instruments and supply industry, with annual revenues between $10 million and $15 million, as contained in the Towers Watson Executive Compensation Survey. The revised salaries for our named executive officers are designed to place those salaries near the midpoint of the market salary range for each position. Due to the extensive experience and strong backgrounds of our named executive officers, their salaries were set slightly higher than the midpoint. The increased base salaries are as follows:

Executive Chairman:	$150,000
Chief Executive Officer:	$275,000
Chief Operating Officer:	$200,000
Executive Vice President:	$200,000
Chief Financial Officer:	$245,000
Chief Technology Officer:	$180,000

        Our Executive Compensation Committee will make periodic reviews of base salaries to determine if they remain competitive and continue to provide appropriate motivation and rewards for performance.

        Annual Incentive Compensation.    We have not historically paid cash incentive compensation or bonuses to our executives. As part of our review of our overall executive compensation in late 2010, however, based on the recommendations of our compensation consultant, we determined to implement a program for annual cash incentive compensation in future years. Our executive chairman and our chief executive officer will each be entitled to receive incentive compensation ranging from 20% to up to 60% of their respective base salaries upon attainment of specific performance criteria to be developed by the Executive Compensation Committee. The other named executive officers will be entitled to receive incentive compensation ranging from 15% to up to 50% of base salary, again based on attainment of objectives to be developed by the Executive Compensation Committee. We currently expect that the performance criteria will likely focus on objectives related to the installed base for our products, our fee income and product utilization. The ranges of incentive compensation were approved by this committee upon the recommendation of our compensation consultant.

        Long-term Incentives.    Base salary and annual incentive compensation are intended to compensate our executive officers for their performance in a particular year. We also use equity incentives to award longer-term performance and to align the interests of our executive officers with those of our shareholders. Our current long term incentives are in the form of option grants under our 2007 Long Term Incentive Plan or our 2010 Long Term Equity Incentive Plan. We believe the grant of stock options remains an important component of executive compensation. We have made grants of options to our executive officers on a periodic, but not necessarily annual, basis. Stock options provide our executive officers the right to purchase shares of our common stock at a fixed exercise price, typically for a period of up to ten years, subject to continued employment. Our stock options typically vest over a three year period and have an exercise price reflecting the fair market value of the stock on the date of grant. Fair market value historically has been determined by our Board of Directors based on a number of factors, including, among others: third party independent valuation reports; values implied by recent capital transactions; the market value of similarly situated public companies; recent financial results and prospects; the rights, preferences and privileges of our shares of preferred stock; and, historically, the lack of a liquid market for our stock. The fair market value of awards granted after the completion of this offering will have an exercise price equal to the closing price of a share of our common stock on the Nasdaq Capital Market on the date of grant. Based in part on the guidance furnished by our compensation consultant, together with our Executive Compensation Committee's own assessment of appropriate long-term incentives for our management team, stock option awards were made to our executive officers in late 2010, all of which are described in this prospectus. The ranges of long-term incentive compensation were approved by this committee upon the recommendation of our compensation consultant.

        Other Compensation.    All of our executive officers are eligible for health benefits and group insurance benefits made generally available to our other employees. We also have a 401(k) plan that all employees are eligible to participate in, including our named executive officers. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. Employees contribute their own pre-tax compensation, as salary deductions. Contributions may be made up to plan limits, subject to government limits. The plan permits us to make discretionary matching contributions, again subject to established limits. We have not made any discretionary contributions in recent years.

        We have not historically provided compensation in the form of perquisites, although we do reimburse all of our executive officers for expenses incurred in the performance of their duties.

        Section 162(m) of the Internal Revenue Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain of our executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance based compensation." In light of the levels of compensation paid to our executive officers in recent years, the Section 162(m) limits have not posed any issues for consideration by the Board of Directors. The Executive Compensation Committee and the Board, however, will consider the impact of this section in connection with future compensation determinations.

        All of the share amounts set out in the tables included in this "Management" section have been adjusted in connection with the planned reverse stock split described elsewhere in this prospectus.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Jay M. Eastman	2010	150,000	—	—	1,388,322	—	—	—	1,538,322
Chief Executive Officer	2009	150,000	—	—	—	—	—	—	150,000
William J. Shea	2010	—	—	—	1,251,391	—	—	—	1,251,391
Acting Chief Financial Officer(3)	2009	—	—	—	—	—	—	—	—
L. Michael Hone	2010	19,231	—	—	821,587	—	—	—	840,818
Executive Vice President, VivaNet Operations	2009	—	—	—	—	—	—	—	—
Marcy K. Davis-McHugh	2010	71,110	—	—	641,624	—	—	—	712,734
Chief Operating Officer	2009	71,110	—	—	—	—	—	—	71,110
William J. Fox	2010	97,500			536,549	—	—	—	634,049
Chief Technology Officer	2009	97,500	—	—	—	—	—	—	97,500

(1)
Amounts represent base salary paid during fiscal years 2010 and 2009; see "—Compensation Program" for a discussion of salaries following this offering.

(2)
The amounts represent the aggregate grant date fair value of stock options granted. The valuation of stock options is based on the assumptions and methodology set forth in Note 14 to our audited financial statements included in this prospectus.

(3)
Mr. Shea served as Acting Chief Financial Officer until March 2011, when these duties were assumed by Mr. Joyce, who is currently serving as our Chief Financial Officer.

Grants of Plan-Based Awards for Years Ended December 31, 2010 and 2009

        There were no grants of plan-based awards to the named executive officers during the year ended December 31, 2009. The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during 2010. All stock-based awards in 2010 were granted under either our 2007 Long Term Incentive Plan or our 2010 Long-Term Equity Incentive Plan. Under these plans, all stock options expire 10 years from the date of grant and vest in equal one-third increments. Prior to vesting, individuals who receive a grant of restricted stock are eligible to participate in the rights or privileges of a stockholder of our Company in respect to those shares, including the right to vote and receive any dividends. We have not paid cash dividends and currently intend to retain all earnings to further develop and grow our business.

Name and Principal Position	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Jay M. Eastman	5/27/2010	(1)	200,000	4.94	630,449
Chief Executive Officer	5/27/2010	(2)	66,666	4.94	210,149
	12/30/2010	(2)	133,333	6.24	547,724
William J. Shea	5/27/2010	(1)	266,666	4.94	840,598
Acting Chief Financial Officer (through 3/11)	12/30/2010	(2)	100,000	6.24	410,793
L. Michael Hone	12/30/2010	(2)	200,000	6.24	821,587
Executive Vice President, VivaNet Operations
Marcy K. Davis-McHugh	5/27/2010	(1)	116,666	4.94	367,762
Chief Operating Officer	12/30/2010	(2)	66,666	6.24	273,862
William J. Fox	5/27/2010	(1)	83,333	4.94	262,687
Chief Technology Officer	12/30/2010	(2)	66,666	6.24	273,862

(1)
Grant made under our 2007 Long-Term Incentive Plan.

(2)
Grant made under our 2010 Long-Term Equity Incentive Plan.

Outstanding Equity Awards at 2010 Fiscal Year-End

						Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
								Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)
	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(2)
Jay M. Eastman	333,333	—	—	3.23	9/11/2017	—	—	—	—
Chief Executive Officer	—	266,666	—	4.94	5/26/2020	—	—	—	—
	—	133,333		6.24	12/29/2020	—	—	—	—
William J. Shea	—	266,666	—	4.94	5/26/2020	—	—	—	—
Acting Chief Financial Officer	—	100,000		6.24	12/29/2020	—	—	—	—
(through 3/11)	—	—	—	—	—	83,333	517,498
L. Michael Hone	—	200,000	—	6.24	12/29/2020	—	—	—	—
Executive Vice President, VivaNet Operations	—	—	—	—	12/29/2020	50,000	310,500	—	—
Marcy K. Davis-McHugh	1,000	—	—	3.00	3/3/2011	—	—	—	—
Chief Operating Officer	11,733	—	—	0.23	8/11/2012	—	—	—	—
	33,600	—	—	3.00	10/31/2016	—	—	—	—
	16,666	—	—	3.23	9/11/2017	—	—	—	—
	—	116,666	—	4.94	5/26/2020	—	—	—	—
	—	66,666	—	6.24	12/29/2020	—	—	—	—
William J. Fox	35,333	—	—	0.23	8/11/2012	—	—	—	—
Chief Technology Officer	13,333	—	—	3.00	10/31/2016	—	—	—	—
	23,333	—	—	3.23	9/11/2017	—	—	—	—
	—	83,333	—	4.94	5/26/2020	—	—	—	—
	—	66,666	—	6.24	12/29/2020	—	—	—	—

(1)
Stock option awards become exercisable in equal one-third increments annually over three years of continuous service.

(2)
Market value of shares of stock that have not vested is calculated using our estimate of the fair value of our common stock on December 31, 2010 of $6.21 and the number of restricted shares.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marcy K. Davis-McHugh,(1) Chief Operating Officer	16,206	67,490	—	—
William J. Fox,(1) Chief Technology Officer	44,778	185,292	—	—

(1)
Stock options exercised were "net exercises," pursuant to which the optionee received shares of common stock equal to the intrinsic value of the options (fair market value of common stock on date of exercise less exercise price) reduced by any applicable withholding taxes.

Director Compensation

        We historically have not paid fees to our non-employee directors for their service in that capacity. However, we have made one-time grants of restricted stock to certain directors in connection with their election to the Board of Directors. In April, October and December 2010, we granted to each of

Messrs. Abdalian, Cox and King-Shaw, respectively, 16,666 shares of restricted stock. Each of these restricted stock awards cliff vests on the third anniversary of the grant date; however, Mr. Abdalian's shares were forfeited in connection with his resignation from our Board of Directors in February 2011.

        After the offering, we plan to begin compensating our non-employee directors with an annual retainer of $20,000, paid quarterly in arrears, with the chairs of the compensation and audit committees earning an additional $7,500 annually and $10,000, respectively, for their additional services to the Board. In addition, non-employee directors will receive an annual equity grant of 8,000 shares of restricted stock, which will vest in equal portions over a three-year period, and will be issued under our 2010 Long-Term Equity Incentive Plan.

Non-Employee Director Compensation Table for Year Ended December 31, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles H. Abdalian, Jr.(3)	—	80,250	—	—	—	—	80,250
Brian Carty	—	—	—	—	—	—	—
Matthew Cox	—	104,000	—	—	—	—	104,000
David A. Lovenheim	—	—	—	—	—	—	—
Ruben King-Shaw, Jr.	—	104,000	—	—	—	—	104,000
Ramey W. Tomson	—	—	—	—	—	—	—

(1)
The amounts represent the aggregate grant date fair value of restricted stock granted. The valuation of restricted stock is based upon management's assessment of fair value as of the date of grant. Each of the awards reflected in this table represents 16,666 shares of restricted stock which cliff vest after three years of continuous service.

(2)
The following awards of restricted stock were outstanding, but not vested, as of December 31, 2010: Mr. Abdalian—16,666; Mr. Carty—50,000; Mr. Cox—16,666; Mr. Lovenheim—50,000; Mr. King-Shaw—16,666; and Ms. Tomson—50,000. Mr. Lovenheim's restricted stock award is held by Keystones Global LLC, an entity controlled by him.

(3)
Mr. Abdalian resigned from our Board of Directors in February 2011.

        Employment Agreements.    In December 2010, we executed employment agreements with Ms. Davis-McHugh and each of Messrs. Eastman, Fox, Hone, and Shea. These agreements expire on January 1, 2016, and are automatically renewable in one-year increments thereafter. We entered into an employment agreement with Mr. Joyce on March 22, 2011. Mr. Joyce's employment agreement is set to expire on March 22, 2016, but is also automatically renewable for additional one-year terms. Each of these executives has agreed, pursuant to his or her respective employment agreement, not to compete with us, nor solicit our customers or employees, for a period of one year following the termination of such executive's employment. In addition to base salary, the executives are also eligible to receive equity grants under our 2010 Long-Term Equity Incentive Plan, which plan is administered by the Executive Compensation Committee of our Board of Directors. The Committee may approve grants under the 2010 Long-Term Equity Incentive Plan from time to time.

        As shown in the table below, Messrs. Eastman and Shea are each eligible to receive a cash bonus of up to 60%, and Ms. Davis-McHugh and Messrs. Fox, Hone and Joyce are each eligible to receive a cash bonus of up to 50% of his or her base salary with respect to any calendar year. The specific objectives that will be used to measure attainment of the "Threshold," "Target," and "Superior" levels set forth below are currently being developed, and will likely reflect a mix of our performance and individual performance. These criteria will be subject to the approval of the Compensation Committee, and performance will be measured at the end of our fiscal year.

Potential Annual Incentive Payments

Name and Principal Position	Annual Base Salary(1)	Threshold	Target	Superior
Jay M. Eastman, Chief Executive Officer	$275,000	$55,000	$110,000	$165,000
William J. Shea, Executive Chairman	$150,000	$30,000	$60,000	$90,000
L. Michael Hone, Executive Vice President	$200,000	$30,000	$60,000	$100,000
Marcy K. Davis-McHugh, Chief Operating Officer	$200,000	$30,000	$60,000	$100,000
Martin J. Joyce, Chief Financial Officer	$245,000	$36,750	$73,500	$122,500
William J. Fox, Chief Technology Officer	$180,000	$27,000	$54,000	$90,000

(1)
Assumes that this offering is a "qualified financing" per the terms of each executive's employment agreement.

        In the event the employment agreement is terminated (i) by us without "just cause," or (ii) by the executive with "good reason," each as defined in each executive's respective employment agreement, then the executive is entitled to an immediate cash payment equal to two times his or her base salary plus bonus for the applicable year or, in the case of the bonus, for the immediately prior year, and all restrictions remaining on any shares of restricted stock will lapse and any options earned under the 2010 Long-Term Equity Incentive Plan will fully vest. In the event the agreement is terminated following a change-in-control, then the executive is entitled to an immediate cash payment equal to two and one half times his or her base salary plus bonus for the applicable year or, in the case of the bonus, for the immediately prior year, and all restrictions remaining on any shares of restricted stock will lapse and any options earned under the 2010 Long-Term Equity Incentive Plan will fully vest.

Cash Payments Upon Termination(1)

Name and Principal Position	Termination By Lucid without "Just Cause" or by Executive with "Good Reason"(2)	Termination Following a "Change-in- Control"(2)
Jay M. Eastman, Chief Executive Officer	$550,000	$687,500
William J. Shea, Executive Chairman	$300,000	$375,000
L. Michael Hone, Executive Vice President	$400,000	$500,000
Marcy K. Davis-McHugh, Chief Operating Officer	$400,000	$500,000
Martin J. Joyce, Chief Financial Officer	$490,000	$612,500
William J. Fox, Chief Technology Officer	$360,000	$450,000

(1)
Assumes that this offering is a "qualified financing" per the terms of each executive's employment agreement, and that at the time of termination, each executive's base salary is at the level set forth above in the "Annual Base Salary" column of the "Potential Annual Incentive Payments" table.

(2)
As such quoted terms are defined in the employment agreements of each executive, respectively.

        The "Cash Payments Upon Termination" table above excludes cash compensation which is calculated by reference to a prior year's bonus, because no bonuses have been paid historically and it is not possible to calculate or estimate the amount of future bonus payments. This table also excludes all non-cash compensation to which the executive would be entitled upon termination, including accelerated vesting of equity awards.

        For the reasons described earlier, under the heading "Base Salary," our employment agreements with Ms. Davis-McHugh and Messrs. Eastman, and Fox, also provide for an increase in each executive's base salary upon the occurrence of a qualified financing, which financing shall be deemed to have occurred at the sole discretion of the Executive Compensation Committee. The Executive Compensation Committee expects that the closing of this offering will be deemed a "qualified financing," and that the following increased base salaries will become effective concurrently with the closing: Mr. Eastman, $275,000; Ms. Davis-McHugh, $200,000; and, Mr. Fox $180,000. In addition, our newly-hired Chief Financial Officer, Martin Joyce, will be entitled to an increased base salary of $245,000 upon the occurrence of a qualified financing.

        Equity Compensation Plans.    There are currently awards outstanding under our three equity compensation plans, the Lucid, Inc. Year 2000 Stock Option Plan, the Lucid, Inc. 2007 Long-Term Incentive Plan, and the Lucid, Inc. 2010 Long-Term Equity Incentive Plan. As of September 15, 2011, 1,744,000 shares remained available for issuance under the 2010 Long-Term Equity Incentive Plan. No further awards may be made under the Year 2000 Stock Option Plan or the 2007 Long-Term Incentive Plan.

Limitation of Liability and Indemnification of Directors and Officers

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by the New York Business Corporation Law (the "NYBCL"). In addition, we have entered into indemnification agreements with each of our officers and directors. Pursuant to these agreements, we have agreed to indemnify each of our officers and directors for liabilities arising out of any action or threatened action to which such officer or director is made a party by reason of the fact that he or she is or was an officer or director of our Company, or served an affiliated entity in any capacity. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Related Party Transactions

        Our Board of Directors has adopted a written policy regarding the review and approval of transactions between our Company and related parties, which includes our senior officers, directors, holders of 5% or more of our capital stock, or any entity owned or controlled by any such person or in which any such person has a substantial ownership interest (our "Affiliates"). For purposes of this policy, any proposed transaction between our Company and any related party, other than transactions available to all of our employees generally or involving less than $10,000 when aggregated with all similar transactions, must be submitted to the Audit Committee of our Board of Directors for prior review and approval.

        We have issued to several of our Affiliates, namely: Mr. Eastman, our President and Chief Executive Officer, Mr. Shea, the Executive Chairman of our Board of Directors, Mr. Maggiotto, a member of our Board of Directors, and Richard LeFrois, an individual who holds greater than 5% of our common stock, convertible notes and warrants on the same terms as those issued to investors in our 2010/2011 Convertible Debt Offering. In accordance with the terms of the 2010/2011 Convertible Debt Offering, we have not made any payments of principal or accrued interest to date. The principal amount (plus any accrued interest) of those convertible notes will automatically convert into shares of our common stock at a discount to the price paid by investors in this offering. More specifically, all unpaid principal and any unpaid accrued interest on such notes will convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. In addition, the warrants have an exercise price of $6.17 per share, and will become exercisable upon the completion of this offering; further, pursuant to an agreement that was made with all warrant holders in that offering, we have agreed to register the shares of our common stock that will be issued upon exercise of such warrants. The terms of the notes issued in the 2010/2011 Convertible Debt Offering are described in greater detail above under "Prospectus Summary—Outstanding Securities Relating to this Offering."

        The securities held by the above-named Affiliates under the 2010/2011 Convertible Debt Offering are as follows. Mr. Eastman holds a convertible note with a face value of $100,000 and warrants to purchase an amount of our common stock equal to 70,000 divided by the price at which shares of common stock are being sold in this offering. Mr. Shea holds a convertible note with a face value of $51,317 and warrants to purchase an amount of our common stock equal to 35,922 divided by the price at which shares of common stock are being sold in this offering. Mr. Maggiotto holds a convertible note with a face value of $50,000 and warrants to purchase an amount of our common stock equal to 35,000 divided by the price at which shares of common stock are being sold in this offering. Mr. LeFrois holds a convertible note with a face value of $263,933 and warrants to purchase an amount of our common stock equal to 184,753 divided by the price at which shares of common stock are being sold in this offering.

        In July 2011, we issued convertible notes and warrants, or will issue notes and warrants under subscription agreements recieved by us, under our July 2011 Convertible Debt Offering to Northeast LCD Capital, LLC, Whelan Capital Management, and Robert Sperandio, each of whom is a principal stockholder, and also to Mr. Shea and his spouse. In accordance with the terms of the July 2011 Convertible Debt Offering, we have not made any payments of principal or accrued interest to date. The principal amount (plus any accrued interest) of those convertible notes will automatically convert into shares of our common stock at a discount to the price paid by investors in this offering. More specifically, all unpaid principal and any unpaid accrued interest on such notes will convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. In addition, the warrants have an exercise price of $6.92 per share, and will become exercisable upon the completion of this offering; further, pursuant to an agreement that was made with all warrant holders in the July 2011 Convertible Debt offering, we have agreed to register the shares of our common stock that will be issued upon exercise of such warrants. The terms of the notes issued in the July 2011 Convertible Debt Offering are described in greater detail above under "Prospectus Summary—Outstanding Securities Relating to this Offering." Mr. Sperandio holds a convertible note with a face value of $125,000 and warrants to purchase an amount of our common stock equal to 87,500 divided by the price at which shares of common stock are being sold in this offering. Northeast LCD Capital holds a convertible note with a face value of $300,000 and warrants to purchase an amount of our common stock equal to 210,000 divided by the price at which shares of common stock are being sold in this offering. Whelan Capital Management holds a convertible note with a face value of $195,000 and warrants to purchase an amount of our common stock equal to 136,500 divided by the price at which shares of our common stock are being sold in this offering. In addition, Mr. Shea and his spouse each hold a convertible note with a face value of $150,000 and warrants to purchase an amount of our common stock equal to 105,000 divided by the price at which shares of common stock are being sold in this offering.

        In July 2010, we entered into a revolving line of credit facility with an institutional lender (the "2010 Credit Facility"), which has since been replaced by the 2011 Credit Facility with a different lender. Our obligations under the 2010 Credit Facility were secured by, among other things, (i) a cash collateral pledge of $2.0 million by Northeast LCD Capital, LLC, which holds greater than 10% of our common stock, and (ii) the personal guarantees of Messrs. Eastman and Shea. In consideration for the pledge from Northeast LCD Capital, we agreed to pay this entity $100,000 in fees per quarter, which fees are payable after an initial public offering of our common stock in shares of our common stock at a discount of 30% from the initial public offering price. The aggregate amount of this fee owed to Northeast LCD Capital is $413,000. If we do not complete an initial public offering of our common stock before January 1, 2012, we will be obligated to pay Northeast LCD Capital the accrued fee at that date.

        In July 2011, we received a term loan in the amount of $3.0 million under the 2011 Credit Facility, which is described in greater detail on page 51 hereof. We used a portion of these loan proceeds to repay all of our outstanding obligations under the 2010 Credit Facility, and the $2.0 million cash collateral pledge was returned to Northeast LCD Capital. Following this payoff, Northeast LCD Capital pledged $500,000 to support our obligations under the 2011 Credit Facility, and Messrs. Eastman and

Shea have again provided personal guarantees. In consideration for its pledge of cash collateral, Northeast LCD Capital, LLC is entitled to fees at an annual rate of 10%, which fees are payable in cash upon the completion of this offering. Messrs. Crane, Eastman, LeFrois, Shea and Sperandio, each of whom is a holder of our debt securities, executed subordination agreements in favor of Square 1 Bank in connection with our 2011 Credit Facility.

        On August 18, 2011, we entered into an Agreement of Lease with 95 Methodist Hill Drive LLC (the "2011 Lease"), a limited liability company which is partially owned, and solely controlled, by Mr. LeFrois. We are the tenant, and 95 Methodist Hill Drive LLC is the landlord, under the 2011 Lease. The term of lease will begin upon a commencement date to be determined, but no earlier than February 1, 2012, and will end upon the sixth anniversary of the commencement date. Over the six-year term of the lease, the average annual base rent is $168,000, and we are also responsible to reimburse the Landlord for our pro-rata share of the real property taxes and operating charges relating to the leased premises.

        Each of our named executive officers has entered into employment agreements which provide for an increase in base salary which will become effective upon a "qualified financing," which financing is to be determined in the discretion of the Compensation Committee of our Board of Directors. It is expected that this offering will be deemed a "qualified financing" and, accordingly, will trigger the increased base salaries for each of our executive officers. The salary increases payable to each of our named executive officers are set forth above under "Management—Employment Agreements".

        During 2009 and 2010, Mr. Eastman held our promissory note in the original principal amount of $140,457, which note bore interest at 6% and matured on January 1, 2011. This note was issued in December 2008. In January 2011, we did not make the mandatory payments required thereunder and we were in default of our obligations. In March 2011, $40,457 of the face value of the note was converted into a new promissory note which bears interest at 6% and matures on the earlier of January 1, 2012, or 30 days following our completion of additional equity financing in an amount in excess of $8 million. This offering will constitute an "additional equity financing" within the meaning of this note, and therefore, this note will be payable within 30 days after completion of this offering. We expect to use a portion of the net proceeds of this offering to repay the balance of approximately $40,000 owed on this note. The remaining principal of $100,000 was exchanged for a convertible note and warrant on the same terms and conditions as such securities were issued to investors in our 2010/2011 Convertible Debt Offering, as described above. No payments were made to Mr. Eastman in respect of any of these notes during 2009, 2010, or to date in 2011.

        In addition to the notes and warrants issued to Mr. Shea as described above, on November 15, 2010, we issued to Mr. Shea 188,589 shares of our common stock upon his election to convert $869,467 in outstanding principal and accrued interest on convertible notes held by him. As described above, Mr. Shea holds a convertible note, in the principal amount of $51,317, and warrants, on the same terms and conditions as the 2010/2011 Convertible Debt Offering, and no payments have been made to date in respect of such notes. Mr. Shea received these securities upon his election to convert the outstanding principal and accrued interest on convertible notes held by him. Mr. Shea also holds warrants which are exercisable at $6.50, which is the public offering price, and entitle him to purchase 1,154 shares of our common stock, which is equal to the quotient obtained by dividing 7,500 by the public offering price.

        During fiscal 2010 and 2009, we received legal and consulting services from Mr. Lovenheim, a member of our Board of Directors, through Keystones Global LLC, an entity controlled by him. We paid fees to Keystones Global aggregating $140,327 and $52,298 during 2010 and 2009, respectively, and we have paid $69,878 in fees through the first six months of 2011.

        During fiscal 2010 and 2009, we received consulting and outsourcing services from Insero and Company, a certified public accounting firm. Nancy Catarisano, a member of our Board of Directors, serves as Partner and Chief Operating Officer of Insero and Company, and holds a minority equity interest in Insero and Company. We paid Insero and Company fees aggregating $192,976 and $284,438 for 2010 and 2009, respectively, and we have paid $51,395 in fees through the first six months of 2011. These fees represented less than 5% of that firm's gross revenues in each such year.

        In December 2010, we issued a non-interest bearing promissory note to Dale Crane, an individual who holds greater than 10% of our common stock, in the amount of $612,412 (the "2010 Crane Note"). In 2003, we issued promissory notes to Mr. Crane in original principal amounts totaling $739,219 and bearing interest at 10% (collectively, the "2003 Crane Notes"). The entire principal amount of the 2003 Crane Notes was repaid in July 2010, and accrued but unpaid interest amounts of $509,405 on these notes were cancelled and exchanged for the 2010 Crane Note, together with accrued but unpaid interest of $103,007 from a 2003 demand note held by Mr. Crane, the principal of which was repaid prior to 2010. The 2010 Crane Note requires a first payment of $153,103, which payment was made prior to March 31, 2011, and three equal successive annual payments of $153,103 each, which payments are to be made on or before January 15th of 2012, 2013 and 2014. Also in December 2010, Mr. Crane received 394,249 shares of our common stock upon exercise of common stock warrants held by him at an exercise price of $1.88 per share. Finally, in 2010, we paid Mr. Crane an interest payment of $229,244, which represented the remaining accrued but unpaid interest relating to the 2003 demand note held by Mr. Crane, the principal of which was repaid prior to 2010. No payments were made to Mr. Crane in respect of any of these notes during 2009.

        In July 2010, we paid principal and interest to Mr. Sperandio in the amount of $430,593. These payments were made in connection with senior secured notes which were issued to Mr. Sperandio in 2003, in the original principal amount of $318,956 and bearing interest at 15%. As part of this payment in 2010, Mr. Sperandio received 156,318 shares of our common stock upon exercise of common stock warrants at a weighted average exercise price of $2.04 per share. No payments on Mr. Sperandio's 2003 note were made during 2009, nor have any payments been made to date in 2011.

        In addition to the above transactions, from time to time, various of our shareholders and warrant holders have sold raw materials, parts and supplies to us or have rendered services to us. These transactions have taken place at prices that we considered comparable to those we would have paid in arm's length transactions.

Interests of Related Parties in this Transaction

        Certain of our Affiliates have an interest in this transaction, either because of the nature of the securities they hold in our Company, or because of the increased compensation they will receive if the offering is completed.

        The investors in our 2010/2011 Convertible Debt Offering included Messrs. Eastman, Maggiotto, Shea and LeFrois and the investors in our July 2011 Convertible Debt Offering included Northeast LCD Capital, Whelan Capital Management, and Messrs. Shea and Sperandio. As described above, the principal amount (plus any accrued interest) of the convertible notes that were issued to them pursuant to that offering will automatically convert into shares of our common stock at a discount to the price paid by investors in this offering, the warrants issued to them will become exercisable upon the completion of this offering, and we have agreed to register the shares of our common stock that will be issued upon exercise of such warrants.

        Also as described above, our 2011 Credit Facility is personally guaranteed by Messrs. Eastman and Shea; upon completion of this offering, our lender will release these personal guarantees. The $500,000 cash collateral pledge given by Northeast LCD Capital in connection with the 2011 Credit Facility will also be released back to Northeast LCD Capital upon the completion of this offering. In addition, the fees we owe as consideration for pledges by Northeast LCD Capital pursuant to our 2010 and 2011 Credit Facilities will become payable upon completion of this offering.

        Finally, also as set forth above, it is expected that this offering will be deemed a "qualified financing" and, accordingly, will trigger increased base salaries for each of our named executive officers in accordance with the terms of their employment agreements.

Principal and Selling Stockholders

        The following table reflects the holdings by directors, officers, selling stockholders and owners of five percent (5%) or more of all of the issued and outstanding shares of our common stock as of September 15, 2011 as adjusted to reflect the planned 1.5 to 1 reverse stock split discussed elsewhere in this prospectus, and the percentage of shares held by each stockholder.

Name of Beneficial Owner	Number of Common Shares	Percentage Ownership(1)	Number of Common Shares Pro Forma(2)	Percentage Ownership Pro Forma(2)	Number of Common Shares Pro Forma, As Adjusted(3)	Percentage Ownership Pro Forma, As Adjusted(3)
Executive Officers and Directors:
Jay M. Eastman(4)	867,023	22.5%	900,575	12.9%	900,575	9.4%
William J. Shea(5)	581,964	18.8%	697,889	10.5%	697,889	7.6%
Brian Carty(6)	50,000	1.7%	50,000	*	50,000	*
Nancy E. Catarisano(24)	8,000	*	8,000	*	8,000	*
Matthew Cox(7)	16,666	*	16,666	*	16,666	*
L. Michael Hone(8)	137,981	4.6%	137,981	2.1%	137,981	1.5%
Ruben J. King-Shaw, Jr.(9)	16,666	*	16,666	*	16,666	*
David A. Lovenheim(10)	163,509	5.4%	163,509	2.5%	163,509	1.8%
Rocco Maggiotto(20)	8,000	*	24,967	*	24,967	*
Ramey W. Tomson(11)	379,907	11.4	379,907	5.8%	379,907	4.2%
Martin J. Joyce	—	—	—	—	—	—
Marcy K. Davis-McHugh(12)	117,933	3.8%	117,933	1.8%	117,933	1.3%
William J. Fox(13)	144,554	4.7%	144,554	2.2%	144,554	1.6%
All Directors and Executive Officers as a Group (13 persons)	2,492,203	55.6%	2,658,647	36.4%	2,658,647	27.0%
5% Stockholders:
Dale Crane(14)	428,116	14.1%	428,116	6.5%	428,116	4.7%
James A. Zavislan(15)	358,229	11.4%	358,229	5.3%	358,229	3.9%
Northeast LCD Capital(16)	362,793	12.1%	552,500	8.4%	552,500	6.0%
Whelan Capital Management(25)	295,692	9.2%	359,977	5.4%	359,977	3.9%
Robert Sperandio(17)	249,999	8.1%	291,441	4.4%	291,441	3.2%
Richard LeFrois(18)	171,467	5.7%	261,034	4.0%	261,034	2.9%
John Boles(19)	156,673	5.2%	156,673	2.4%	156,673	1.7%
Selling Stockholders:
CNH Diversified Opportunity Master Account, L.P.(21)	—	—	85,360	1.3%	26,923	*
Rockmore Investment Master Fund LTD.(22)	—	—	34,212	*	10,769	*
AQR Opportunity Premium Offshore Fund LTD(23)	—	—	85,360	1.3%	26,923	*
Total (All Selling Stockholders)	—	—	204,932	3.1%	64,615	*

*
Represents beneficial ownership of less than one percent.

(1)
Percentages have been computed based upon 3,007,660 shares of common stock outstanding at September 15, 2011, plus, for each person (except where indicated otherwise) and the group, shares that such person or the group has the right to acquire pursuant to preferred stock, restricted common stock and common stock warrants or options, each to the extent exercisable at their option within 60 days after September 15, 2011 and which exercises are not dependent upon the completion of this offering.

(2)
Numbers of Common Shares and Percentages have been computed based upon 6,578,541 shares of common stock outstanding, after assuming or giving effect to (i) the conversion of our outstanding convertible debt notes, which notes were issued pursuant to the 2010/2011 Convertible Debt Offering, and the July 2011 Convertible Debt Offering, into 1,549,045 shares of our common stock, (ii) the conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering, and (iii) the conversion of certain fee entitlements payable to Northeast LCD Capital into 90,778 shares of our common stock. In addition, for each person and the group, these numbers of common shares and percentages reflect shares of our common stock that such person or the group has the right to acquire pursuant to restricted common stock and common stock warrants or options, each to the extent exercisable within 60 days of September 15, 2011.

(3)
Numbers of Common Shares and Percentages have been computed based upon 9,137,541 shares of common stock outstanding after the offering, after assuming or giving effect to (i) the conversion of our outstanding convertible debt notes, which notes were issued pursuant to the 2010/2011 Convertible Debt Offering, and the July 2011 Convertible Debt Offering, into 1,549,045 shares of our common stock, and (ii) the conversion of all of our shares of Series A and Series B preferred stock into 1,931,058 shares of our common stock at the closing of this offering, and (iii) the conversion of certain fee entitlements payable to Northeast LCD Capital into 90,778 shares of our common stock. In addition, for each person and the group, these numbers of common shares and percentages reflect shares of our common stock that such person or the group has the right to acquire pursuant to restricted common stock and common stock warrants or options, each to the extent exercisable within 60 days of September 15, 2011. The table assumes no exercise of the underwriters' over-allotment option.

(4)
Includes 41,016 shares held by his spouse in trust for children. Excludes 33,552 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued on the terms and conditions of the 2010/2011 Convertible Debt Offering. Also includes 422,222 shares issuable upon exercise of stock options exercisable within 60 days of September 15, 2011. As adjusted amount includes the conversion of debt into 22,783 shares, calculated using an assumed initial offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(5)
Includes 83,333 shares of restricted stock, but excludes 17,556 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued on the terms and conditions of the 2010/2011 Convertible Debt Offering. Excludes 49,184 and 49,184 shares of our common stock issuable to Mr. Shea and his spouse, respectively, upon exercise of warrants and conversion of convertible debt, each as issued upon the terms and conditions of the July 2011 Convertible Debt Offering. Also includes 88,888 shares issuable upon exercise of stock options and 1,154 shares issuable upon exercise of warrants exercisable within 60 days of September 15, 2011. As adjusted amount includes the conversion of debt into 78,091 shares, calculated using an assumed initial offering price of $6.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(6)
Includes 50,000 shares of restricted stock.

(7)
Includes 16,666 shares of restricted stock.

(8)
Includes 50,000 shares of restricted stock.

(9)
Includes 16,666 shares of restricted stock.

(10)
Includes 20,000 shares of common stock held directly by Mr. Lovenheim (all of which have been pledged as collateral to secure a loan) and 82,400 shares of common stock held by Keystones Global, LLC, of which Mr. Lovenheim is the Managing Director. Also includes 50,000 shares of restricted stock and 11,110 shares issuable upon exercise of stock options, exercisable within 60 days of September 15, 2011, all of which are held by Keystones Global, LLC.

(11)
Includes 50,000 shares of restricted stock. Also includes 329,444 shares owned by Tomson Partners LLP and 463 shares owned by Tomson Partners, LLC, entities owned and controlled by Ramey Tomson.

(12)
Includes 100,888 shares issuable upon exercise of stock options exercisable within 60 days of September 15, 2011.

(13)
Includes 99,777 shares issuable upon exercise of stock options exercisable within 60 days of September 15, 2011

(14)
The address of Mr. Crane is c/o Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

(15)
The address of Mr. Zavislan is c/o Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623. Amounts include 10,000 shares held in trust for children and 140,000 shares issuable upon exercise of stock options exercisable within 60 days of September 15, 2011.

(16)
Excludes 98,928 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued upon the terms and conditions of the July 2010 Convertible Debt Offering. Includes 90,779 shares of common stock reserved for the conversion of certain fee entitlements payable to Northeast LCD Capital upon the completion of this offering. The address of Northeast LCD Capital is c/o Wesley Crowell, Bergen & Parkinson, LLC, 62 Portland Rd, Kennebunk Maine 04043. Mr. Crowell is the Managing Director of Northeast LCD Capital and, as such, has sole voting and dispositive power over these shares.

(17)
Includes 27,015 shares of our common stock issuable upon exercise of warrants. Excludes 41,442 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued upon the terms and conditions of the July 2011 Convertible Debt Offering. The address of Mr. Sperandio is c/o Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

(18)
Excludes 89,567 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued upon the terms and conditions of the July 2011 Convertible Debt Offering. The address of Mr. LeFrois is c/o Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

(19)
The address of Mr. Boles is c/o Lucid, Inc., 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623.

(20)
Includes 8,000 shares of restricted stock. Excludes 16,967 shares of our common stock issuable upon exercise of warrants and conversion of convertible debt, each as issued on the terms and conditions of the 2010/2011 Convertible Debt Offering.

(21)
Todd Pulvino has voting and dispositive power over our securities which are held by this entity. Represents shares received upon the automatic conversion, at the completion of this offering, of the entire principal amount plus accrued interest of a convertible note held by this entity. All such shares are being offered for sale pursuant to this offering. Excludes 26,923 shares of common stock issuable upon exercise of warrants purchased in the 2010/2011 Convertible Debt Offering.

(22)
Rockmore Capital, LLC ("Rockmore Capital") serves as the investment manager to Rockmore Investment Master Fund Ltd ("Rockmore Master Fund") and in such capacity has voting and dispositive control over these shares. Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of Rockmore Master Fund and may be deemed to have voting and dispositive control over these shares. Each of Rockmore Capital, Messrs. Bernstein and Daly, disclaims beneficial ownership of these shares. Represents shares received upon the automatic conversion, at the completion of this offering, of the entire principal amount plus accrued interest of a convertible note held by this entity. All such shares are being offered for sale pursuant to this offering. Excludes 10,769 shares of common stock issuable upon exercise of warrants purchased in the 2010/2011 Convertible Debt Offering.

(23)
Todd Pulvino has voting and dispositive power over our securities which are held by this entity. Represents shares received upon the automatic conversion, at the completion of this offering, of the entire principal amount plus accrued interest of a convertible note held by this entity. All such shares are being offered for sale pursuant to this offering. Excludes 26,923 shares of common stock issuable upon exercise of warrants purchased in the 2010/2011 Convertible Debt Offering.

(24)
Includes 8,000 shares of restricted stock.

(25)
Includes our securities which are held by funds managed by this entity including 53,683 shares held by Kemajoja Family, LLP, 7,017 shares held by Jon-Cin & Son, LP, 102,867 shares held by Encinal Crossover, and 58,791 shares held by Encinal Longevity Growth Fund, LP. Also includes shares issuable upon exercise of warrants exercisable within 60 days of September 15, 2011 in the amount of 47,667 warrants held by Kemajoja Family, LLP and 25,667 warrants held by Jon-Cin & Son, LP. Excludes 64,285 shares of our common stock issuable to Encinal Longevity Growth Fund, LP upon exercise of warrants and conversion of convertible debt, each as issued upon the terms and conditions of the July 2010 Convertible Debt Offering. The address of these funds is c/o Gabe Whelan, Whelan Capital Management, 261 Hamilton Avenue, Suite 200, Palo Alto, CA 94301. Mr. Whelan is the principal shareholder of Whelan Capital Management as, as such, has sole voting and dispositive power over these shares.

Description of Capital Stock

        We have authorized capital of 70,000,000 shares, of which 60,000,000 shares have been designated as common stock, par value $0.01 per share, and 10,000,000 shares have been designated as preferred stock, par value $0.05 per share. The shares of preferred stock may be issued from time to time in series with such rights, preferences, and privileges and restrictions as may be designated by our Board of Directors. We had 3,007,660 shares of common stock held of record by approximately 65 holders, 1,505,788 shares of Series A preferred stock, and 425,270 shares of series B preferred stock issued and outstanding as of September 15, 2011. Upon completion of the offering, assuming the automatic conversion of the 2010/2011 Convertible Notes, the July 2011 Convertible Debt Offering, and all of our outstanding preferred stock into our common stock immediately prior to the completion of the offering, there will be 9,137,541 shares of our common stock outstanding following the offering.

Common Stock

        The holders of our common stock are entitled to one vote for each share standing in the holder's name on our transfer books, and holders vote together as a single class on all matters requiring the vote of the stockholders. Common stock holders have no preemptive, subscription or redemption rights. Subject to law and the provisions of our Certificate of Incorporation, our Board of Directors may declare dividends on our stock, payable upon such dates as the Board of Directors may designate. No dividend may be paid on common stock unless all declared but unpaid dividends, if any, on the Preferred Stock have been paid. Under Section 510 of the NYBCL, the net assets of the corporation upon declaration or distribution of a dividend must remain at least equal to the amount of the corporation's stated capital.

Preferred Stock

        In May 2011, our stockholders approved a proposal to amend our Certificate of Incorporation to: (a) provide for the automatic conversion of Series A Preferred Stock and Series B Preferred Stock immediately prior to the closing of an underwritten public offering; (b) provide that registration rights related to the shares of common stock issuable upon conversion of the Series A and Series B Preferred Stock will terminate when such shares can be sold without restriction under the securities laws; and (c) provide for an equitable adjustment to the conversion ratio of Series A Preferred Stock and Series B Preferred Stock in connection with specified recapitalizations of the Company.

        The holders of Series A preferred stock and Series B preferred stock (collectively referred to as "Preferred Stock") have the same voting rights as holders of our common stock and, in addition, holders of Preferred Stock are entitled to a class vote on (i) the sale of all or substantially all of our assets and (ii) a merger transaction. The Preferred Stock will automatically convert, on a 1:1 basis subject to the equitable adjustment described above, into shares of our common stock upon the closing of this offering. Holders of our Preferred Stock have no preemptive, subscription or redemption rights. Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, non-cumulative dividends out of any assets legally available therefor, in a per share amount equal to at least that paid on shares of common stock, prior and in preference to any declaration or payment of any dividend on the common stock of the corporation. See Note 14 to our audited financial statements included in this prospectus for a description of the currently outstanding preferred stock.

        Holders of Series A preferred stock rank in preference to our common stockholders, but junior to holders of Series B preferred stock, regarding certain rights upon liquidation. The holders of both Series A and Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, dividends in a per share amount equal at least to that paid on shares of common stock, prior and in preference to any dividends on common stock.

        In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of Series B preferred stock are entitled to receive, prior and in preference to any distribution to the holders of Series A preferred stock and common stock, an amount per share equal to the original purchase price of such shares, plus any declared but unpaid dividends on such shares. After distribution of such amount, the holders of Series A preferred stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to the original purchase price of such Series A preferred stock, plus any declared but unpaid dividends on such shares. After the preferred distributions to the holders of Series A and Series B preferred stock, the holders of Common Stock are entitled to receive an amount equal to the original purchase price of such shares of common stock, plus declared but unpaid dividends. After the foregoing distributions, the remaining assets would be distributed among the holders of Series A preferred stock, Series B preferred stock, and common stock, pro rata based on the number of shares held by each.

Limitation of Personal Liability of Directors and Officers

        The Lucid certificate of incorporation provides that no officer or director shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said officer or director establishes: that the officer or director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the officer or director personally gained a financial profit or other advantage to which he was not entitled.

        Section 402 of the NYBCL permits corporations to eliminate or limit the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity except liability of a director: (i) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law; (ii) who personally gained a financial profit or other advantage to which he or she was not legally entitled; or (iii) whose acts violated certain provisions of New York law.

Indemnification of Directors and Officers

        Our bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of our Company, and (b) any director or officer of Lucid who served any other company in any capacity at our request, in the manner and to the maximum extent permitted by the NYBCL; and we may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

        Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders.

Certain Provisions Having Potential Anti-Takeover Effects

        The following is a summary of the material provisions of the Business Corporation Law of the State of New York, which we refer to as the NYBCL, and our restated certificate of incorporation and our amended and restated bylaws (collectively, our "Charter Documents") that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of the Company. All references to our Charter Documents are to our restated certificate of incorporation and our amended and restated bylaws in effect on the date of this prospectus.

        Vacancies occurring in our board of directors may be filled by the shareholders or a majority of the remaining directors, even if less than a quorum. Our amended and restated bylaws provide that special meetings of shareholders may be called only by our President, or by request of a majority of our board of directors.

        New York law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

        Under the terms of our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a shareholder vote on specific issues. However, the ability of our board of directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control.

        Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder's becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

        Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock.

        In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

        Further, New York law generally requires approval by two-thirds of the shareholders entitled to vote on merger and asset sale transactions, which is a higher threshold than many state statutes and could render a change of control more difficult to complete.

        These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our Company.

Transactions Involving Officers or Directors

        Section 713 of the NYBCL provides that a corporation may enter into a contract or transaction with a director so long as (1) the material facts as to such director's interest in such contract or transaction are disclosed in good faith or known to the board, and the board approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors, (2) the material facts as to such director's interest in such contract or transaction are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders, or (3) the party or parties thereto establish affirmatively that the contract or transaction was fair and reasonable as to the corporation at the time it was approved by the board, a committee or the shareholders.

        Section 714 of the NYBCL provides that a corporation may not lend money to or guarantee the obligation of a director unless: (1) the particular loan or guarantee is approved by the shareholders, with the holders of a majority of the votes of the shares entitled to vote thereon constituting a quorum, but shares held of record or beneficially by directors who are benefitted by such loan or guarantee shall not be entitled to vote or to be included in the determination of a quorum; or (2) with respect to any corporation in existence on or before February 22, 1998, the certificate of incorporation of which expressly provides such, and with respect to any corporation incorporated after February 22, 1998, the board determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

Warrants

        As of September 15, 2011, there were outstanding warrants to purchase 182,675 shares of our common stock at a weighted average exercise price of $2.98 per share. The following warrants are also outstanding, with values that are dependent on the offering price of our common stock in this offering, calculated using the mid-point of the range set forth on the cover of this prospectus:

  •
  Warrants to purchase 12,221 shares our common stock, at an exercise price of $4.73, which is equal to the lesser of 85% of the public offering price;

  •
  Warrants to purchase 3,077 shares of our common stock, which is equal to 20,000 divided by the offering price, at an exercise price of $6.50, which is equal to the offering price;

  •
  Warrants to purchase 1,154 shares of our common stock, which is equal to 7,500 divided by the offering price, at an exercise of $6.50, which is equal to the offering price;

  •
  Warrants to purchase 39,103 shares of our common stock, which is equal to 3% of the aggregate securities offered pursuant to the 2010/2011 Convertible Debt Offering at an exercise price of $6.78;

  •
  Warrants to purchase 2,476 shares of our common stock, which is equal to 3% of the principal amount of certain securities issued pursuant to the July 2011 Convertible Debt Offering at an exercise price of $7.61;

  •
  Warrants to purchase 596,404 shares of our common stock, which is equal to 70% of 5.5 million divided by the offering price, at an exercise price of $6.17; and,

  •
  Warrants to purchase 126,001 shares of our common stock, which is equal to 70% of 1.2 million divided by the offering price, at an exercise price of $6.92;

  •
  Warrants to purchase 54,000 shares of our common stock, which is equal to 2% of the total number of shares sold in this offering (excluding the over-allotment) at an exercise price of $7.80, which is equal to 120% of the public offering price per share.

        We also have a contractual commitment to issue a warrant, under certain circumstances, to the placement agent for our 2009 Convertible Debt Offering (the "2009 Warrant Commitment"). Upon conversion of all or a portion of the 2009 Convertible Debt Notes, the placement agent will be entitled to a warrant to purchase an amount of our common stock equal to 10% of the shares received by the noteholder upon such conversion, at an exercise price equal to 110% of the noteholder's conversion price. This warrant will be exercisable for a period of five years following the conversion of the 2009 Convertible Debt Note to which it relates.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Certain of the holders of the shares issuable upon exercise of our warrants are entitled to registration rights with respect to such shares as described in greater detail under the heading "Registration Rights."

Registration Rights

        Warrant Registration.    Pursuant to an agreement which we made with the holders of all the warrants issued in connection with our 2010/2011 Convertible Debt Offering, we have agreed to register the shares of our common stock that will be issued upon exercise of such warrants. More specifically, we have agreed to use commercially reasonable efforts to cause the registration of the shares issuable upon the exercise of these warrants to be declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, within thirty (30) days of the expiration of the 90-day lock-up period applicable to certain holders of these warrants.

        Demand Registration and Piggyback Registration.    The warrants received by the underwriters provide for demand registration of the shares of common stock underlying the warrants, as well as "piggy-back" registration rights with respect to these shares. The shares of our common stock received by holders of notes issued pursuant to the July 2011 and 2010/2011 Convertible Debt Offerings are entitled to "piggy-back" registration rights, subject to customary cut-backs, in connection with future registered offerings of our common stock. Such holders, other than the selling stockholders, have provided a limited waiver of their piggyback registration right in connection with this offering; if this offering is not completed by January 1, 2012, this waiver becomes null and void.

        We are generally required to bear the expenses of all registrations, except underwriting discounts and commissions.

        Although our Restated Certificate of Incorporation filed May 6, 2011, provides holders of our preferred stock with certain registration rights in respect of the common shares they receive upon conversion of their preferred shares, these rights terminate if such common shares are freely tradeable under federal securities laws. Because of the date of issuance of our preferred stock, it is expected that they will be freely tradeable without registration.

Transfer Agent and Register

        The transfer agent and registrar for our securities, including our common stock, is the American Stock Transfer and Trust Company.

Listing

        We have applied to have our common stock approved for listing, subject to official notice of issuance, on the Nasdaq Capital Market under the symbol "LUCD." We have not applied to list our common stock on any other exchange or quotation system.

 Shares Eligible for Future Sale

        Prior to this offering, there has been no public market for our common stock. Market sales of shares of our common stock after this offering and from time to time and the availability of shares for future sale, may reduce the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

        Based upon 3,007,660 shares outstanding on September 15, 2011, assuming conversion of all outstanding preferred stock, the conversion of the 2010/2011 Convertible Notes and July 2011 Convertible Notes, and the conversion of the fees owed to Northeast LCD Capital, upon completion of this offering 9,137,541 shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these outstanding shares, all of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our certain of existing stockholders (some of which have entered into lock-up agreements as described below) or "affiliates" as that term is defined under Rule 144 under the Securities Act. The remaining shares of common stock are "restricted" securities, which means they were originally sold in offerings that were not registered under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for exemption from registration described below under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701, the shares sold in this offering and the restricted shares will be available for sale in the public market as follows:

Date	Number of Shares Eligible for Sale / Percent of Outstanding Stock	Comment
At the date of this prospectus	1.3 million/20%	Shares sold in this offering or eligible for sale under Rule 144
Between 90 and 180 days (subject to extension) after the date of this prospectus	2.1 million/33%	Shares eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements
After 180 days after the date of this prospectus and various times thereafter	6.1 million/95%	Shares eligible for sale under Rules 144 or Rule 701 upon expiration of lock-up agreements

        Additionally, of the 4.0 million shares of our common stock that were subject to stock options and warrants outstanding as of September 15, 2011, options and warrants to purchase approximately 2.7 million shares of common stock will be vested and eligible for sale after 180 days after the date of this prospectus.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of our common stock then outstanding, which will equal 91,375 shares immediately after the closing of this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to requirements on the manner of sale, notice and the availability of our current public information. Rule 144 also provides that affiliates that sell shares must comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

        Under Rule 144, a person who is deemed not to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options, delivered as a result of the vesting of restricted stock, or acquired pursuant to other rights granted under our stock plans may be resold, beginning 90 days after the date of this prospectus, to the extent not subject to lock-up agreements, by:

  •
  persons other than affiliates, subject only to the manner of sale provisions of Rule 144; and

  •
  our affiliates, subject to the manner of sale, public information and filing requirements of Rule 144, in each case, without compliance with the one year holding period requirement of Rule 144.

        As of September 15, 2011, options to purchase a total of 2,935,698 shares of common stock were outstanding, of which approximately 1,479,032 were vested.

Registration Rights

        The holders of certain of our common shares issuable upon exercise of warrants are entitled to registration rights. See "Description of Capital Stock—Registration Rights."

Equity Compensation Awards

        Immediately after this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance pursuant to our Year 2000 Stock Option Plan, our 2007 Long-Term Incentive Plan, and our 2010 Long-Term Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements described above, be available for sale in the open market.

Underwriting

        We and the selling stockholders have entered into an underwriting agreement with Roth Capital Partners, acting as the representative of the underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of common stock provided below opposite their respective names.

Underwriters	Number of Shares
Roth Capital Partners
Ladenburg Thalmann & Co. Inc.
Maxim Group LLC
Total

        The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters' over-allotment option described below.

Over-Allotment Option

        We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of    •    additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

Commission and Expenses

        The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $    •    per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $    •    per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following tables show the per share and total underwriting discounts and commissions payable to the underwriters by us and by the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase shares. The fees do not include the over-allotment option granted by us to the underwriters, the corporate finance fee in the amount of 2.5% of the gross proceeds payable to the representative of the underwriters, or the warrants to purchase shares of common stock equal to 2% of the number of shares sold in the offering (excluding the over-allotment) to the representative of the underwriters at the closing.

Paid by Lucid, Inc.

($ in thousands, except per share data)	No Exercise		Full Exercise
Per share	$	•	$	•
Total	$	•	$	•

Paid by the Selling Stockholders

($ in thousands, except per share data)	No Exercise		Full Exercise
Per share	$	•	$	•
Total	$	•	$	•

        We and the selling stockholders estimate that expenses payable by us and the selling stockholders in connection with the offering of our common stock, other than the underwriting discounts and commissions referred to above, will be approximately $    •    , which includes up to $275,000 that we have agreed to reimburse the representative of the underwriters for the legal fees and actual expenses incurred by them in connection with the offering. We have advanced $25,000 of such amount to the representative of the underwriters.

Underwriters' Warrants

        We have also agreed to issue to the underwriters warrants to purchase a number of our shares of common stock equal to an aggregate of 2% of the shares of common stock sold in this offering (excluding any over-allotment). The warrants will have an exercise price equal to 120% of the offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide for one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holder's expense and unlimited "piggyback" registration rights at our expense with respect to the underlying shares of common stock during the five year period after the effective date of the registration statement related to this offering. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up following the effective date of the registration statement related to this offering pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

        We, our officers, directors and certain of our shareholders, holding an aggregate of approximately 4.3 million shares of our common stock, have agreed, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Roth Capital Partners. The "Funding Holders," as defined below, have agreed to a 90-day lock-up period.

        The applicability of the 90- vs. 180-day lock-up period depends on whether the holder advanced funds pursuant to the 2010/2011 Convertible Debt Offering (a "Funding Holder"), in contrast to a holder who exchanged existing debt for an equal amount of debt on the same terms and conditions as the 2010/2011 Convertible Debt Offering (an "Exchanging Holder"). Funding Holders have agreed to a 90-day lock-up period, while Exchanging Holders, along with our officers, directors, and certain stockholders, have agreed to a 180-day lock-up period. These periods may be extended if (1) during the last 17 days of the applicable period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the applicable, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable period, then the period of such extension will be 18-days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the applicable period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. Roth Capital Partners may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Listing

        We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol "LUCD".

Electronic Distribution

        A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters makes any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Public Market

        Prior to this offering, there was no public market for the common stock. The initial public offering price of our common stock was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

  •
  the information in this prospectus and otherwise available to the underwriters;

  •
  the history and the prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the economy and the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

        We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

Other

        The underwriters and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

        Maxim Group, LLC, one of the underwriters of this offering, served as the placement agent in connection with the 2010/2011 Convertible Debt Offering, for which they received fees and equity compensation, as well as limited expense reimbursement, as follows. Maxim Group received an initial advisory fee of $60,000, as well as a placement fee of $383,000, which reflected 10% of the gross proceeds received by us in the 2010/2011 Convertible Debt Offering. We also paid Maxim Group a non-accountable expense allowance of $38,000 and reimbursed them for their expenses in connection with the 2010/2011 Convertible Debt Offering. Pursuant to the terms of our agreement with Maxim, they are also entitled to receive a placement fee in connection with one of the convertible notes, in the principal amount of $250,000, and associated warrant issued in our July 2011 Convertible Debt Offering (the "250,000 Convertible Note").

        Maxim Partners, LLC, an affiliate of Maxim Group, also received a warrant to purchase up to 3% of the common stock underlying the convertible notes and warrants issued during the 2010/2011 Convertible Debt Offering (the "Maxim 2010/2011 Warrant"), and an additional subsequent warrant to purchase up to 3% of the common stock underlying the $250,000 Convertible Note and the warrant associated therewith (the "Maxim July 2011 Warrant," and together with the Maxim 2010/2011 Warrant, the "Maxim Warrants"). The Maxim Warrants, which permit cashless exercise, will become exercisable upon the completion of this offering and will expire on November 15, 2015. The exercise price of the Maxim 2010/2011 Warrant is $6.78 per share, and the exercise price of the Maxim July 2011 Warrant is $7.61 per share. The exercise prices of the Maxim Warrants are subject to adjustment upon a recapitalization of our common stock, including upon a reverse stock split. If the offering is not completed prior to July 1, 2012, then from and after such date these exercise prices will be reduced at the rate of 5% per month, to a floor of $1.00 per share, until the offering or a similar financing is completed.

        Except for services provided in connection with this offering or as otherwise disclosed in this prospectus, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Notice to Investors in the United Kingdom

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any security in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented, warranted and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of our securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

          (b)   it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our securities in, from or otherwise involving the United Kingdom.

European Economic Area

        In particular, this document does not constitute an approved prospectus in accordance with European Commission's Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the underwriters may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units are "securities."

Legal Matters

        The validity of the common stock being offered hereby is being passed upon for us by Harris Beach PLLC, Rochester, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Lowenstein Sandler PC.

Experts

        The financial statements of Lucid, Inc. as of and for the years ended December 31, 2010 and 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find Additional Information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Lucid, Inc. and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at http://www.lucid-tech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

LUCID, INC.

LUCID, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$103,475	$839,075
Accounts receivable	399,772	327,751
Inventories	949,560	356,931
Prepaid expenses and other current assets	90,883	175,910

Total current assets	1,543,690	1,699,667
PROPERTY AND EQUIPMENT—Net	83,988	17,379
DEFERRED FINANCING COSTS—Net	364,795	287,191
OTHER ASSETS	12,199	12,199

TOTAL ASSETS	$2,004,672	$2,016,436

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Line-of-credit	$2,000,000	$2,000,000
Current portion of long-term debt—net	1,012,157	1,049,792
Current portion of long-term debt—related parties, net	40,458
Accounts payable	975,834	1,077,402
Accrued expenses and other current liabilities	1,531,135	1,098,469
Current portion of deferred revenue	177,921	351,331

Total current liabilities	5,737,505	5,576,994
LONG-TERM DEBT—Net	4,104,016	3,003,747
WARRANT LIABILITY	2,872,677	1,674,170
NOTES PAYABLE—related parties, net	100,307	183,146
DEFERRED REVENUE	6,019

Total Liabilities	12,820,524	10,438,057
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
Preferred Stock—par value $.05 per share; 10,000,000 authorized; Series A—2,258,745 issued and outstanding (liquidation value of $4,260,734)	112,937	112,937
Series B—637,921 issued and outstanding (liquidation value of $2,009,451)	31,896	31,896
Common Stock—par value $.01 per share; 60,000,000 authorized; 3,007,600 issued and outstanding on June 30, 2011; 3,005,492 issued and outstanding on December 31, 2010	30,076	30,055
Additional paid-in capital	20,752,575	19,740,376
Subscription receivable		(739,218)
Accumulated deficit	(31,743,336)	(27,597,667)

Total Stockholders' Deficit	(10,815,852)	(8,421,621)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,004,672	$2,016,436

See notes to unaudited condensed consolidated financial statements.

LUCID, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Six Months Ended June 30,
	2011	2010
REVENUE:
Product sales	$1,435,674	$782,008
Non-product revenue	174,162	174,162

Total revenue	1,609,836	956,170
OPERATING EXPENSES:
Cost of revenue	728,620	422,156
General and administrative	2,682,968	1,772,114
Sales and marketing	757,867	435,576
Engineering, research and development	503,050	310,290

Total operating expenses	4,672,505	2,940,136
LOSS FROM OPERATIONS	(3,062,669)	(1,983,966)
OTHER EXPENSE:
Interest expense	(988,574)	(324,004)
Fair value adjustment of warrants	(94,850)	136,810
Other	424	(2,653)

NET LOSS	$(4,145,669)	$(2,173,813)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(11,052,235)	$(2,173,813)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(3.83)	$(1.38)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,885,129	1,576,141

See notes to unaudited condensed consolidated financial statements.

LUCID, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,145,669)	$(2,173,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	151,017	22,284
Stock-based compensation	1,013,598	692,332
Warrants issued for services	39,365	39,999
Fair value adjustment of warrants	94,850	(136,810)
Accretion of debt discount	540,508	3,620
Change in:
Accounts receivable	(72,021)	(3,590)
Inventories	(592,629)	43,180
Prepaid expenses and other current assets	85,027	56,271
Other assets		2,830
Accounts payable	(18,994)	(488,468)
Accrued expenses and other current liabilities	472,339	32,945
Deferred revenue	(167,391)	(176,416)

Net cash used in operating activities	(2,600,000)	(2,085,636)

CASH FLOWS FROM INVESTING ACTIVITIES—Purchases of property and equipment	(78,730)	(4,216)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line-of-credit		(3,933)
Borrowings on notes payable—related parties		200,000
Borrowings on debt	1,750,000	1,900,000
Repayments of debt	(331,738)	(31,978)
Loan acquisition costs	(216,500)	(1,000)
Issuance of common stock	2,150	979
Proceeds from warrant exercises	739,218

Net cash provided by financing activities	1,943,130	2,064,068

NET DECREASE IN CASH	(735,600)	(25,784)
CASH—Beginning of period	839,075	29,331

CASH—End of period	$103,475	$3,547

SUPPLEMENTAL CASH FLOW DATA—Cash paid for interest	$60,667	$3,157

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through note payable		$6,539

Issuance of warrants in connection with debt issuance	$1,020,232

Issuance of warrants in connection with note payable—related parties	$44,060

Issuance of promissory note in exchange for accrued interest	$49,533

Issuance of promissory note in exchange for accounts payable	$86,103

Reclassification of warrants to equity		$9,708

See notes to unaudited condensed consolidated financial statements.

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

1. BASIS OF PRESENTATION

        The unaudited condensed consolidated financial statements of Lucid, Inc. (Lucid) and its wholly-owned subsidiary, Lucid International Ltd. (LIL) (collectively, the "Company"), have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of such information. All such adjustments are of a normal recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ materially from these estimates. The year-end balance sheet data was derived and condensed from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the six months ended June 30, 2011 is not necessarily indicative of the results for any subsequent period or for the entire fiscal year ending December 31, 2011.

        The Company evaluated all events and transactions that occurred after December 31, 2010, through September 19, 2011, the date that the Company issued these condensed consolidated financial statements.

2. LIQUIDITY AND CAPITAL RESOURCES

        The Company incurred a net loss of approximately $4.1 million for the six months ended June 30, 2011. In addition, the Company had a working capital deficit of approximately $4.2 million at June 30, 2011 and $3.9 million at December 31, 2010; and a deficit in equity of approximately $10.8 million at June 30, 2011 and $8.4 million at December 31, 2010. Furthermore, the Company's operating plan for fiscal 2011 projects continued net losses, and the Company needs to raise additional capital to fund its operations in 2011 and beyond. The Company continues to explore strategic alternatives to finance its business plan, including but not limited to a potential initial public offering of its common stock, private equity or debt financings or other sources, such as strategic partnerships. The Company is also focusing on increasing sales of its products to generate cash flows to fund its operations.

        There can be no assurance that the Company will be successful in its plans described above or in attracting alternative debt or equity financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Fair Value Measurements—The Company considers warrants that are not indexed to the Company's own stock to be classified as Level 3. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement. The degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. During the six months ended June 30, 2011, the Company granted 292,612 warrants at a weighted average exercise price of $6.20. The fair value of these warrants is derived using the Black-Scholes pricing model using the same

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

methodology utilized for the year ended December 31, 2010. The following table presents the change in Level 3 liabilities:

	Six Months Ended June 30
	2011	2010
Balance at January 1	$1,674,170	$368,034
Warrants issued	1,103,657
Reclassification to equity		(9,708)
Fair value adjustment	94,850	(136,810)

Balance at June 30	$2,872,677	$221,516

        The Company's financial instruments consist principally of accounts receivable, accounts payable and debt. The Company considers these to be classified as Level 1 and believes the recorded values for accounts receivable and accounts payable approximate current values as of June 30, 2011 because of their nature and respective durations. Management estimates the carrying value of its debt instruments approximates fair value as of June 30, 2011. This estimate is based on acceptable valuation methodologies which use market data of similarly sized and situated debt issuers.

4. INVENTORIES

        The components of inventories are as follows at:

	June 30, 2011	December 31,2010
Raw Materials	$769,592	$230,658
Finished Goods	56,481	85,131
Offsite Demo Equipment	123,487	41,142

Balance	$949,560	$356,931

        Offsite demo equipment represents the cost of products physically located at customer locations, for an orientation period during which the Company retains title. As such, no depreciation expense has been recorded on these units.

5. NOTE PAYABLE—RELATED PARTIES

        The Company has a promissory note agreement with its chief executive officer. The note bears interest at 6% and matures on the earlier of January 1, 2011, or thirty days following the Company's completion of additional equity financing in an amount in excess of $8 million. In January 2011, the Company did not make the mandatory repayments required by the note and was in default of its obligations under the note. In March 2011, $40,457 of the face value of the note was converted into a new promissory note which bears interest at 6% and matures on the earlier of January 1, 2012, or thirty days following the Company's completion of additional equity financing in an amount in excess of $8 million. The remaining principal of $100,000 was exchanged for a note bearing interest at 8% and maturing on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. In connection with this note, the Company issued warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

5. NOTE PAYABLE—RELATED PARTIES (Continued)

offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. These warrants expire on November 15, 2015. The Company allocated the debt proceeds between the debt and warrants based on the fair value of each warrant, resulting in a debt discount of $44,060, which is being amortized over the terms of the notes to interest expense within the consolidated statement of operations.

        The Chairman of the Company holds a note with a face value of $51,317 bearing interest at 8% and maturing on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. At June 30, 2011 and December 31, 2010, $51,317 remained outstanding.

6. DEBT

        Long-term debt consisted of the following:

	June 30, 2011	December 31, 2010
2009 Convertible Debt Offering	$700,000	$900,000
2010/2011 Convertible Debt Offering	5,386,720	3,037,152
Promissory Notes Payable	600,309	1,162,800
Note payable in monthly installments of $5,531, including interest through August 2011	11,188	37,991
Note payable in monthly installments of $707, including interest through June 2012. This note is collateralized by software licenses	6,866	10,577
Note payable in monthly installments of $677, including interest through March 2011		2,666

	6,705,083	5,151,186
Less debt discount	(1,588,910)	(1,097,647)

	5,116,173	4,053,539
Current portion of long-term debt	1,012,157	1,049,792

Long-term debt—net of discount and current portion	$4,104,016	$3,003,747

        Convertible Subordinated Promissory Notes ("2009 Convertible Debt Offering")—As of December 31, 2010, the Company had three remaining notes under the 2009 Convertible Debt Offering bearing interest rates of 12%. One of these notes matured on January 1, 2011 and the Company did not make the required payments. The holder exchanged the amounts due for notes under the 2010/2011 Convertible Debt Offering discussed below. The two remaining convertible notes mature December 31, 2011.

        Convertible Promissory Notes ("2010/2011 Convertible Debt Offering")—In November 2010, the Company issued convertible promissory notes to new investors totaling $2,075,000 and to existing investors who exchanged their debt and accrued interest totaling $962,000. In January 2011, the Company issued additional convertible promissory notes to new investors totaling $1,750,000 and to existing investors who exchanged a portion of their Promissory Notes Payable (discussed below) and accrued interest totaling $263,933. In March 2011, the Company issued convertible promissory notes to

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

6. DEBT (Continued)

existing investors who exchanged their 2009 Convertible Debt Offering notes and accrued interest of $249,533, and to a vendor in payment for services received in the amount of $86,103. The 2010/2011 Convertible Debt Offering notes bear interest at 8% and mature on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. The notes are automatically convertible into common stock upon the consummation of an underwritten initial public offering of at least $10 million at a conversion price equal to 70% of the price per share in an initial public offering, as defined in the agreement.

        These securities are entitled to certain rights and damages in the event that the Company does not complete an initial public offering, or similar financing event per the terms of the agreement, by January 1, 2012. More specifically, the interest rate of the notes would increase to 9% and the conversion price would be reduced by 5% each month until an offering is completed. In addition, holders of these securities are entitled to a cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until the Company completes an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount.

        The Company also issued to all 2010/2011 Convertible Debt Offering participants warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. These warrants expire on November 15, 2015. The Company allocated the debt proceeds between the debt and warrants based on the relative fair value of each financial instrument, resulting in a debt discount of approximately $2.1 million which is being amortized over the terms of the notes to interest expense within the consolidated statement of operations.

        Promissory Notes—As of December 31, 2010, the Company had four promissory notes outstanding which accrued interest at 10%. In March 2011, portions of two of these promissory notes were exchanged for notes under the Company's 2010/2011 Convertible Debt Offering. In June 2011, the Company repaid the two remaining notes, which had been in default, with principal of approximately $25,000. In addition, the Company has two other promissory notes outstanding which do not accrue interest.

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

7. NET LOSS PER COMMON SHARE DATA

        The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per common share, as well as a reconciliation of the numerator and denominator used in the computation:

	Six Months Ended June 30,
	2011	2010
Net loss	$(4,145,669)	$(2,173,813)
Loss on deemed Preferred Stock redemption	(6,906,566)

Net loss attributable to common stockholders	$(11,052,235)	$(2,173,813)
Denominator:
Weighted-average common shares outstanding	2,885,129	1,576,141
Basic and diluted net loss per common share	$(3.83)	$(1.38)

        The weighted-average common shares outstanding above includes 133,333 shares underlying exercisable options nominally priced at $0.02 per share.

        The following equivalent shares were excluded from the calculation of diluted loss per share as their impact would have been anti-dilutive:

	June 30,
	2011	2010
Options to purchase Common Stock	2,775,699	2,039,587
Warrants	848,368	584,829
Restricted stock	254,889	255,555
Convertible Notes (as converted basis)		13,051
Convertible Preferred Stock (as converted basis)	1,931,067	1,931,067

        In addition to the convertible note above, equivalent shares resulting from the potential conversion of the Company's 2010/2011 Convertible Debt Offering notes have been excluded from the calculation of the diluted loss per share, as the conversion price is contingent upon the price of the Company's shares issued in an initial public offering.

8. PREFERRED STOCK

        In May 2011, the Company's stockholders approved a proposal to amend Lucid's Certificate of Incorporation to: (a) provide for the automatic conversion of Series A Preferred Stock and Series B Preferred Stock immediately prior to the closing of an underwritten public offering; (b) provide that registration rights related to the shares of Common Stock issuable upon conversion of the Series A and Series B Preferred Stock will terminate when such shares can be sold without restriction under the securities laws; and (c) provide for an equitable adjustment to the conversion ratio of Series A Preferred Stock and Series B Preferred Stock in connection with specified recapitalizations of the Company.

        As discussed above, the amendment to the Certificate of Incorporation modified the rights and features of the Company's outstanding preferred stock. The Company evaluated the facts surrounding the modification and concluded that the modifications constituted a significant change to the rights and features of the preferred stock and followed redemption accounting. Therefore, the transaction was

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

8. PREFERRED STOCK (Continued)

accounted for as if the Company had issued new preferred shares in exchange for the original preferred shares outstanding at the time of the amendment. The Company removed the carrying value (i.e. liquidation value) of the original preferred shares of approximately $6.3 million and recorded the new preferred shares at fair value of approximately $13.2 million. This resulted in a loss on the deemed redemption of approximately $6.9 million recorded as a non-cash charge to equity with no net effects on the Company's balance sheet, stockholder's deficit, or cash flows.

9. SEGMENT INFORMATION

        The Company operates in one operating segment—the research, development and sale of medical devices to diagnose skin cancer. The Company's chief operating decision maker reviews financial information for the Company as a whole for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets of the Company are in the United States. Sales for each significant geographical area are as follows:

	Six Months Ended June 30,
	2011	2010
United States	18%	14%
Brazil	15
Europe	47	37
China	8
Japan	6	15
Australia	6	33
Other		1

	100%	100%

10. RELATED PARTIES

        The Company had the following transactions with related parties.

        A member of the Board of Directors (152,400 common shares, including 50,000 restricted common shares) through his business provided legal/consulting services to the Company in the amount of $69,878 and $70,750 for the six months ended June 30, 2011 and 2010, respectively.

        A shareholder (362,793 of common shares), pursuant to its limited guaranty of our credit facility, placed $2.0 million on deposit with the Company's lender upon closing in July 2010. In consideration for this arrangement, the Company recognized $100,000 in fees per quarter (prorata for the initial partial quarter) to be paid after an initial public offering, or to be converted into common stock at a discount of 30% from an initial public offering price. At June 30, 2011, the Company had approximately $391,000 accrued for this liability. In July 2011, the Company refinanced its credit facility, thereby releasing these funds. The shareholder subsequently notified the Company of its intent to convert the accrued fees into common stock upon an initial public offering. In addition, the shareholder placed $500,000 as cash collateral with the Company's new lender. In consideration for the pledge of cash collateral, the stockholder is entitled to fees at an annual rate of 10%. These fees accrue on a quarterly basis, and become payable upon completion of an initial public offering.

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

10. RELATED PARTIES (Continued)

        A shareholder (8,475 preferred A shares and 102,690 common shares) sold raw material parts/supplies to the Company in the amount of $40,250 and $7,000 for the six months ended June 30, 2011 and 2010, respectively.

        Shareholders (17,020 preferred shares) through their business sold raw material parts/supplies to the Company in the amount of $38,475 and $20,294 for the six months ended June 30, 2011 and 2010, respectively.

        A shareholder (12,500 preferred A shares and 14,990 common shares) through his business sold supplies to the Company in the amount of $16,639 and $14,840 for the six months ended June 30, 2011 and 2010, respectively.

        A shareholder (26,683 common shares) through his business sold raw material parts/supplies to the Company in the amount of $9,455 and $0 for the six months ended June 30, 2011 and 2010, respectively.

        A shareholder (2,293 common shares) through his business provided consulting/outsourced services to the Company in the amount of $44,150 and $23,262 for the six months ended June 30, 2011 and 2010, respectively.

        A shareholder (400 common shares) and a member of the Board of Directors (8,000 restricted common shares) through their business provided consulting/outsourced services to the Company in the amount of $51,395 and $145,337 for the six months ended June 30, 2011 and 2010, respectively.

        Two shareholders (8,104 common shares) through their business provided consulting/outsourced services to the Company in the amount of $156,082 and $95,145 for the six months ended June 30, 2011 and 2010, respectively.

11. SUBSEQUENT EVENTS

        On June 28, 2011 the Company's Board of Directors authorized a capital raise up to $2.0 million (the "July 2011 Convertible Debt Offering"), under which the Company raised approximately $1.2 million. The principal amount (plus any accrued interest) of the convertible notes issued pursuant to the July 2011 Convertible Debt Offering will automatically convert into shares of the Company's common stock at a conversion price equal to 70% of the price at which shares of common stock will be sold in an initial public offering.

        The Company issued to all July 2011 Convertible Debt Offering participants warrants to purchase shares of the Company's common stock at a price of $6.92 per share in an amount equal to 70% of the principal of the note divided by the price of an initial public offering. These warrants expire on November 15, 2015. The Company will allocate the debt proceeds between the debt and warrants based on the relative fair value of each financial instrument, resulting in a debt discount of approximately $429,000 which will be amortized over the terms of the notes to interest expense within the consolidated statement of operations. The Company has not yet completed its assessment of the relative fair value of each instrument.

        In addition, the holders of these securities are entitled to certain rights and damages in the event that the Company does not complete an initial public offering, or similar financing event per the terms of the agreement by January 1, 2012. As of that date, holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until the Company completes an initial public offering or similar financing. This amount is capped at 10% of the

LUCID, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

11. SUBSEQUENT EVENTS (Continued)

purchaser's subscription amount. These holders will also be entitled, beginning July 1, 2012, to a reduction in the exercise price of their warrants at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00.

        In July 2011, the Company entered into a Loan and Security Agreement with an institutional lender (the "2011 Credit Facility"), under which the Company may borrow up to $3.0 million in term loans for general working capital purposes and to refinance the Company's preexisting line of credit. These term loans have an interest rate equal to the greater of (a) 4.00% above the prime rate, or (b) 7.25%, and are due in payments of principal and all accrued interest over thirty-six months. The 2011 Credit Facility provides that if the Company prepays any amount outstanding under this facility, the Company will be charged prepayment fees on a sliding scale: 3% of the aggregate principal amount prepaid, if such prepayment occurs before the first anniversary of the Loan and Security Agreement; 2% of the aggregate principal amount prepaid, if such prepayment occurs after the first anniversary but on or before the second anniversary; and 1% of the aggregate principal amount prepaid, if such prepayment occurs after the second anniversary of the Loan and Security Agreement. Obligations under this facility are secured by (i) a lien on all Company assets, including intellectual property assets, (ii) the personal guarantees of Messrs. Eastman and Shea, and (iii) cash collateral, in the amount of $500,000, which has been pledged by a stockholder. In consideration for the pledge of cash collateral, the stockholder is entitled to fees at an annual rate of 10%. These fees accrue on a quarterly basis, and become payable upon completion of an initial public offering. If a "Release Event," as defined in the Loan and Security Agreement, occurs, the lender will release (i) that portion of the blanket lien which pertains to intellectual property assets, (ii) the personal guarantees of Messrs. Eastman and Shea, and (iii) the cash collateral pledged by the stockholder. An initial public offering of the Company's common stock would qualify as a "Release Event."

        In conjunction with this financing, the Company issued to its lender a warrant to purchase up to 13,015 shares of the Company's common stock at a price of $6.92 per share.

        The Board of Directors of the Company has approved a 1.5 to 1 reverse stock split of the Company's common stock, which will take place prior to the effective date of the registration statement. All shares, stock options, warrants to purchase common stock and per share information presented in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented. The Company will make a cash payment to shareholders for all fractional shares which would otherwise be required to be issued as a result of the stock split. There will be no change in the par value of the Company's common stock. The ratio by which shares of preferred stock are convertible into shares of common stock will be adjusted to reflect the effects of the reverse stock split.

******

        The accompanying consolidated financial statements give effect to a 1.5 to 1 reverse stock split of the common stock of Lucid, Inc., which will take place prior to the effective date of the registration statement. The following report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1.5 to 1 reverse stock split of the common stock of Lucid, Inc. described in the last paragraph of Note 20 to the consolidated financial statements and assuming that from April 15, 2011 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ Deloitte & Touche LLP

Rochester, New York

September 19, 2011

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lucid, Inc. and Subsidiary
Rochester, NY

        We have audited the accompanying consolidated balance sheets of Lucid, Inc. and subsidiary (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Lucid, Inc. and subsidiary at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations, working capital deficiency, deficit in equity, and the need to raise additional capital to fund operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rochester, NY

April 15, 2011 (September     , 2011 as to the effects of the reverse stock split described in Note 20)

LUCID, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$839,075	$29,331
Accounts receivable	327,751	96,145
Other receivables		22,125
Inventories	356,931	333,016
Prepaid expenses and other current assets	175,910	65,678

Total current assets	1,699,667	546,295
PROPERTY AND EQUIPMENT—Net	17,379	15,975
DEFERRED FINANCING COSTS—Net	287,191	62,222
OTHER ASSETS	12,199	15,030

TOTAL ASSETS	$2,016,436	$639,522

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Line-of-credit	$2,000,000	$128,733
Current portion of long-term debt—net	1,049,792	1,822,884
Accounts payable	1,077,402	1,965,391
Accrued expenses and other current liabilities	1,098,469	2,536,906
Current portion of deferred revenue	351,331	350,000

Total current liabilities	5,576,994	6,803,914
LONG-TERM DEBT—Net	3,003,747	1,460,075
WARRANT LIABILITY	1,674,170	368,034
NOTES PAYABLE—related parties	183,146	788,445
DEFERRED REVENUE		354,162

Total Liabilities	10,438,057	9,774,630
COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS' DEFICIT:
Preferred Stock—par value $.05 per share; 10,000,000 authorized in 2010, and 6,000,000 authorized in 2009; Series A—2,258,745 issued and outstanding (liquidation value of $4,260,734)	112,937	112,937
Series B—637,921 issued and outstanding (liquidation value of $2,009,451)	31,896	31,896
Common Stock—par value $.01 per share; 60,000,000 authorized in 2010, and 12,000,000 authorized in 2009; 3,005,492 issued and outstanding in 2010, and 1,403,438 issued and outstanding in 2009	30,055	14,034
Additional paid-in capital	19,740,376	14,000,775
Subscription receivable	(739,218)
Accumulated deficit	(27,597,667)	(23,294,750)

Total Stockholders' Deficit	(8,421,621)	(9,135,108)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,016,436	$639,522

See notes to consolidated financial statements.

LUCID, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
REVENUE:
Product sales	$2,278,468	$1,857,418
Non-product revenue	348,324	350,004
Grant revenue—net		95,117

Total revenue	2,626,792	2,302,539
OPERATING EXPENSES:
Cost of revenue	1,143,035	1,064,214
General and administrative	3,799,268	3,232,441
Sales and marketing	798,925	879,482
Engineering, research and development	685,710	756,199

Total operating expenses	6,426,938	5,932,336
OTHER OPERATING INCOME:
Refundable credit	244,479
Gain on settlement of research agreement		85,049

Total other operating income	244,479	85,049
LOSS FROM OPERATIONS	(3,555,667)	(3,544,748)
OTHER INCOME (EXPENSE):
Interest expense	(594,935)	(334,570)
Loss on extinguishment of debt	(75,875)
Fair value adjustment of warrants	(73,049)	(183,091)
Other	(3,391)	11,058

NET LOSS	$(4,302,917)	$(4,051,351)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(2.42)	$(2.58)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	1,780,832	1,571,245

See notes to consolidated financial statements.

LUCID, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

			Preferred Stock		Preferred Stock
	Common Stock		Class A		Class B
							Additional Paid-In Capital	Subscription Receivable	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
BALANCE—January 1, 2009	1,441,860	$14,418	2,258,745	$112,937	637,921	$31,896	$12,809,013	$(140,625)	$(19,425,734)	$(6,598,095)
Cumulative effect from the adoption of accounting principle									182,335	182,335
Reclassification of warrants for the adoption of accounting principle							(354,545)			(354,545)
Stock-based compensation							1,686,548			1,686,548
Settlement of subscription receivable	(38,422)	(384)					(140,241)	140,625
Net loss									(4,051,351)	(4,051,351)

BALANCE—December 31, 2009	1,403,438	14,034	2,258,745	112,937	637,921	31,896	14,000,775	0	(23,294,750)	(9,135,108)

Stock-based compensation							1,410,933			1,410,933
Stock option net exercises	60,984	610					(28,011)			(27,401)
Warrants exercised	609,235	6,092					1,162,082			1,168,174
Shares issued to settle accrued expenses	4,234	42					20,842			20,884
Shares issued for services	8,105	81					39,918			39,999
Reclassification of restricted stock	155,555	1,556					(1,556)
Issuance of restricted stock	100,000	1,000					(1,000)
Reclassification of warrants to equity							9,708			9,708
Conversion of debt to common stock	475,352	4,754					2,236,054			2,240,808
Conversion of related party debt to common stock	188,589	1,886					890,631			892,517
Warrant exercise receivable								(739,218)		(739,218)
Net loss									(4,302,917)	(4,302,917)

BALANCE—December 31, 2010	3,005,492	$30,055	2,258,745	$112,937	637,921	$31,896	$19,740,376	$(739,218)	$(27,597,667)	$(8,421,621)

See notes to consolidated financial statements.

LUCID, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,302,917)	$(4,051,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,378	151,975
Stock-based compensation	1,410,933	1,686,548
Stock issued for services	39,999
Warrants issued for services	70,045
Gain on settlement of research agreement		(85,049)
Fair value adjustment of warrants	73,049	183,091
Loss on extinguishment of debt	75,875
Accretion of debt discount	78,053	56,491
Change in:
Accounts receivable	(231,606)	90,128
Inventories	(23,915)	(16,629)
Prepaid expenses and other current assets	(49,783)	24,163
Other receivables	22,106	50,990
Other assets	2,830	4,948
Accounts payable	(797,989)	572,820
Accrued expenses and other current liabilities	(89,954)	502,653
Deferred revenue	(352,832)	(610,693)

Net cash used in operating activities	(4,014,728)	(1,439,915)

CASH FLOWS FROM INVESTING ACTIVITIES—Purchases of property and equipment	(15,377)	(15,540)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on line-of-credit	2,000,000
Repayments of line-of-credit	(128,733)	(4,867)
Borrowings on notes payable—related parties	200,000	650,000
Borrowings on debt	3,975,000	925,000
Repayments of debt	(937,268)	(18,631)
Loan acquisition costs	(272,375)	(70,000)
Warrant exercises	3,225

Net cash provided by financing activities	4,839,849	1,481,502

NET INCREASE IN CASH	809,744	26,047
CASH—Beginning of year	29,331	3,284

CASH—End of year	$839,075	$29,331

SUPPLEMENTAL CASH FLOW DATA—Cash paid for interest	$487,070	$62,919

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through note payable	$60,430	$48,086

Issuance of warrants in connection with debt issuance	$1,167,224	$9,201

Issuance of warrants in connection with note payable—related parties	$19,722	$3,532

Issuance of promissory note in exchange for accrued interest	$1,075,880

Issuance of promissory note in exchange for accrued consulting fees	$141,000

Settlement of subscription receivable		$140,625

Exercise of warrants in connection with repayments of debt, net of subscription receivable	$425,731

Issuance of common stock to settle accounts payable to vendors	$20,884

Issuance of common stock upon conversion of debt	$2,240,808

Issuance of common stock upon conversion of debt—related parties	$892,517

See notes to consolidated financial statements.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1. NATURE OF OPERATIONS

        Lucid, Inc. (Lucid) and its wholly-owned subsidiary, Lucid International Ltd. (LIL) (collectively, the "Company"), is a medical device and information technology company that develops, manufactures, markets and sells noninvasive diagnostic confocal imagers for assessing skin lesions for skin cancer. The Company sells its products worldwide and is headquartered in Rochester, New York.

        The Company evaluated all events and transactions that occurred after December 31, 2010, through September 19, 2011, the date that the Company issued these consolidated financial statements.

2. LIQUIDITY AND CAPITAL RESOURCES

        The Company has incurred net losses of approximately $4.3 million and $4.1 million in 2010 and 2009, respectively. In addition, the Company had a working capital deficit of approximately $3.9 million and $6.3 million at December 31, 2010 and 2009, respectively, and a deficit in equity of approximately $8.4 million and $9.1 million at December 31, 2010 and 2009, respectively. Furthermore, the Company's operating plan for fiscal 2011 projects a net loss of approximately $3.5 million, and needs to raise additional capital to fund its operations in 2011 and beyond. The Company continues to explore strategic alternatives to finance its business plan, including but not limited to a potential initial public offering of its common stock, private equity or debt financings or other sources, such as strategic partnerships. The Company is also focusing on increasing sales of its products to generate cash flows to fund its operations.

        There can be no assurance that the Company will be successful in its plans described above or in attracting alternative debt or equity financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation—The consolidated financial statements include the accounts of Lucid and LIL. All inter-company accounts and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowances for doubtful accounts, inventories, impairment of long-lived assets, accrued expenses, income taxes including the valuation allowance for deferred tax assets, valuation of warrants, and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

        Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—The Company recognizes revenue when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectability is reasonable assured. When transactions include multiple deliverables, the Company applies the accounting guidance for multiple element arrangements to determine if those deliverables constitute separate units of accounting. Revenue on arrangements that include multiple elements is allocated to each element based on the relative fair value of each element. Each element's allocated revenue is recognized when the revenue recognition criteria for that element have been met, although multiple element arrangements have not been material through December 31, 2010. Fair value is generally determined by objective evidence, which is based on the price charged when each element is sold separately. All costs related to product shipment are recognized at time of shipment and included in cost of revenue. The Company does not provide for rights of return to customers on product sales.

        When product sales do not include installation or training, such as for all distributor sales and many direct sales, revenue is recognized upon shipment. Certain direct sales contracts require installation at the customer's location prior to acceptance. As such, revenue recognition on these contracts is delayed until all aspects of delivery, including installation, are complete. In addition, should the contract include training, revenue recognition is delayed until training is complete.

        Grant revenue is recognized as it is earned, as determined by the terms of the grant, and is presented net of expenses directly related to the project being funded by the grant.

        Maintenance and service support contract revenues are recognized ratably over the term of the service contracts.

        Licensing fees related to the sale of a perpetual license to use certain technology in certain geographic areas are being recognized as earned.

        Product Warranty—Medical devices sold are covered by a warranty, ranging from one year to two years, for which estimated contractual warranty obligations are recorded as an expense at the time of shipment. As of December 31, 2010 and 2009, the Company's reserve for warranty liability was $25,000 and $12,000, respectively.

        Concentrations of Credit Risk—Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash in bank demand deposit accounts. The cash balances are insured by the FDIC up to $250,000 per depositor. At times, the amounts in these accounts may exceed the federally insured limits. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

        The Company provides credit in the normal course of business to the majority of its customers. Accounts for which no payments have been received for several months are considered delinquent and customary collection efforts are begun. After all collection efforts are exhausted the account is written-off. Allowance for doubtful accounts is based on estimates of probable losses related to accounts receivable balances. At December 31, 2010 and 2009, management has determined that no allowance is required.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For the year ended December 31, 2010, the Company had sales of $1,282,702 and $212,500 to two customers. These two customers accounted for 82% and 13%, respectively, of the Company's accounts receivable balance at December 31, 2010.

        For the year ended December 31, 2009, the Company had sales of approximately $890,000 and $259,000 to two customers. These two customers accounted for 75% and 0%, respectively, of the Company's accounts receivable balance at December 31, 2009. One other customer had a significant accounts receivable balance, representing 23% of the Company's accounts receivable balance at December 31, 2009.

        Inventories—Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) method, or market. Excess, obsolete or expired inventory are adjusted to net realizable value, based primarily on how long the inventory has been held as well as the Company's estimate of forecasted net sales of that product. A significant change in the timing or level of demand for our products may result in recording additional adjustments to the net realizable value of excess, obsolete or expired inventory in the future. Adjustments to inventory have not been material as of December 31, 2010 and 2009.

        Property and Equipment—Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Computer hardware and software	2 - 3 years
Furniture and fixtures	5 years
Machinery and equipment	2 - 5 years
Office equipment	5 years
Vehicles	5 years

        Repairs and maintenance are expensed as incurred.

        Impairment of Long-Lived Assets—The Company assesses the impairment of definite lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that are considered in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets.

        Recoverability potential is measured by comparing the carrying amount of the asset group to the asset group's related total future undiscounted cash flows. If an asset group's carrying value is not recoverable through its related cash flows, the asset group is considered to be impaired. Impairment is measured by comparing the asset group's carrying amount to its fair value.

        When it is determined that useful lives of assets are shorter than originally estimated, and there are sufficient cash flows to support the carrying value of the assets, the rate of depreciation is accelerated in order to fully depreciate the assets over their new shorter useful lives. The Company recognized no impairment expenses in 2010 or 2009.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred Financing Costs, Net—Deferred financing costs, net, represent amounts incurred in connection with the Company's 2010/2011 Convertible Debt Offering and the 2009 Convertible Debt Offering. These costs are amortized over the period from the date of issuance to the contractual maturity date. The Company expensed deferred fees of $47,406 and $7,778 for the years ended December 31, 2010 and December 31, 2009, respectively, which are included as Depreciation and Amortization in the consolidated statement of cash flows, and as interest expense within the consolidated statement of operations.

        Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the "exit price") in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the assets or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

          Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

          Level 2—Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market.

          Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.

        The availability of observable inputs can vary and is affected by a wide variety of factors, including, the type of asset/liability, whether the asset/liability is established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.

        In such cases, for disclosure purposes the appropriate level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

        Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, assumptions are required to reflect those that market participants would use in pricing the asset or liability at the measurement date.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company considers warrants that are not indexed to the Company's own stock to be classified as Level 3. The following table presents the change in Level 3 liabilities:

	2010	2009
Balance at January 1	$368,034	$172,210
Warrants issued	1,242,795	12,733
Reclassification to equity	(9,708)
Fair value adjustment	73,049	183,091

Balance at December 31	$1,674,170	$368,034

        The fair value of these warrants is derived using the Black-Scholes pricing model using the same assumptions and methodology utilized in the valuation of common stock option described below. (See Note 14 related to assumptions used to value warrants.)

        The Company's financial instruments consist principally of accounts receivable, accounts payable and debt. The Company considers these to be classified as Level 1 and believes the recorded values for accounts receivable and accounts payable approximate current values as of December 31, 2010 because of their nature and respective durations. Management estimates the carrying value of its debt instruments approximates fair value as of December 31, 2010. This estimate is based on acceptable valuation methodologies which use market data of similarly sized and situated debt issuers.

        Engineering, Research and Development Costs—Engineering, research and development costs are expensed as incurred.

        Stock-Based Compensation Plans—The Company measures compensation cost for stock awards at fair value and recognizes compensation over the service period for awards expected to vest. The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model and straight-line amortization of compensation expense over the requisite service period of the grant. The determination of fair value using the Black- Scholes model requires a number of complex and subjective variables. Key assumptions in the Black-Scholes pricing model include the value of the common stock, the expected term, expected volatility of the common stock, the risk-free interest rate, and estimated forfeitures. The Company determined the fair value of its common stock using a variety of factors, including the report of a third party valuation consultant, the general performance of the Nasdaq composite, and the Company's financial results and condition. The expected term is estimated by using the actual contractual term of the awards and the length of time for the employees to exercise the awards. Management determined that, as a private company, it was not practicable to estimate the volatility of our stock price, based on our low frequency of price observations. Therefore, expected volatilities were based on a volatility factor computed based upon an external peer group analysis of publicly traded companies. The analysis provided historical volatilities of the public company comparables and developed an estimate of expected volatility for the Company. The risk-free interest rate was based on the implied yield available at the time the options were granted on U.S. Treasury zero coupon issues with a remaining term equal to the expected term of the option. Estimated forfeitures are based on historical data, as well as management's current expectations.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Warrants—The Company accounts for warrants issued that are indexed to the Company's own stock as a component of equity and are recorded at estimated fair value computed at the date of grant. Warrants issued that are not indexed to the Company's own stock are treated as a liability and are initially recorded at estimated fair value computed at the date of grant. This liability is adjusted to fair value at each period presented. During 2010, the Company reclassified certain warrants from liabilities to stockholders' equity to reflect expiration of certain complex warrant provisions, and indexed the warrant to the Company's own stock.

        The fair value of warrants is derived using the Black-Scholes pricing model. The Company believes that the Black-Scholes pricing model results in a value that is not materially different from the value determined using a binomial pricing model. Effective January 1, 2009, new accounting guidance related to determination of warrants indexed to the Company's own stock, resulted in certain of the outstanding warrants to be classified as liabilities. The Company recorded a cumulative effect of a change in accounting principle to the 2009 opening accumulated deficit as a result of the new accounting guidance. Where warrants are issued in connection with debt, the proceeds from the debt issuance is allocated between the debt and warrants based on their relative fair values, if the value of the warrants are classified as equity. If the warrants are classified as a liability, the value of the warrants is allocated from the debt proceeds based on the fair value of the warrants.

        Convertible Debt—The Company has certain debt instruments that contain a conversion feature. When the debt agreement allows for conversion at a stated price that is lower than the fair value of the underlying common stock at the date the agreement is consummated, the difference between the common stock price and the conversion price multiplied by the number of convertible shares is recorded as a discount on the debt. When the debt agreement allows for conversion at a value that is contingent upon the occurrence of future events, the difference between the common stock price and the conversion price multiplied by the number of convertible shares is recorded as a discount on the debt at the time the contingency no longer exists.

        The Company also examines each of the conversion features as a potential embedded derivative. The Company has determined that none of the conversion features represent embedded derivatives. The Company continues this assessment at each reporting period.

        Certain of the Company's convertible debt have been issued with detachable warrants. In these instances, the value of the warrants is recorded as a debt discount, which is accreted to interest expense over the life of the debt.

        Refundable Credit—The Company received a refundable credit under the Qualified Therapeutic Discovery Project (QTDP) created by the Patient Protection and Affordable Care Act (enacted on March 23, 2010) and established under Section 48D of the Internal Revenue Code. The Company elected to receive a cash payment in lieu of an investment tax credit and recognized other operating income of $244,479 within the consolidated statement of operations.

        Income Taxes—Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due and deferred taxes related primarily to differences between the financial statement and tax basis of assets and liabilities and operating loss and tax credit carryforwards measured by the enacted tax rates that are anticipated to be in effect in

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the respective jurisdiction when those differences reverse. The deferred tax provision generally represents the net change in the deferred tax assets and liabilities. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts that more likely than not will be realized.

        Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%) that the position would be sustained upon examination based solely on the technical merits of the position. Tax positions that meet the more likely than not threshold are measured using a probability- weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company recognizes accrued interest and penalties related to income tax liabilities as a component of income tax expense.

        Net Loss Per Common Share—Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of dilutive common shares outstanding during the period. Dilutive common shares outstanding are calculated by adding to the weighted average number of common shares outstanding any potential (unissued) shares of common stock assuming conversion, exercise or issuance from the Company's outstanding convertible preferred stock, convertible debt, warrants, stock options and restricted stock. Since the Company reported a net loss in the years ended December 31, 2010 and 2009, all potential common stock are excluded from the calculation because they would have an anti-dilutive effect, meaning the loss per common share would be reduced. Therefore, in periods when a loss is reported, the calculation of basic and dilutive loss per common share results in the same value. The Company's preferred stockholders and nonvested restricted stockholders have the right to participate with common stockholders in dividends and unallocated earnings. Net losses are not allocated to the preferred and nonvested restricted stockholders. Therefore, when applicable, basic and diluted earnings per share are computed using the two-class method, under which the Company's undistributed earnings are allocated to the common, nonvested restricted and preferred stockholders.

        Recently Issued Accounting Pronouncements—In the normal course of business, Management evaluates all new accounting pronouncements issued by the Financial Accounting Standards Board, Securities and Exchange Commission, Emerging Issues Task Force, American Institute of Certified Public Accountants and other authoritative accounting bodies to determine the potential impact they may have on the Company's Consolidated Financial Statements. Based upon this review, Management does not expect any of the recently issued accounting pronouncements to have a material impact on the Company's consolidated financial statements.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

4. INVENTORIES

        The components of inventories are as follows at December 31:

	2010	2009
Raw Materials	$230,658	$313,068
Finished Goods	85,131	19,948
Offsite Demo Equipment	41,142

Balance at December 31	$356,931	$333,016

        Offsite demo equipment represents the cost of products physically located at customer locations, during an orientation period for which the Company retains title. As such, no depreciation expense has been recorded on these units.

5. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following at December 31:

	2010	2009
Computer hardware and software	$106,378	$92,985
Furniture and fixtures	4,000	4,000
Machinery and equipment	412,367	411,677
Office equipment	742
Vehicle	18,680	18,680

	542,167	527,342
Less accumulated depreciation and amortization	(524,788)	(511,367)

	$17,379	$15,975

        Depreciation expense totaled $13,972 and $151,975 for the years ended December 31, 2010 and 2009, respectively. Depreciation in the amount of $4,797 and $127,221 for the years ended December 31, 2010 and 2009, has been included as a component of Grant Revenue, Net on the consolidated statements of operations. Depreciation in the amount of $0 and $12,719 for the years ended December 31, 2010 and 2009, respectively, has been included as a component of Cost of Revenue on the consolidated statements of operations. Depreciation in the amount of $9,175 and $12,035 for the years ended December 31, 2010 and 2009, respectively, has been included as a component of Operating Expenses on the consolidated statements of operations.

        The Company has corrected its Property and Equipment footnote to the Consolidated Financial Statements as of December 31, 2009 to reduce machinery and equipment, office equipment and accumulated depreciation and amortization by $761,987, $3,698 and $765,685, respectively, to account for assets that were fully depreciated but no longer on site.

6. LINE OF CREDIT

        In July 2010, the Company entered into a bank line-of-credit agreement due upon demand, under which the Company may borrow up to $5,000,000, subject to certain conditions. Amounts borrowed

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

6. LINE OF CREDIT (Continued)

bear interest at the bank's prime rate plus 1% with a floor rate of 6% (6% effective rate at December 31, 2010) and are collateralized by substantially all of the Company's assets and are guaranteed by the chief executive officer and chairman of the Company, and is further guaranteed on a limited basis by one of our principal stockholder. At December 31, 2010, there was $2,000,000 outstanding, which amount represents the only borrowings to date on this credit facility. In order to draw additional funds, the Company will need to place additional collateral.

        The Company used proceeds from the new line-of-credit to pay down amounts under the Company's preexisting bank line-of-credit agreement and revolving line-of-credit agreement, under which agreements $100,000 and $28,733, respectively, were outstanding at December 31, 2009. No amounts remained outstanding under these preexisting agreements at December 31, 2010.

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following at December 31:

	2010	2009
Accrued interest	$405,401	$1,871,504
Customer deposits	168,346	254,558
Accrued compensation and benefits	180,246	120,986
Accrued professional fees	101,109	143,878
Other accrued expenses	243,367	145,980

	$1,098,469	$2,536,906

        Customer deposits represent advances paid to the Company by customers for the purchase of equipment.

8. NOTE PAYABLE—RELATED PARTIES

        The Company has a promissory note agreement with its chief executive officer. The note bears interest at 6% and matures on the earlier of January 1, 2011, or thirty days following the Company's completion of additional equity financing in an amount in excess of $8 million. At December 31, 2010 and December 31, 2009, $140,457 remained outstanding. In January 2011, the Company did not make the mandatory repayments. As such, the Company was in default of its obligations under the notes. In March 2011, $40,457 of the face value of the note was converted into a new promissory note which bears interest at 6% and matures on the earlier of January 1, 2012, or thirty days following the Company's completion of additional equity financing in an amount in excess of $8 million. The remaining principal of $100,000 was exchanged for a note bearing interest at 8% and maturing on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. In connection with this note, the Company issued warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

8. NOTE PAYABLE—RELATED PARTIES (Continued)

        The Company issued nine convertible subordinated promissory notes to the Chairman of the Company between August 2009 and May 2010. The face value of the notes totaled $850,000 and the notes accrued interest at 12%. In November 2010, the face value of $800,000 of these notes, together with accrued interest, was converted into common shares of the Company. In connection with the extinguishment of one of the notes payable, the Company recognized a loss on extinguishment of debt of $24,063 within the consolidated statement of operations and reclassified the other notes to equity with no impact on the consolidated statement of operations. The remaining face value of $50,000 in notes, together with accrued interest of $1,317 was exchanged in November 2010 for a note bearing interest at 8% and maturing on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. At December 31, 2010 and 2009, $51,317 and $650,000, respectively, remained outstanding.

        In connection with one of the notes issued in 2009, the Company issued 1,587 warrants at either $4.73 per common share, or in the event of a Financing Event or Qualified Equity Round as defined in the notes, at prices paid by the investors in the Financing Event or Qualified Equity Round. The warrants are not separately transferable. The Company allocated the debt proceeds between the debt and warrants based on the fair value of warrants, resulting in a debt discount of $3,351 which was amortized over the life of the notes to interest expense within the consolidated statement of operations. In connection with the note issued in 2010, the Company issued warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. These warrants expire on November 15, 2015. The Company allocated the debt proceeds between the debt and warrants based on the fair value of each warrant, resulting in a debt discount of $18,489, which is being amortized over the terms of the notes to interest expense within the consolidated statement of operations.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9. DEBT

        Long-term debt consisted of the following at December 31:

	2010	2009
Senior Secured Notes		$1,298,813
2009 Convertible Debt Offering	$900,000	1,000,000
2010/2011 Convertible Debt Offering	3,037,152
Promissory Notes Payable	1,162,800	409,388
Convertible Debenture with Empire State Development Small Business Investment Fund		500,000
Convertible Note Payable		25,000
Note payable in monthly installments of $4,936, plus interest at 5.72%, through September 2010		38,650
Note payable in monthly installments of $5,531, including interest through August 2011	37,991
Note payable in monthly installments of $707, including interest through June 2012. This note is collateralized by software licenses.	10,577	16,340
Note payable in monthly installments of $677, including interest through March 2011	2,666

	5,151,186	3,288,191
Less debt discount	(1,097,647)	(5,232)

	4,053,539	3,282,959

Current portion of long-term debt	1,049,792	1,828,116
Less current portion of debt discount		(5,232)

Current portion of long-term debt—net of debt discount	1,049,792	1,822,884

Long-term debt—net of discount and current portion	$3,003,747	$1,460,075

        Senior Secured Notes—The Company issued senior secured notes to six note holders between April 2003 and October 2003 totaling $1,298,813. The notes accrued interest at rates ranging between 8% and 15%, and were collateralized by a first security interest in certain Company assets including patents and intellectual property. On July 9, 2010, concurrent with the closing of the Company's bank line-of-credit arrangement, the Company repaid the senior secured notes. Three holders were paid net amounts after reducing their liability for simultaneous warrant exercises. In lieu of payment of accrued interest, one other holder received a promissory note for the accrued interest associated with the senior secured note.

        In connection with the issuance of the senior secured notes, the Company also issued to the note holders warrants to purchase 642,250 shares of the Company's common stock at an exercise price of $1.88 per share. The Company allocated the debt proceeds between the debt and warrants based on the relative fair value of each financial instrument, resulting in a debt discount which was amortized over the terms of the notes to interest expense within the consolidated statement of operations. During 2010, 586,249 warrants were exercised and the remainder expired unexercised.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9. DEBT (Continued)

        Subsequent to the original issuance, three of the notes were modified and the maturity dates were extended. In conjunction with this modification, the Company issued additional stock purchase warrants for up to 12,221 shares of the Company's common stock at a purchase price equal to the lower of $4.73 per common share, or 85% of the price per common share paid in a financing if the net proceeds from the financing are in excess of ten million dollars.

        Effective January 1, 2009, the Company adopted accounting guidance related to determining whether an instrument (or embedded feature) is indexed to an entity's own stock. In accordance with this guidance, warrants to purchase 12,221 shares of common stock were determined to no longer be indexed to the Company's stock and, therefore, were no longer classified as equity. This determination was based on the warrant exercise price being contingent on the occurrence of a specified event. This resulted in a reclassification of $18,014 from additional paid-in capital to a warrant liability.

        Convertible Subordinated Promissory Notes ("2009 Convertible Debt Offering")—The Company issued convertible notes between August 2008 and June 2010 at interest rates ranging between 10% and 12%. In connection with certain of these notes, the Company issued warrants to purchase up to 7,090 common shares at either $4.73 per common share, or in the event of a financing event or qualified equity round, as defined, at the price paid by investors in the financing event or qualified equity round. In November 2010, holders representing principal amounts of $2.0 million converted their subordinated notes and associated accrued interest into the Company's common stock at a conversion price of $4.61 per share. For certain of the converted notes, the Company recognized a loss on extinguishment of debt of $25,837 within the consolidated statement of operations and reclassified the other notes to equity with no impact on the consolidated statement of operations. One of the remaining notes matured on January 1, 2011 and the Company did not make the required payments. The holder exchanged the amounts due under the 2009 Convertible Debt Offering for the 2010/2011 Convertible Debt Offering notes discussed below. The two remaining convertible notes mature December 31, 2011.

        Effective January 1, 2009, the Company adopted accounting guidance related to determining whether an instrument (or embedded feature) is indexed to an entity's own stock. In accordance with this guidance, warrants to purchase 7,090 shares of common stock were determined to no longer be indexed to the Company's stock and, therefore, were no longer classified as equity. This determination was based on the warrant exercise price being contingent on the occurrence of a specified event. As a result of adopting this accounting guidance, the Company eliminated $7,603 from additional paid-in capital and recorded a warrant liability at January 1, 2009 of $5,055. The remaining difference was recorded as a cumulative effect from the adoption of accounting principle in the amount of $2,548.

        Convertible Promissory Notes ("2010/2011 Convertible Debt Offering")—The Company issued convertible promissory notes to new investors during November 2010 totaling $2,075,000 and in January 2011 totaling $1,750,000. In addition, The Empire State Development Small Business Investment Fund exchanged their convertible debenture plus accrued interest, totaling $962,000 for 2010/2011 Convertible Debt Offering notes. The notes bear interest at 8% and mature on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. The notes are automatically convertible into common stock upon the consummation of an underwritten initial public offering of at least $10 million at a conversion price equal to 70% of the price per share in an initial public offering, as defined in the agreement.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9. DEBT (Continued)

        These securities are entitled to certain rights and damages in the event that the Company does not complete an initial public offering, or similar financing event per the terms of the agreement, by July 12, 2011. More specifically, the interest rate of the notes would increase to 9% and the conversion price would be reduced by 5% each month until an offering is completed. In addition, holders of these securities are entitled to a cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until the Company completes and initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount.

        The Company also issued to all 2010/2011 Convertible Debt Offering participants warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. These warrants expire on November 15, 2015. The Company allocated the debt proceeds between the debt and warrants based on the relative fair value of each financial instrument, resulting in a debt discount of $1,097,647 which is being amortized over the terms of the notes to interest expense within the consolidated statement of operations.

        The Company has corrected its classification of the debt discount on the Consolidated Balance Sheet as of December 31, 2010 to present $587,810 as long-term, in order to report the full discount as a direct deduction from the carrying amount of the related long-term debt.

        Convertible Debenture with the Empire State Development Small Business Investment Fund —Prior to 2007, the Company had issued a convertible debenture, as amended, to the Empire State Development Small Business Investment Fund in the amount of $500,000 which accrued interest at 12%. In connection with this debenture, the Company issued warrants to the holder to purchase up to 100,000 shares of preferred stock at an exercise price equal to the lower of either $2.00 per share, or, if the Company has completed a public offering for the sale of its securities on a listed exchange, the lowest per share trading price during the ninety day period prior to the date of the holders' exercise of the warrant. In June 2010, the Company and the holder entered into a promissory note which converted $135,000 of accrued interest related to the Convertible Debenture into one of the Company's Convertible Subordinated Promissory Notes. In November of 2010, the holder converted the principal of the new subordinated promissory note and associated accrued interest into the Company's common stock at a conversion price of $4.61 per share. The Company reclassified this amount to equity with no impact on the consolidated statement of operations. Also in November 2010, the convertible debentures, together with the remaining accrued interest, was exchanged for the Company's Convertible Debt Offering notes.

        Effective January 1, 2009, the Company adopted accounting guidance related to determining whether an instrument (or embedded feature) is indexed to an entity's own stock. In accordance with this guidance, the above warrants to purchase 100,000 shares of preferred stock were determined to no longer be indexed to the Company's stock, and therefore, were no longer classified as equity. This determination was based on the warrant exercise price being contingent on the occurrence of a specified event. As a result of adopting this accounting guidance, the Company eliminated $328,928 from additional paid-in capital and recorded a warrant liability at January 1, 2009 of $128,676. The

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9. DEBT (Continued)

remaining difference was recorded as a cumulative effect from the adoption of accounting principle in the amount of $200,252 within the consolidated statements of stockholders' deficit.

        Promissory Notes—The Company has four promissory notes outstanding which accrue interest at 10%. The entire principal balance including accrued interest was due December 30, 2008. Two of the notes contain a conversion right into common shares of the Company at a conversion price of $2.00. The holders may convert, at their option, at any time in which the notes remain outstanding. The Company has two additional notes outstanding which do not accrue interest. Two of the notes remain outstanding and are currently in default.

        In March 2011, a portion of two of the promissory notes were exchanged for notes bearing interest at 8% and maturing on the earlier of November 15, 2012, or such earlier date as may be required by acceleration, conversion or otherwise as defined in the agreement. In connection with these notes, the Company issued warrants to purchase shares of the Company's common stock at a price of $6.17 per share in an amount equal to 70% of the principal of the note divided by either the price of an initial public offering, the price of a non-qualified financing or the equity value per share, or, in the event none of these transactions occur by November 15, 2012, $6.17, as defined by the agreement. As such, these notes have been reclassified to long-term as of December 31, 2010. The remaining balance of the two notes remains outstanding and is currently in default.

        Convertible Note Payable—The Company had a convertible note payable outstanding bearing interest at 18% which was in default prior to the holder converting the note and accrued interest into the Company's common stock in November 2010 at a conversion price of $4.61 per share. In connection with the extinguishment of the Convertible Note Payable, the Company recognized a loss on extinguishment of debt of $25,975 within the consolidated statement of operations.

        Future Principal Payments—Future scheduled payments on long-term debt are as follows at December 31, 2010:

2011	$1,049,792
2012	3,795,188
2013	153,103
2014	153,103

$5,151,186

10. INCOME TAXES

        Because the Company has incurred net losses, and has provided a full valuation allowance against deferred tax assets, its tax provision is zero for the years ended December 31, 2010 and 2009.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

10. INCOME TAXES (Continued)

        The differences between income taxes computed using the statutory U.S. federal income tax rate and the provision (benefit) for income taxes were as follows:

	2010		2009
Pre-tax net loss		$(4,302,917)		$(4,051,351)

Amount computed using the Statutory U.S. federal rate		$(1,462,991)		$(1,377,459)
State taxes-net of federal benefit				(165,327)
Increase (reduction) in taxes resulting from Valuation allowance		1,147,226		1,591,396
Loss on extinguishment of debt		25,798
Fair value adjustment of warrants		24,836		62,251
Interest on debt treated as equity		170,973		113,754
Stock-based compensation—ISO		192,460
Other		(98,302)		(224,615)

Provision (benefit) for income taxes	$		$

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2010 and 2009 are as follows:

	2010		2009
Current deferred tax asset:
License fee		$118,431		$135,401
Deferred revenue		1,021		2,906
Prepaid fees		65,041
Other		32,901		28,518

		217,394		166,825
Valuation allowance		(217,394)		(166,825)

Net current deferred tax asset	$		$

Noncurrent deferred tax asset:
License fee				135,399
Stock based compensation		698,477		1,768,772
Net operating loss		4,834,324		4,623,468
Other		3,140		35,850

		5,535,941		6,563,489
Valuation allowance		(5,535,941)		(6,563,489)

Net noncurrent deferred tax asset	$		$

Total	$		$

        The Company has performed the required assessment of positive and negative evidence regarding the realization of deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred income tax assets and liabilities, estimates of projected future taxable income and tax planning strategies.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

10. INCOME TAXES (Continued)

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the Company's historical net losses, management does not believe that it is more likely than not that the Company will realize the benefits of these deferred tax assets and, accordingly, a full valuation allowance has been recorded against the deferred tax assets as of December 31, 2010 and 2009.

        As a result of certain realization requirements of Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation, the Company's deferred tax assets at December 31, 2010 do not include approximately $316,000 of excess tax benefits from the exercise of nonqualified options that are a component of the Company's NOL carryovers. Equity will be increased by approximately $122,000 if and when such deferred tax assets are ultimately realized for federal income tax purposes. The Company uses ordering pursuant to ASC Topic 740, Income Taxes, for purposes of determining when excess tax benefits have been realized.

        The Company has federal and state net operating loss carryforwards of approximately $14.3 million to offset future taxable income which expire between 2012 and 2030. Any future equity raise by the Company may result in an ownership change, which under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, may limit the use of these net operating losses.

        The Company did not record interest and penalties related to unrecognized tax benefits in 2010 or 2009.

        The following table sets forth a rollforward of the Company's total uncertain tax positions:

	Years Ended December 31,
	2010	2009
Balance at January 1	$406,545	$406,545
Additions based on tax positions related to the current year
Additions for tax positions of prior years

Balance at December 31	$406,545	$406,545

        The Company does not anticipate significant increases or decreases in its uncertain tax positions within the next twelve months.

        The Company files a U.S. federal income tax return for which the statute of limitations remains open for the 2007 tax year and beyond. U.S. state jurisdictions have statutes of limitations ranging from 3 to 6 years. Currently, we do not have any returns under examination

11. RESEARCH AGREEMENT

        The Company entered into a sponsored research, clinical trials and license agreement with Massachusetts General Hospital (the "Institution"). Under the terms of the agreement, the Institution performed research and clinical trials for the diagnostic products being developed by the Company. The Company owns the information developed as a result of this research. During 2009, the agreement was

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

11. RESEARCH AGREEMENT (Continued)

terminated and all licenses and rights granted under the agreement were terminated. As settlement of all past due obligations under the agreement, the Company agreed to transfer two diagnostic instruments. The Company recognized a gain on this settlement in the amount of $85,049 during the year ended December 31, 2009 and the Company has no further liability.

12. NET LOSS PER COMMON SHARE DATA

        The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per common share, as well as a reconciliation of the numerator and denominator used in the computation:

	Year Ended December 31,
	2010	2009
Net loss	$(4,302,917)	$(4,051,351)

Net loss attributable to common stockholders	$(4,302,917)	$(4,051,351)

Denominator:
Weighted-average common shares outstanding	1,780,832	1,571,245

Basic and diluted net loss per common share	$(2.42)	$(2.58)

        The weighted-average common shares outstanding above includes 133,333 shares underlying exercisable options nominally priced at $0.02 per share.

        The following equivalent shares were excluded from the calculation of diluted loss per share as their impact would have been anti-dilutive:

	Year Ended December 31,
	2010	2009
Options to purchase Common Stock	2,594,032	1,156,099
Warrants	560,085	819,815
Restricted stock	255,555	205,555
Convertible Notes (as converted basis)	7,495	13,051
Convertible Preferred Stock (as converted basis)	1,931,067	1,931,067

        In addition to the convertible note above, equivalent shares resulting from the potential conversion of the Company's 2010/2011 Convertible Debt Offering notes have been excluded from the calculation of the diluted loss per share, as the conversion price is contingent upon the price of the Company's shares issued in an initial public offering.

13. COMMITMENTS AND CONTINGENCIES

        The Company leases its operating facility through February, 2012. Rent expense was approximately $155,362 and $116,228 for the years ended December 31, 2010 and 2009, respectively, under the terms of this and previous lease agreements.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

13. COMMITMENTS AND CONTINGENCIES (Continued)

        Minimum future lease payments are as follows at December 31, 2010:

2011	$161,020
2012	24,932

$185,952

14. EQUITY

        Preferred and Common Shares—In June 2010, the Company amended its Certificate of Incorporation to increase the number of shares of Common Stock that the Company has authority to issue from 12,000,000 shares to 60,000,000 shares and to increase the number of shares of Series Preferred Stock that the Company has authority to issue from 6,000,000 shares to 10,000,000 shares. As of December 31, 2010 and 2009, 3,005,492 and 1,403,438 shares of common stock, 2,258,745 shares of Series A Preferred Stock and 637,921 shares of Series B Preferred Stock were issued and outstanding, respectively.

        In addition, the amended Certificate of Incorporation provides for the issue of up to 70,000,000 shares, consisting of 60,000,000 shares of Common Stock, par value of $0.01 per share, and 10,000,000 shares of Series Preferred Stock, par value $0.05 per share. All shares of the Company's common stock are equal in rank and have the same voting, dividend and liquidation rights. No shares have preemptive rights.

        Preferred stockholders shall be entitled to receive dividends when and as declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on the common stock. No dividend shall be paid on the common stock unless all declared but unpaid dividends on the preferred stock have been paid.

        In the event of any liquidation or dissolution of the Company, the holders of the Series B preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Series A preferred stock and common stock, an amount per share equal to the original purchase price of such shares plus any declared but unpaid dividends. If the assets of the Company are insufficient to pay holders of the Series B preferred stock the full amount to which they are entitled, the holders shall share ratably in any distribution of the assets that is available. Any remaining funds available for distribution will be distributable first to the Series A preferred stockholders in an amount equal to the original purchase price of such shares plus any declared but unpaid dividends, and then to the common stockholders in an amount equal to the original purchase price of such shares plus any declared but unpaid dividends. After all of the aforementioned distributions have been paid, the remaining assets of the Company available for distribution to the shareholders shall be distributed among the shareholders on a pro rata basis.

        The Company has corrected its parenthetical disclosure of the liquidation values of the Series A and B Preferred Stock on the Consolidated Balance Sheet as of December 31, 2010 to reflect the amount equal to the original purchase price of such shares of Series A Preferred Stock and Series B Preferred Stock, which represents the liquidation value based on the terms of the preferred stock.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

14. EQUITY (Continued)

        Each share of preferred stock is convertible at the option of the holder thereof at any time into common stock on a share for share basis. In addition, the preferred stock is convertible into common stock on a share for share basis at the option of the Company at any time on or after 90 days following the closing of the sale of the Company's common stock in an underwritten public offering, where the aggregate offering price equals or exceeds $5,000,000.

        Stock-Based Awards—In June of 2010, the Company's stockholders approved a Stock Option Plan (the 2010 Plan), pursuant to which options including incentive and nonqualified options for its common stock and shares of restricted stock may be granted to employees, directors and consultants of the Company. The 2010 Plan also allows for stock awards to be granted a right to receive shares of stock in the future. The Company reserved 2,666,666 common shares for the 2010 Plan and at December 31, 2010, there were 1,990,000 shares reserved for future grants. As of December 31, 2010, there were options for the purchase of up to 643,333 shares and 33,333 shares of restricted stock outstanding under the 2010 Plan. Under the terms of the awards, equity grants for employees generally vest based on three years of continuous service and equity grants for directors and consultants vest over their respective remaining term as of the date of grant. Restricted stock grants generally cliff vest after three years and stock-based awards generally have 10-year contractual terms. The Company does not capitalize any expense related to the stock option awards.

        The Company also has options and restricted stock outstanding under a Stock Option Plan approved by stockholders during 2007 (the 2007 Plan) and options to purchase common shares outstanding under a Stock Option Plan approved by stockholders during 2000 (the 2000 Plan). Under the terms of the awards under these two plans, equity grants for employees generally vest based on three years of continuous service and equity grants for directors and consultants vest over their respective remaining term as of the date of grant. As of December 31, 2010, options to purchase common shares of 1,366,666 and 584,032 were outstanding under the 2007 Plan and the 2000 Plan, respectively, with an additional 300,000 shares of restricted stock outstanding under the 2007 Plan. As of December 31, 2010, no shares were reserved for future grants under the 2007 Plan or the 2000 Plan. In addition, the Company authorized 133,333 options outside of a stock option plan. These options are fully vested, exercisable at $0.02 per share, and expire on July 1, 2012.

        The Company recognizes the expense related to stock option awards on a straight-line basis over the service period. Stock-based compensation expense recognized in the statement of operations is as follows:

	Year Ended December 31,
	2010	2009
Cost of revenue	$6,007	$48,919
General and administrative	1,201,142	1,269,213
Sales and marketing	81,639	134,099
Engineering, research and development	122,145	234,317

	$1,410,933	$1,686,548

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

14. EQUITY (Continued)

        A summary of option activity under the Plan and changes during the periods ended are presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2009	1,289,432	2.37
Outstanding at December 31, 2009	1,289,432	2.37
Granted	1,550,000	5.42
Exercised	(78,733)	0.90
Forfeited or expired	(33,333)	3.23

Outstanding at December 31, 2010	2,727,366	4.14	7.60 years	5,670,663

Vested or expected to vest at December 31, 2010	2,672,818	4.14	7.60 years	5,557,250

Exercisable at December 31, 2010	1,176,254	2.45	4.93 years	4,426,346

        The total intrinsic value of stock options exercised during the year ended December 31, 2010 was approximately $379,173. These stock options exercised were "net exercises," pursuant to which the optionee received shares of common stock equal to the intrinsic value of the options (fair market value of common stock on date of exercise less exercise price) reduced by any applicable withholding taxes.

        The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$0.02 - 0.23	254,800	1.6 years	$0.12	254,800	1.6 years	$0.12
0.28 - 1.88	16,667	2.6 years	1.88	16,667	2.6 years	1.88
3.00 - 3.23	905,899	5.9 years	3.12	904,787	5.9 years	3.12
4.94	973,333	9.4 years	4.94
6.24	576,667	10.0 years	6.24

	2,727,366			1,176,254

        The Company determines the fair value of each option award on the date of grant using the Black-Scholes option pricing model. The determination of fair value using the Black-Scholes option pricing model requires a number of complex and subjective variables. Key assumptions in the Black-Scholes option pricing model include the value of the common stock, the expected term, expected volatility of the stock, the risk-free interest rate, and estimated forfeitures. The Company determined the fair value of its common stock after considering valuations prepared for the Company's management by an independent valuation specialist. The expected term is estimated by using the actual contractual term of the awards and the length of time for the employees to exercise the awards. Management determined that, as a private company, it was not practicable to estimate the volatility of our stock price, based on our low frequency of price observations. Therefore, expected volatilities were

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

14. EQUITY (Continued)

based on a volatility factor computed based upon an external peer group analysis of publicly traded companies. The analysis provided historical volatilities of the public company comparables and developed an estimate of expected volatility for the Company. The risk-free interest rate was based on the implied yield available at the time the options were granted on U.S. Treasury zero coupon issues with a remaining term equal to the expected term of the option. Estimated forfeitures are based on historical data, as well as management's current expectations. The expected dividend yield is 0% for all periods presented, based upon the Company's historical practice of not paying cash dividends on its common stock.

        The weighted-average grant date fair value of options granted during the year ended December 31, 2010 was $5.42. The following assumptions were used to estimate the grant date fair value of options granted during the year ended December 31, 2010 using the Black-Scholes option pricing model. There were no options granted during the year ended December 31, 2009.

2010
Risk free interest rate	2.6%
Expected dividend yield	0%
Expected term (in years)	6.5
Expected volatility	70%
Pre-vesting forfeiture rate	2%

        As of December 31, 2010 and 2009, there was $4.7 million and $533,644, respectively, of total unrecognized compensation cost related to stock option arrangements granted under the Plan. As of December 31, 2010, the unrecognized cost is expected to be recognized over a weighted average period of 2.7 years.

        The Company determines fair value of its restricted stock based on the common stock value on the date of grant. The following table summarizes the Company's restricted stock activity:

	Number of Shares	Weighted-Average Fair Value
Nonvested at January 1, 2009	205,555	$5.97
Granted
Vested
Forfeited

Nonvested at December 31, 2009	205,555	$5.97
Granted	50,000	$5.76
Vested
Forfeited

Nonvested at December 31, 2010	255,555	$6.02

        The total intrinsic value of nonvested restricted stock as of December 31, 2010 and 2009 was approximately $2,070,000 and $1,759,500, respectively. At December 31, 2010 and 2009, there was $462,477 and $474,925, respectively, of total unrecognized compensation cost related to restricted stock

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

14. EQUITY (Continued)

granted under the Plan. As of December 31, 2010, the unrecognized cost is expected to be recognized over a weighted average period of 2.2 years.

        Stock Warrants—Under the terms of various agreements, the Company has issued warrants for the purchase of common and preferred shares. Warrants are exercisable at the grant date and generally expire 2 to 10 years from the date of the grant.

        Changes in the status of outstanding warrants are summarized as follows:

	Common Shares	Common Shares Weighted-Average Exercise Price	Preferred Shares	Preferred Shares Weighted-Average Exercise Price
Outstanding at January 1, 2009	747,117	$2.10	100,000	$2.00
Issued	6,032	$4.73
Exercised
Expired

Outstanding at December 31, 2009	753,149	$2.12	100,000	$2.00

Outstanding at January 1, 2010	753,149	$2.12	100,000	$2.00
Issued	372,171	$6.20
Exercised	(609,235)	$1.92
Expired	(22,666)	$3.99

Outstanding at December 31, 2010	493,419	$5.37	100,000	$2.00

        At the measurement date, the Company estimated the fair value of each warrant using the Black-Scholes option pricing model. The following assumptions were used:

	2010	2009
Risk free interest rate	0.27% - 2.55%	3.74% - 4.40%
Expected dividend yield	0%	0%
Expected term (in years)	1.0 - 5.0	2.0 - 2.3
Expected volatility	70%	70%

15. GRANT REVENUE

        The Company has received several grants which provide funding up to $4.2 million, a portion of which is sub-contracted to University of Rochester in Rochester, New York. The funds are used to evaluate and develop diagnostic instruments and technology. The remaining grant currently expires in April 2011 and substantially all of this grant has been recognized through December 31, 2010. Funding received under these grants is recognized as expenses provided for under the grants are incurred.

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

16. NON-PRODUCT REVENUE

        The Company entered into distribution and supply agreements with a European distributor in 2006, under which the Company granted an exclusive, irrevocable, fully paid up and royalty-free license to use the Company's dermatologic imaging systems and software, including telemedic software used in the dermatologic and other medical fields, in defined geographic areas for a fee of $1,750,000. A supply agreement with a five year term was entered into at the same time as the license agreement. As such, the license amount is being recognized on a straight-line basis over a period of five years.

17. RETIREMENT PLAN

        The Company sponsors a defined contribution plan. All contributions are at the discretion of the Company. No Company contributions were made during the years ended 2010 and 2009.

18. SEGMENT INFORMATION

        The Company operates in one operating segment—the research, development and sale of medical devices to diagnose skin cancer. The Company's chief operating decision maker reviews financial information for the Company as a whole for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets of the Company are in the United States. Sales for each significant geographical area are as follows:

	Year Ended December 31,
	2010	2009
United States	12%	18%
Europe	56	48
China	9	14
Japan	8	9
Australia	12	2
Other	3	9

	100%	100%

19. RELATED PARTIES

        The Company had the following transactions with related parties.

        A member of the Board of Directors (152,400 common shares, including 50,000 restricted common shares) through his business provided legal/consulting services to the Company in the amount of $140,327 and $52,298 for the years ended December 31, 2010 and 2009, respectively.

        A shareholder (362,793 of common shares), pursuant to its limited guaranty of our credit facility, placed $2.0 million on deposit with the Company's lender upon closing in July 2010. In consideration for this arrangement, the Company recognizes $100,000 in fees per quarter (prorata for the initial partial quarter) to be paid after an initial public offering, or to be converted into common stock at a discount of 30% from an initial public offering price. At December 31, 2010, the Company had approximately $191,000 accrued for this liability. If the Company does not complete a public offering before July 9, 2011, the Company will be obligated at that date to pay the shareholder an amount

LUCID, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

19. RELATED PARTIES (Continued)

equal to the pledged funds, together with the amount of the accrued fee at that date; the Company could recoup the amount attributable to the pledged funds when and if our lender releases the limited guaranty and the funds in the pledged account.

        A shareholder (8,475 preferred A shares and 102,690 common shares) sold raw material parts/supplies to the Company in the amount of $40,950 and $40,638 for the years ended December 31, 2010 and 2009, respectively.

        Shareholders (17,020 preferred shares) through their business sold raw material parts/supplies to the Company in the amount of $46,112 and $20,468 for the years ended December 31, 2010 and 2009, respectively.

        A shareholder (12,500 preferred A shares and 14,990 common shares) through his business sold supplies to the Company in the amount of $33,030 and $30,855 for the years ended December 31, 2010 and 2009, respectively.

        A shareholder (26,683 common shares) through his business sold raw material parts/supplies to the Company in the amount of $8,838 and $10,001 for the years ended December 31, 2010 and 2009, respectively.

        A shareholder (2,293 common shares) through his business provided consulting/outsourced services to the Company in the amount of $38,132 and $54,314 for the years ended December 31, 2010 and 2009, respectively.

        A shareholder (400 common shares) through his business provided consulting/outsourced services to the Company in the amount of $192,976 and $284,438 for the years ended December 31, 2010 and 2009, respectively.

        Two shareholders (8,104 common shares) through their business provided consulting/outsourced services to the Company in the amount of $188,427 and $93,107 for the years ended December 31, 2010 and 2009, respectively.

20. SUBSEQUENT EVENTS

        The Board of Directors of the Company has approved a 1.5 to 1 reverse stock split of the Company's common stock, which will take place prior to the effective date of the registration statement. All shares, stock options, warrants to purchase common stock and per share information presented in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented. The Company will make a cash payment to shareholders for all fractional shares which would otherwise be required to be issued as a result of the stock split. There will be no change in the par value of the Company's common stock. The ratio by which shares of preferred stock are convertible into shares of common stock will be adjusted to reflect the effects of the reverse stock split.

*****

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee and the FINRA and Nasdaq filing fees, all amounts are estimates.

Item	Cost
Securities and Exchange Commission Registration Fee	$3,338
FINRA filing fee	$3,375
Nasdaq filing fee	$50,000
Accountants' Fees and Expenses	$525,000
Legal Fees and Expenses	$240,000
Miscellaneous	$208,359
Total Expenses	$1,030,072

*
To be completed by amendment.

ITEM 14.    Indemnification of Directors and Officers.

        Our officers and directors are indemnified pursuant to agreements we have entered into with them and as provided by the New York Business Corporation Law (NYBCL), by our restated certificate of incorporation, and by our amended and restated bylaws.

        We have entered into indemnification agreements with each of our officers and directors. Pursuant to these agreements, we have agreed to indemnify each of our officers and directors for liabilities arising out of any action or threatened action to which such officer or director is made a party by reason of the fact that he or she is or was an officer or director of our company, or served an affiliated entity in any capacity.

        Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described above may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders.

        In addition, the NYBCL permits the advancement of expenses to directors and officers relating to the defense of any proceeding upon receipt of his or her commitment to repay such amounts to the extent he or she is ultimately found not entitled to be indemnified.

        The indemnification provisions contained in the NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation's certification of incorporation or bylaws, or, when authorized by the corporation's certificate of incorporation or bylaws, by any agreement, by any vote of shareholders or disinterested directors, or otherwise.

        Our restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent authorized by the NYBCL. In addition, as permitted by our charter documents, we maintain directors' and officers' liability insurance under which our directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

        The indemnification provision in our restated certificate of incorporation, amended and restated bylaws and the indemnification agreements to be entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on July 31, 2001
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Lucid, Inc., as filed with the New York Department of State on June 16, 2010
3.3	Amended and Restated Bylaws of Lucid, Inc.
10.8	Form of Indemnification Agreement

ITEM 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding shares of common stock (including debt convertible into shares of common stock), preferred stock and warrants issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

        With respect to the Company's securities described below, all share and per share information has been adjusted to reflect the planned 1.5 to 1 reverse stock split which will become effective prior to the effective date of this prospectus. In addition, all convertible securities described below and certain warrant information reflects an assumed public offering price of $6.50, which is the mid-point of the range set forth on the cover of this prospectus, and reflects interest accrued on convertible debt through September 15, 2011. Additional shares or warrants may be issuable with respect to any interest accrued after September 15, 2011.

  (a)
  Shares Underlying, and Shares Issued Pursuant to Exercise of, Stock Options

        Since March 31, 2008, we have (i) granted to our officers, directors and employees options to purchase an aggregate of 1,773,333 shares of our common stock with per share exercise prices ranging from $3.23 to $6.66 under our 2007 Long-Term Incentive Plan and our 2010 Long-Term Equity Incentive Plan, and (ii) issued to our officers, directors and employees an aggregate of 188,855 shares of our common stock at per share exercise prices ranging from $0.63 to $3.23 pursuant to exercises of options granted under our Year 2000 Stock Option Plan, our 2007 Long-Term Incentive Plan and our 2010 Long-Term Equity Incentive Plan.

  (b)
  Shares Issued in Lieu of Cash Payment for Services Rendered

        Since March 31, 2008, we have issued shares of our common stock to certain vendors in lieu of cash payment for services rendered, as follows:

  •
  Between June 4, 2008 and October 16, 2008, we issued 2,293 shares of our common stock, at a per share price of $3.75, in lieu of payment of $8,600 in fees for information technology consulting services rendered.

  •
  On June 5, 2008, we issued 6,667 shares of our common stock, at a per share price of $4.50, as part of a severance agreement with a former employee of Lucid International, Ltd., our U.K. subsidiary.

  •
  On December 31, 2008, we issued 34,230 shares of our common stock, at a per share price of $3.00, to a raw materials vendor upon conversion of the outstanding debt owed to such vendor.

  •
  On May 27, 2010, we issued an aggregate of 4,234 shares of our common stock, at a per share price of $4.94, to a vendor in lieu of payment of $20,884 in fees for the purchase of raw materials.

  •
  On May 27, 2010, we issued an aggregate of 8,105 shares of our common stock, at a per share price of $4.94, to a vendor in exchange for investor relations services rendered.

  •
  On July 9, 2010, Northeast LCD Capital, LLC also pledged cash collateral, in the amount of $2.0 million, to support our obligations under our prior credit facility, which was closed and paid off with the proceeds of the 2011 Credit Facility. As consideration for this pledge and for this entity's limited guarantee, we accrued fees of $413,000, representing fees from July 2010 to July 2011. Upon the closing of this offering, the accrued fees will convert into shares of our common stock at a discount of thirty percent (30%) to the price at which such shares are being sold in this offering.

  (c)
  Restricted Stock Issued to Directors Upon Election to Board of Directors

        Since March 31, 2008, we have issued an aggregate of 116,000 shares of restricted stock to certain of our directors upon their election to our board of directors, as compensation for their service as directors.

  (d)
  Convertible Debt Instruments; Exchanges of Convertible Debt Instruments

        On June 28, 2011, our Board of Directors authorized a capital raise of up to an aggregate amount of $2.0 million (the "July 2011 Convertible Debt Offering"), under which we raised approximately $1.2 million. The principal amount (plus any accrued interest) of the convertible notes that were issued pursuant to the July 2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $6.92 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning January 1, 2012, the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning July 1, 2012, to a reduction in the exercise price of their warrants at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00.

        We raised $3.8 million in total through three rounds of a private placement of our convertible debt securities, with two rounds closing in November 2010 and one round closing in January 2011 (the "2010/2011 Convertible Debt Offering"). This offering was completed in contemplation of a public offering. In addition, existing debt holders exchanged principal and accrued interest of $1.0 million and $700,000 in November 2010 and during the first quarter of 2011, respectively, under the terms of their old debt or accounts payable for new notes under this offering. The principal amount (plus any accrued interest) of the convertible notes that were issued pursuant to the 2010/2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $6.17 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. In addition, the holders of these securities are entitled to certain rights and damages in the event that we do not complete an initial public offering, or similar financing event per the terms of the agreement, subject to the modifications described below. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning July 12, 2011 (the "Issuance Cut-Off Date"), the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning six months after the Issuance Cut-Off Date, to a reduction in the exercise price of their warrants which is currently $6.17, at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00. The holders of the requisite principal amount of notes required to effect a blanket amendment to all notes issued pursuant to the 2010/2011 Convertible Debt Offering have agreed to extend the Issuance Cut-Off Date from July 12, 2011 to January 1, 2012. Accordingly, so long as this offering is completed by January 1, 2012, we do not expect the above-described penalties to be triggered.

        In 2009, we completed a convertible debt offering of convertible notes, which notes are convertible into shares of our common stock at the option of the holder (the "2009 Convertible Debt Offering"); unlike the convertible notes issued in the 2010/2011 Convertible Debt Offering, the convertible notes issued in the 2009 Convertible Debt Offering (the "2009 Convertible Notes") will not be automatically converted into equity upon the completion of this offering. The 2009 Convertible Notes are currently convertible at the option of the holder. However, because the Company's 2010/2011 Convertible Debt Offering is deemed a "Placement" under the terms of the 2009 Convertible Notes, the conversion ratio became tied to the Company's "pre-money valuation" at the time of the 2010/2011 Convertible Debt Offering. This pre-money valuation cannot be calculated, because the value of the securities issued in the 2010/2011 Convertible Debt Offering could not be determined until a public offering price was established. Assuming an offering price of $6.50 per share, which is the mid-point of the range set forth on the cover of this prospectus and further assuming issued and outstanding shares of approximately 9.1 million, the 2009 Convertible Debt Notes will, at the option of the holder, convert into 458,047 shares of our common stock. Additional shares may be issuable with respect to any interest accrued after September 15, 2011.

        During the 2010/2011 Convertible Debt Offering, holders of an aggregate of $1.7 million of our outstanding debt (including principal and accrued interest) exchanged their existing debt instruments for convertible debt instruments, with the same terms and conditions as those issued to investors in the 2010/2011 Convertible Debt Offering. The replacement notes were issued for a principal amount equal to the existing principal amount plus all accrued interest.

        Securities were issued to 17 investors pursuant to the 2010/2011 Convertible Debt Offering, to 6 investors pursuant to the July 2011 Convertible Debt Offering, and to 2 investors pursuant to the 2009 Convertible Debt Offering. A total of 6 other investors elected to exchange their promissory notes (which notes were not related to either convertible debt offering) for notes and warrants issued on the same terms and conditions as the 2010/2011 Convertible Debt Offering.

  (e)
  Common Stock Warrants

        In August and November of 2008, in connection with the issuance of our promissory notes, we issued warrants to purchase 1,587 and 1,058 shares of our common stock, each at an exercise price of $4.73.

        In March and August of 2009, in connection with the issuance of our promissory notes, we issued warrants to these noteholders which entitle them to purchase a number of shares of our common stock equal to the quotient obtained by dividing 10% of the principal amount of the holder's note by the public offering price. These warrants are exercisable at the public offering price.

        In December of 2008, in connection with the issuance of our promissory notes, we issued warrants to purchase 12,221 shares of our common stock at an exercise price equal to 85% of the public offering price.

        Holders of notes issued pursuant to the July 2011 Convertible Debt Offering received warrants to purchase an aggregate of 126,001 shares of our common stock at an exercise price of $6.92;

        Holders of notes issued pursuant to the 2010/2011 Convertible Debt Offering, including holders who exchanged their existing debt into the 2010/2011 Convertible Debt Offering, received warrants to purchase an aggregate of 596,404 shares of our common stock, at an exercise price of $6.17 per share.

        On December 31, 2010, we issued an aggregate of 394,249 shares of our common stock at an exercise price of $1.88 per share to one of our principal stockholders pursuant to exercises of warrants.

        On December 31, 2008, we modified the terms of a warrant by extending its term to January 1, 2015, previously issued to the New York State Foundation for Science, Technology, and Innovation—Small Business Technology Investment Fund on February 1, 2007, to purchase 100,000 shares of our preferred stock.

        In connection with this offering, we have agreed to issue an amount of our common stock equal to 2% of the total number of shares of our common stock sold in this offering (excluding the over-allotment) upon exercise of warrants to be issued to the underwriters upon completion of this offering at an exercise price equal to 120% of the public offering price per share.

        On July 20, 2011, we issued a warrant to our Lender under the 2011 Credit Facility to purchase up to 13,015 shares of our common stock at a price of $6.92 per share.

        We issued warrants to Maxim Partners, LLC to purchase 39,103 shares of our common stock, at an exercise price of $6.78, as a portion of the consideration they received in connection with the 2010/2011 Convertible Debt Offering, and, as required by the terms of our engagement agreement we issued them warrants to purchase an additional 2,476 shares of our common stock, at an exercise price of $7.61, in connection with one of the notes issued pursuant to the July 2011 Convertible Debt Offering.

        We also have a contractual commitment to issue a warrant, under certain circumstances, to the placement agent for our 2009 Convertible Debt Offering (the "2009 Warrant Commitment"). Upon conversion of all or a portion of the 2009 Convertible Debt Notes, the placement agent will be entitled to a warrant to purchase an amount of our common stock equal to 10% of the shares received by the noteholder upon such conversion, at an exercise price equal to 110% of the noteholder's conversion price. This warrant will be exercisable for a period of five years following the conversion of the 2009 Convertible Debt Note to which it relates.

  (f)
  Common Stock Issued Upon Conversion of Convertible Debt

        On July 9, 2010, we issued 214,985 shares of our common stock at per share prices ranging from $1.88 to $3.00 upon the exercise of outstanding warrants, the proceeds of which were used to pay off the senior secured debt owed to the holder of those warrants.

        On November 15, 2010, we issued an aggregate of 663,941 shares of our common stock at a conversion price of $4.61 per share upon conversion into equity of certain of notes issued pursuant to the 2009 Convertible Debt Offering.

        No underwriters were involved in the foregoing issuances of securities. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder ("Regulation D"), or Rule 701 promulgated under Section 3(b) of the Securities Acts as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

        The unregistered securities described above were issued to approximately thirty (30) investors, all of whom were "accredited investors," as defined in Rule 501 of Regulation D, with the exception of a limited number of vendors who accepted shares of our common stock in exchange for services rendered. The recipients of securities in each of these transactions (i) received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration, and (ii) represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

        The securities offered pursuant to the July 2011 Convertible Debt Offering were offered to a limited number of potential investors, all of whom are (i) accredited investors, and (ii) existing equity holders or, in one case, a distributor with whom we have a long-standing relationship, as described in the prospectus.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock, the convertible notes, and the warrants described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and the applicable restrictions on transfer.

ITEM 16.    Exhibits and Financial Statement Schedules.

        The exhibits to this registration statement are listed in the Exhibit Index, attached hereto and incorporated by reference herein.

ITEM 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement No. 333-173555 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 19th day of September, 2011.

LUCID, INC.
By:	/s/ JAY M. EASTMAN, PH.D.
Name: Jay M. Eastman, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement No. 333-173555 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY M. EASTMAN Jay M. Eastman, Ph.D	Director and Chief Executive Officer (Principal executive officer)	September 19, 2011
* Martin J. Joyce	Chief Financial Officer (Principal financial officer and Principal accounting officer)	September 19, 2011
* William J. Shea	Executive Chairman of the Board	September 19, 2011
* Brian Carty	Director	September 19, 2011
* Nancy E. Catarisano	Director	September 19, 2011
* Matthew Cox	Director	September 19, 2011
* L. Michael Hone	Director	September 19, 2011

Signature		Title	Date

* David Lovenheim		Director	September 19, 2011
* Rocco Maggiotto		Director	September 19, 2011
* Ruben King-Shaw, Jr.		Director	September 19, 2011
* Ramey W. Tomson		Director	September 19, 2011
*By:	/s/ JAY M. EASTMAN Jay M. Eastman, as attorney-in-fact

INDEX OF EXHIBITS

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	**	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on July 31, 2001
3.2	**	Certificate of Amendment to Restated Certificate of Incorporation of Lucid, Inc., as filed with the New York Department of State on June 16, 2010
3.3	**	Amended and Restated Bylaws of Lucid, Inc., as adopted December 14, 2010
3.4	**	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on May 6, 2011
4.1	**	Specimen Common Stock Certificate
4.2	**	Specimen Preferred Stock (Series A) Certificate
4.3	**	Specimen Preferred Stock (Series B) Certificate
4.4	**	Form of 2001 Registration Rights Agreement between the Company and holders of the Company's Series B Preferred Stock
4.5	**	Form of Secured Promissory Note, given by the Company in favor of the holders thereof
4.6	**	Form of Security Agreement, given by the Company in favor of holders of its Secured Promissory Notes
4.7	**	Form of Modification and Extension Agreement pertaining to Secured Promissory Note, by and between the Company and holders of its Secured Promissory Notes
4.8	**
Warrant to Purchase Convertible Preferred Stock, issued to the New York State Foundation for Science, Technology, and Innovation—Small Business Technology Investment Fund, as successor in interest by statute to New York Urban Development Corporation d/b/a Empire State Development—Small Business Technology Investment Fund, on February 1, 2007, as modified by the Second Modification and Extension Agreement, dated December 31, 2008
4.9	**	Form of Amended and Restated Common Stock Purchase Warrant—2007
4.10	**	Form of 2008 Common Stock Warrant
4.11	**	Form of 2009 Common Stock Warrant
4.12	**	Form of 2009 Convertible Subordinated Promissory Note, given by the Company in favor of the holders thereof
4.13	**	Form of 2010/2011 Note and Warrant Purchase Agreement, by and between the Company and purchasers of the Company's 2010/2011 Convertible Notes and 2010/2011 Common Stock Warrants
4.14	**	Form of 2010/2011 Convertible Note, given by the Company in favor of the holders thereof
4.15	**	Form of 2010/2011 Common Stock Warrant
4.16	**	Common Stock Warrant Issued to Maxim Partners, LLC on November 15, 2010
4.17	**	Form of 2010 Note Exchange Agreement, between the Company and Certain Holders of the Company's Outstanding Debt
4.18	**†	Form of Stock Option Agreement under the Lucid, Inc. 2010 Long-Term Equity Incentive Plan
4.19	**	Form of April 2007 Fixed Quantity Common Stock Warrant

Exhibit No.		Description of Exhibit
4.20	**	Form of August 2008 Fixed Price Common Stock Warrant
4.21	**	Warrant to Purchase Stock, issued to Square 1 Bank on July 20, 2011
4.22	**	Form of July 2011 Subscription Agreement with 90-Day Lock-Up Period, by and between the Company and Certain Purchasers of the Company's July 2011 Convertible Notes and July 2011 Common Stock Warrants
4.23	**	Form of July 2011 Subscription Agreement with 180-Day Lock-Up Period, by and between the Company and Certain Purchasers of the Company's July 2011 Convertible Notes and July 2011 Common Stock Warrants
4.24	**	Form of July 2011 Convertible Note, given by the Company in favor of the holders thereof
4.25	**	Form of July 2011 Common Stock Warrant
4.26	**	Common Stock Warrant issued to Maxim Partners, LLC on July 27, 2011
4.27	**	Form of November 2008 Fixed Price Common Stock Warrant
5.1	**	Opinion of Harris Beach PLLC
10.1	**†	Lucid, Inc. 2010 Long-Term Equity Incentive Plan
10.2	**†	Lucid, Inc. 2007 Long-Term Incentive Plan
10.3	**†	Lucid, Inc. Year 2000 Stock Option Plan
10.4	**	Colocation License Agreement, by and between the Company and PAETEC Communications, Inc., dated September 4, 2007
10.5	**	Joint Venture Agreement, by and between the Company and Mavig Austria GmbH, an Austrian limited liability company, dated October 2006
10.6	**	Supply Agreement, by and between the Company and Mavig Austria GmbH, an Austrian limited liability company, dated December 2006, and letter amendment thereto, dated May 25, 2011
10.7	**	Promissory Note, given by the Company in favor of Jay M. Eastman, dated March 24, 2011
10.8	**†	Form of Indemnification Agreement by and between the Company and its directors and executive officers
10.9	**	Form of Lucid, Inc. Distribution Agreement
10.10	**	Loan and Security Agreement, entered into as of July 20, 2011, by and between Square 1 Bank and the Company
10.11	**	Intellectual Property Security Agreement, entered into as of July 20, 2011, by and between Square 1 Bank and the Company
10.12	**	Form of Subordination Agreement, given by the Creditors as defined therein in favor of Square 1 Bank
10.13	**	Pledge and Security Agreement, dated July 20, given by Northeast LCD Capital, LLC in favor of Square 1 Bank
10.14	**	Pledge Account Fee Agreement, dated as of July 29, 2011, by and between the Company and Northeast LCD Capital, LLC
10.15	**	Unconditional Guaranty of Jay M. Eastman, dated July 20, 2011, given in favor of Square 1 Bank

Exhibit No.		Description of Exhibit
10.16	**	Unconditional Guaranty of William J. Shea, dated July 20, 2011, given in favor of Square 1 Bank
10.17	**	Form of 90-day Lock-Up and Waiver Agreement, dated May 27, 2011
10.18	**	Form of 180-day Lock-Up and Waiver Agreement, dated May 27, 2011
10.19	**†	Employment Agreement between the Company and Mr. Shea, dated January 11, 2011
10.20	**†	Employment Agreement between the Company and Mr. Joyce, dated March 22, 2011
10.21	**†	Employment Agreement between the Company and Mr. Hone, dated January 11, 2011
10.22	**†	Employment Agreement between the Company and Ms. Davis-McHugh, dated January 11, 2011
10.23	**†	Employment Agreement between the Company and Mr. Fox, dated January 11, 2011
10.24	**†	Employment Agreement between the Company and Mr. Eastman, dated January 11, 2011
10.25	**
Agreement of Lease, dated December 30, 2002, by and between the Company, as Tenant, and Richard K. LeFrois, as Landlord, as amended October 14, 2003, as amended October 14, 2005, as assigned to Hub Properties Trust on December 1, 2007, as amended February 6, 2009, as amended November 4, 2010
10.26	**	Form of Lucid, Inc. Employee Invention, Copyright, Proprietary Information and Conflicts of Interest Agreement
10.27	**	Distributor Agreement, dated September 1, 2004, by and between the Company and Integral Corporation
10.28	**	Distributor Agreement, dated February 8, 2008, by and between the Company and ConBio (China) Co., Ltd.
10.29	*	Form of Lock-Up Agreement
10.30	**	Pledged Account Fee Agreement, dated July 9, 2010, by and between the Company and Northeast LCD Capital, LLC
10.31	**	Amendment No. 1 to Pledged Account Fee Agreement, dated June 16, 2011, by and between the Company and Northeast LCD Capital, LLC
10.32	**	Promissory Note, given by the Company in favor of Dale Crane, dated December 31, 2010
10.33	**	Agreement of Lease, dated August 18, 2011, by and between the Company, as Tenant, and 95 Methodist Hill Drive LLC, as Landlord.
10.34	**	Letter Agreement, dated September 2, 2011, between the Company and Northeast LCD Capital, LLC.
21.1	**	List of Subsidiaries (as of 6/30/2011)
23.1		Consent of Independent Registered Public Accounting Firm
23.2		Consent of Harris Beach PLLC (included in Exhibit 5.1)
23.3	**	Consent of Scott Taylor & Associates.
24.1	**	Power of Attorney
99.1	**	Consent of Chair of Scientific Advisory Board

*
To be filed by amendment.

**
Previously filed.

†
Denotes management contract or compensatory plan or arrangement.